MEZZANINE FACILITY AGREEMENT

dated                  August 2008

for

NDS FINANCE LIMITED
as the Company

arranged by
J.P. MORGAN PLC
and
MORGAN STANLEY BANK INTERNATIONAL LIMITED
as Arrangers

with
J.P. MORGAN EUROPE LIMITED

acting as Facility Agent

and

J.P. MORGAN EUROPE LIMITED

acting as Security Agent

Ref: ADF/SB
Linklaters LLP

CONTENTS

CLAUSE		PAGE

	SECTION 1
	INTERPRETATION
1.	Definitions and Interpretation	1
	SECTION 2
	THE FACILITY
2.	The Facility	47
3.	Purpose	48
4.	Conditions of Utilisation	48
	SECTION 3
	UTILISATION
5.	Utilisation - Loans	51
6.	Redenomination	52
	SECTION 4
	Repayment, Prepayment and Cancellation
7.	Repayment	54
8.	Illegality, Voluntary Prepayment and Cancellation	54
9.	Mandatory Prepayment	57
10.	Restrictions	62
	SECTION 5
	COSTS OF UTILISATION
11.	Interest	64
12.	Interest Periods	65
13.	Changes to the Calculation of Interest	66
14.	Fees	67
	SECTION 6
	ADDITIONAL PAYMENT OBLIGATIONS
15.	Tax Gross-Up and Indemnities	68
16.	Increased Costs	74
17.	Other Indemnities	75
18.	Mitigation by the Lenders	76
19.	Costs and Expenses	76
	SECTION 7
	GUARANTEE
20.	Guarantee and Indemnity	78
	SECTION 8
	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
21.	Representations	82
22.	Information Undertakings	87
23.	Financial Covenants	93
24.	General Undertakings	109
25.	Events of Default	123

(i)

	SECTION 9
	CHANGES TO PARTIES
26.	Changes to the Lenders	129
27.	Changes to the Obligors	134
	SECTION 10
	THE FINANCE PARTIES
28.	Role of the Facility Agent, the Arranger, the Issuing Bank and Others	138
29.	Conduct of Business by the Finance Parties	144
30.	Sharing among the Finance Parties	144
	SECTION 11
	ADMINISTRATION
31.	Payment Mechanics	146
32.	Set-Off	148
33.	Notices	148
34.	Calculations and Certificates	151
35.	Partial Invalidity	151
36.	Remedies and Waivers	151
37.	Amendments and Waivers	151
38.	Counterparts	153
39.	US Patriot Act	154
	SECTION 12
	GOVERNING LAW AND ENFORCEMENT
40.	Governing Law	155
41.	Enforcement	155

THE SCHEDULES

(ii)

THIS AGREEMENT is dated         August 2008 and made between:

(1)	NDS FINANCE LIMITED (registration number 06617193) (the "Company" and the "Original Borrower");

(2)	THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Parties) as original guarantors (the "Original Guarantors");

(3)	J.P. MORGAN PLC and MORGAN STANLEY BANK INTERNATIONAL LIMITED as mandated lead arrangers (whether acting individually or together, the "Arranger");

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as original lenders (the "Original Lenders");

(5)	J.P. MORGAN EUROPE LIMITED as agent of the other Finance Parties (the "Facility Agent"); and

(6)	J.P. MORGAN EUROPE LIMITED as security agent for the Secured Parties (the "Security Agent").

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Accession Letter" means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

"Accounting Principles" means US GAAP.

"Acquisition" means the acquisition by Permira of shares in the Parent by means of a scheme of arrangement.

"Acquisition Costs" means all non-periodic fees, costs and expenses, stamp, registration and other taxes incurred or required to be paid by any member of the Group in connection with the Transaction, any Permitted Acquisition, any reorganisation permitted under paragraph (c) of the definition of Permitted Transaction or the Transaction Documents or the refinancing of any indebtedness in the Group at Closing.

"Acquisition Sub-Limit" has the meaning given to it in the Senior Facilities Agreement.

"Additional Borrower" means a company which becomes a Borrower in accordance with Clause 27 (Changes to the Obligors).

"Additional Cost Rate" has the meaning given to that term in Schedule 4 (Mandatory Cost Formulae).

"Additional Guarantor" means a company which becomes a Guarantor in accordance with Clause 27 (Changes to the Obligors).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Ancillary Facility" has the meaning given to it in the Senior Facilities Agreement.

Anti-Terrorism Laws" means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation administered by OFAC, and any similar law enacted in the United States after the date of this Agreement.

"Approved Bank" means:

(a)	a Lender;

(b)	First International Bank of Israel, United Mizrahi Bank, Bank Hapoalim and Bank Leumi in the context of the operation of the Israeli part of the Group's business only;

(c)
any bank or financial institution which has a rating for its long-term debt obligations of A or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Aa1 or higher by Moody's Investor Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(d)	any other bank or financial institution approved by the Facility Agent (acting reasonably).

"Auditors" means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche (or any amalgamation of the same or their successors) or such other firm of international repute approved by the Facility Agent (acting reasonably).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the earlier of:

(a)	the date on which the Scheme lapses or is withdrawn;

(b)	15 days after Closing; and

(c)	27 February 2009.

"Available Amount" has the meaning given to that term in Clause 24.37 (Baskets).

"Available Commitment" means a Lender's Commitment under the Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loan; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Loans that are due to be made on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Base Case Model" means the financial model including profit and loss, balance sheet and cashflow projections in the agreed form relating to the Group (for these purposes assuming completion of the Acquisition).

"Base Currency" means dollars.

"Base Currency Amount" means in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation as adjusted to reflect the repayment, prepayment, consolidation or division of a Utilisation.

"Big Four Accountants" means PricewaterhouseCoopers, Ernst & Young, KPMG and Deloitte & Touche or another accountant of international repute approved by the Facility Agent (acting reasonably).

"Blocked Account" means the Group Blocked Account or the Lender Blocked Account.

"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

"Borrower" means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 27 (Changes to the Obligors).

"Borrowings" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Break Costs" means the amount (if any) by which:

(a)
the interest (but, for the avoidance of doubt, excluding any Margin and any Mandatory Cost) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Budget" means:

(a)	in relation to the period beginning from Closing to 30 June 2009, the Base Case Model to be delivered by the Company to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any budget delivered by the Parent to the Facility Agent in respect of that period pursuant to paragraph (a) of Clause 22.4 (Budget).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York, and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

"Capital Expenditure" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Capital Reduction" has the meaning given to it in Clause 3.1 (Purpose).

"Capital Reduction Documents" means the documents relating to the Capital Reduction.

"Cash" means cash in hand (or in transit or in tills or payments made by cheques or debit cards or credit cards which are yet to be received in cleared funds) and credit balances or amounts on deposit with an Approved Bank which are freely transferable and freely convertible and accessible by a member of the Group within 90 days or held in a blocked account and not subject to any Security (other than one arising under the Transaction Security Documents).

"Cash Equivalent Investments" means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Approved Bank;

(b)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating which:

(i)	matures within one year after the relevant date of calculation; and

(ii)	is not convertible or exchangeable to any other security;

(c)
debt securities maturing within one year after the relevant date of calculation which are not convertible into any other security, are rated either A-1 or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody's Investor Service Limited (or, if no rating is available in respect of the debt securities, the issue of which has, in respect of its long-term debt obligations, an equivalent rating);

(d)	open market commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody's Investor Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)
bills of exchange issued in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State eligible for rediscount at the relevant central bank and accepted by an Approved Bank (or any dematerialised equivalent);

(f)	any investment in money market funds accessible within 90 days which:

(i)	have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or Fitch Rating Ltd or P-1 or higher by Moody's Investor Service Limited; and

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (e) above; or

(g)	any other debt security approved by the Majority Lenders,

in each case which if realised in Cash would be freely transferable and freely convertible and accessible by a member of the Group within 90 days and to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security which falls within paragraph (a) of the definition of Permitted Security and Security arising under the Transaction Security Documents).

"Cashflow Cover" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Cash Margin" means 5.00 per cent. per annum.

"Cash Overfunding" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Castup Acquisition" means the acquisition by NDS Americas Inc. of Castup Inc. by way of merger with a subsidiary of NDS Americas Inc. on 22 August 2007.

"Certain Funds Default" means:

(a)
insofar only as the following Events of Default relate to the Company, any circumstance constituting an Event of Default under any of the following: Clause 25.1 (Non-payment), Clause 25.3 (Other obligations) (but only so far as that Event of Default arises from a breach of a Certain Funds Undertaking), Clause 25.4 (Misrepresentation) (but only so far as that Event of Default arises from a misrepresentation under a Certain Funds Representation), Clause 25.6 (Insolvency), Clause 25.7 (Insolvency proceedings), Clause 25.8 (Creditors' process), Clause 25.9 (Unlawfulness and invalidity) or Clause 25.13 (Repudiation and rescission of agreements); or

(b)
insofar only as the following Events of Default relate to the Parent, any circumstance constituting an Event of Default under Clause 25.4 (Misrepresentation) (but only so far as that Event of Default arises from a misrepresentation under Clause 21.3 (Binding obligations) in respect only of the Transaction Security Documents to which the Parent is a Party), Clause 25.6 (Insolvency), Clause 25.7 (Insolvency proceedings), Clause 25.8 (Creditors' process) or Clause 25.13 (Repudiation and rescission of agreements).

"Certain Funds Period" means the period from and including the date of this Agreement to and including the last day of the Availability Period.

"Certain Funds Representations" means the Representations set out in Clause 21.2 (Status), Clause 21.3 (Binding obligations), Clause 21.4 (Non-conflict with other obligations), Clause 21.5 (Power and authority), Clause 21.7 (Validity and admissibility in evidence), Clause 21.14 (Scheme Documents and other documents) and Clause 21.20 (Holding Companies) in each case in respect of the Company only.

"Certain Funds Undertakings" means, in relation to the Company only the undertakings set out in Clause 24.5 (Merger), Clause 24.7 (Acquisitions), Clause 24.8 (Joint ventures), Clause 24.11 (Pari passu ranking), Clause 24.12 (Negative pledge), Clause 24.13 (Disposals), Clause 24.16 (Loans or credit), Clause 24.17 (No Guarantees or indemnities), Clause 24.18 (Dividends and share redemption), Clause 24.20 (Financial Indebtedness) and Clause 24.34 (Takeover undertakings).

"Change of Control" means:

(a)	prior to an IPO of the Parent or any direct or indirect holding company of the Parent (excluding the Investors or any Holding Company of the Investors):

(i)
the Investors and the managers (the "Controllers") cease to hold (directly or indirectly) more than 50 per cent. of the issued share capital of the Parent having the right to cast more than 50 per cent. of the votes capable of being cast in general meetings of the Parent, or the right to determine the composition of the majority of the board of directors or equivalent body of the Parent; or

(ii)	Newton ceases to hold (directly or indirectly) at least 30 per cent. of the issued share capital having the right to cast votes in general meetings of the Parent; or

(b)	following an IPO of the Parent or any direct or indirect holding company of the Parent (excluding the Investors or any Holding Company of the Investors):

(i)	Newton ceases to hold (directly or indirectly) at least 30 per cent. of the issued share capital having the right to cast votes in general meetings of the Parent; or

(ii)
any person (or persons acting in concert) other than the Investors holds directly or indirectly, more of the voting shares in the Parent than Newton, whereby "acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, to obtain or consolidate control of the Parent.

"Charged Property" means all of the assets of the Obligors, the Vendor Loan Note Holder and the VLN Security Trustee which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Chief Financial Officer" means the chief financial officer or the finance director (or other officer fulfilling such role in the chief financial officer's or finance director's absence) from time to time of the Parent or, as the case may be, the Company (as the context requires).

"Clean-Up Date" means the last day of the relevant Clean-Up Period.

"Clean-Up Default" means any Default or any Event of Default subsisting on or arising after Closing but prior to expiry of the Clean-Up-Period to the extent that it (or any representation or undertaking relating thereto) relates to a member of the Group (other than the Company) or, in the case of a Permitted Acquisition, the target of that acquisition and its subsidiaries only (or any obligation to procure or ensure in relation to a member of the Group (other than the Company) or the target of that acquisition and its subsidiaries only) provided that:

(a)	no Material Adverse Effect has occurred as a result of the occurrence of that Clean-Up Default;

(b)	that Clean-Up Default has not been knowingly procured or approved by any of the Parent or the Company;

(c)	that Clean-Up Default does not exist immediately following the Clean-Up Date;

(d)	that Clean-Up Default is capable of being remedied and reasonable steps are being taken to remedy it; and

(e)	that Clean-Up Default is not a breach of Clause 24.36 (Conditions subsequent).

"Clean-Up Period" means, in respect of the Acquisition, the period from Closing to the date falling 90 days thereafter and in respect of a Permitted Acquisition, the period of 90 days from closing of that Permitted Acquisition.

"Closing" means the date of first Utilisation.

"Closing Obligor" means the Parent and each company incorporated in the United Kingdom which is listed as a Guarantor (and marked as a "Closing Obligor") in paragraph 5 of Schedule 12 (Security Principles).

"Commitment" means

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred or assigned to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Company New Equity" means any Parent Subordinated Debt or Parent New Equity used by the Parent to subscribe for shares in the Company or any other form of equity contribution by the Parent to the Company.

"Company Subordinated Debt" means:

(a)	any loans by the Parent not funded by a member of the Group (other than the Parent) to an Obligor where:

(i)
such loan is subordinated as Structural Debt to the Senior Facilities and the Facility on the terms of the Intercreditor Agreement (including for the avoidance of doubt the loan from the Parent to the Company referred to in Step 17 of the Structure Memorandum); or

(ii)	such loan is subordinated to the Senior Facilities and the Facility on terms otherwise reasonably acceptable to the Facility Agent (acting reasonably); and

(b)
any other loans by the Parent not funded by a member of the Group (other than the Parent) to a member of the Group where such loan is subordinated to the Senior Facilities and the Facility on terms reasonably acceptable to the Facility Agent (acting reasonably).

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

"Confidentiality Agreements" means:

(c)	the confidentiality agreement entered into between J.P. Morgan plc and NDS Group plc dated 4 April 2008, as amended by an amendment letter dated 22 April 2008; and

(d)	the confidentiality agreement entered into between Morgan Stanley Bank International Limited and NDS Group plc dated 18 March 2008.

"Confidentiality Undertaking" means:

(a)
prior to the Scheme Date, a confidentiality undertaking substantially in the form agreed between the Arranger and the Company prior to the date of this Agreement (being the form pursuant to which the relevant potential Lender agrees to be bound by the terms of the Confidentiality Agreements) or in any other form agreed between the Company and the Arranger; and

(b)	after the Scheme Date:

(i)
a confidentiality undertaking substantially in the form agreed between the Arranger and the Company prior to the date of this Agreement or in any other form agreed between the Company and the Arranger; or

(ii)
a confidentiality undertaking substantially in the agreed form as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Facility Agent, in each case capable of being relied on by the Company (without requiring its signature) and not to be amended in any material respect without the prior written consent of the Company (acting reasonably).

"Consolidated Cashflow" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Consolidated EBITDA" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Consolidated Net Finance Charges" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Consolidated Total Net Debt" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Controlled Foreign Corporation" has the meaning given to it in Section 957 of the Internal Revenue Code.

"Core Business" means the Group's assets and business other than the Non-Core Business.

"Current Assets" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Current Liabilities" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Debt Cover" has the meaning given to such that in Clause 23.1 (Financial definitions).

"Debt Push Down and Reorganisation" means the reorganisation (including mergers, the sale of assets, transfers or novations of liabilities, distributions, dividends and settling of intercompany accounts) implementing a debt pushdown.

"Declared Default" means an Event of Default in respect of which a notice of acceleration has been served pursuant to Clause 25.21 (Acceleration).

"Default" means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which (with the expiry of a grace period or the giving of notice specified under Clause 25 (Events of Default)), would be an Event of Default.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

"Designated Person" means a person or entity:

(a)	listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(b)
named as a "Specially Designated National and Blocked Person" on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(c)	with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.

"Dutch Borrower" means each Borrower incorporated in the Netherlands.

"Dutch Civil Code" means the "Burgerlijk Wetboek".

"Dutch Guarantor" means each Guarantor that is incorporated in the Netherlands.

"Dutch Obligor" means a Dutch Borrower or a Dutch Guarantor.

"Echostar Report" means the memorandum dated 20 June 2008 prepared by Fried Frank relating to the Echostar litigation.

"Employee Plan" means, at any time, an "employee pension benefit plan" as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA (other than a Multiemployer Plan), then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

"Environmental Permits" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate", with respect to any Obligor, means any person that for the purposes of Title IV of ERISA is from time to time a member of the controlled group of any Obligor or under common control with any Obligor within the meaning of Section 414 of the Internal Revenue Code.

"ERISA Event" means any of the following events:

(a)
any reportable event, as defined in Section 4043(c) of ERISA and the regulations promulgated under it, with respect to an Employee Plan as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of that event. However, the existence with respect to any Employee Plan of an "accumulated funding deficiency" (as defined in Section 302 of ERISA), or, on and after the effectiveness of the Pension Act, a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA, shall be a reportable event for the purposes of this paragraph (a) regardless of the issuance of any waiver;

(b)
the requirements of subsection (1) of Section 4043(b) of ERISA are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an Employee Plan and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to that Employee Plan within the following 30 days;

(c)	the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan;

(d)	the termination of any Employee Plan under Section 4041(c) of ERISA;

(e)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(f)	the failure to make a required contribution to any Employee Plan that would result in the imposition of a lien under the Internal Revenue Code or ERISA;

(g)	engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA;

(h)	a determination that any Employee Plan is, or is expected to be, in at-risk status (within the meaning of Section 430(i)(4)(A) of the Internal Revenue Code or Section 303 (1)(y)(A) of ERISA); or

(i)
the receipt by any Obligor or ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Obligor or ERISA Affiliate of any notice that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or, on and after the effectiveness of the Pension Act, that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA).

"EURIBOR" means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

"Event of Default" means any event or circumstance specified as such in Clause 25 (Events of Default).

"Excess Cashflow" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Executive Order" means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on 24 September 2001, as amended.

"Exit" means a Change of Control of the Parent or a sale in a single transaction or a series of related transactions of all or substantially all of the assets or business of the Group.

"Facility" means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

"Facility Agent's Spot Rate of Exchange" means the Facility Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

"Facility A" has the meaning given to it in the Senior Facilities Agreement.

"Facility B" has the meaning given to it in the Senior Facilities Agreement.

"Facility C" has the meaning given to it in the Senior Facilities Agreement.

"Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger and the Company (or the Facility Agent and the Company or the Security Agent and the Company) setting out any of the fees referred to in Clause 14 (Fees).

"Finance Document" means this Agreement, any Accession Letter, any Compliance Certificate, any Fee Letter, any Hedging Agreement, the Hedging Letter, the Indemnity Letter, the Intercreditor Agreement, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request, any Withdrawal Notice and any other document designated as a "Finance Document" by the Facility Agent and the Company.

"Finance Party" means the Facility Agent, the Arranger, the Security Agent, a Lender or a Hedge Counterparty.

"Financial and Tax Report" means the financial and tax report dated 3 July 2008 prepared by PricewaterhouseCoopers relating to the Acquisition.

"Financial Indebtedness" means Borrowings and:

(a)	indebtedness owed by one member of the Group to another member of the Group;

(b)	indebtedness arising under the Vendor Documents;

(c)	for the purposes of Clause 25.5 (Cross default) only, indebtedness arising under derivative transactions (taking into account only the marked to market value of any net payments); and

(d)	indebtedness arising under any agreements in relation to Company Subordinated Debt or Parent Subordinated Debt.

"Financial Quarter" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Financial Year" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Fraudulent Transfer Law" means any applicable US Bankruptcy Law or any applicable US state fraudulent transfer or conveyance law.

"Funds Flow Statement" means the statement delivered pursuant to Part I of Schedule 2 (Conditions Precedent and conditions subsequent) showing the anticipated flow of funds on Closing relating to the borrowing and lending of money pursuant to this Agreement and as otherwise outlined in the Structure Memorandum with such amendments or modifications as do not materially and adversely affect the interests of the Lenders or which have been made with the consent of the Majority Lenders (acting reasonably).

"Gross Assets" means the gross assets of an entity or entities, as the case may be, minus:

(a)	goodwill;

(b)	acquired intellectual property from a person outside the Group;

(c)	cash upstreamed to the Company pursuant to the Opco Loan Agreements or by way of distribution, in each case, in connection with the Transaction; and

(d)	intra-Group eliminations.

"Group" means the Parent and each of its Subsidiaries for the time being.

"Group Blocked Account" has the meaning given to it in the Parent Debenture.

"Group Structure Chart" means a group structure chart showing the structure of the Group on consummation of the Acquisition.

"Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes to the Obligors).

"Guarantor Coverage" has the meaning given to it in Clause 24.32 (Guarantors).

"Hedge Counterparty" means a Lender, any Affiliate of a Lender or any other financial institution which has become a party to the Intercreditor Agreement as a "Hedge Counterparty" in accordance with the provisions of the Intercreditor Agreement.

"Hedging Agreement" means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Company or any other Borrower and a Hedge Counterparty on ISDA standard terms for the purpose of hedging interest rate and currency liabilities (i) in relation to the Term Facilities and the Facility in accordance with the Hedging Letter delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or (ii) in relation to any Treasury Transaction permitted by Clause 24.28 (Treasury Transactions).

"Hedging Letter" means the letter dated on or about the date of this Agreement, setting out certain matters in relation to hedging of (inter alia) the Term Facilities and the Facility.

"Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Obligor or any Finance Party which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Hugo IP Business" means the business related to the exploitation of the "Hugo the Troll" intellectual property rights.

"IFRS" means International Accounting Standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Implementation Agreement" means the agreement between the Permira Holdcos, the Parent, the Company, Newton and Newton Inc. in connection with the Scheme.

"Indemnity Letter" means the indemnity letter dated on or about the date of this Agreement between NDS Amerisub, LLC and the Arranger (as the same may be replaced in accordance with its terms from time to time).

"Information Memorandum" means the document which at the request of the Company and on its behalf is to be prepared in relation to the Transaction describing, among other things, the Acquisition, the Group and the financing thereof in the form approved by the Company and distributed by the Arranger prior to the Syndication Date in connection with the syndication of the Senior Facilities and the Facility.

"Intellectual Property" means:

(a)
any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.

"Intercreditor Agreement" means the intercreditor agreement to be entered into between certain parties to this Agreement and others including the Lenders, the Hedge Counterparties, the lenders under the Senior Facilities, the VLN Security Trustee and the Vendor Loan Note Holder.

"Interest" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Interest Cover" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Interest Income" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Interest Payable" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.4 (Default interest).

"Internal Revenue Code" means the United States Internal Revenue Code of 1986 (26 U.S.C. §§ 1 et seq.), as amended from time to time.

"Investors" means Newton and Permira.

"IPO" means an initial public offering of the shares in the Parent, any other member of the Group or any direct or indirect holding company of the Group (excluding the Investors or any Holding Company of the Investors).

"IRS" means the United States Internal Revenue Service (or any successor thereto).

"ITA" means the Income Tax Act 2007.

"Joint Venture" means any joint venture entity not being a member of the Group, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

"Joint Venture Investment" has the meaning given to that term in paragraph (a) of the definition of Permitted Joint Venture.

"Jungo" means Jungo Limited.

"Jungo Business" means the businesses owned by Jungo and its subsidiaries other than the Jungo Tools Business.

"Jungo Tools Business" means the business related to the Jungo software tools for embedded software development.

"Legal Due Diligence Report" means the legal due diligence report dated 13 June 2008 prepared by Clifford Chance LLP relating to the Acquisition.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Lender Blocked Account" has the meaning given to it in the Parent Debenture.

"Letter of Credit" has the meaning given to it in the Senior Facilities Agreement.

"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

"LMA" means the Loan Market Association.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Local Facilities" means current account, overdraft, letter of credit, foreign exchange and SWIFT and BACS facilities made available to a member of the Group together with any guarantee given by another member of the Group in respect of any Borrowing thereunder.

"Major Event of Default" means any circumstance constituting an Event of Default under any of the following: Clause 25.1 (Non-payment) insofar as it relates to non-payment of principal, interest or fees (in the case of fees, being any of those payable under Clause 14.1 (Commitment fee) to Clause 14.3 (Agency Fee) and Clause 8.5 (Prepayment fee) only), Clause 25.7 (Insolvency proceedings), Clause 25.8 (Creditors' process), Clause 25.9 (Unlawfulness and invalidity), Clause 25.10 (Intercreditor Agreement), Clause 25.11 (Cessation of business), Clause 25.12 (Audit qualification) or Clause 25.13 (Repudiation and rescission of agreements).

"Majority Lenders" means:

(a)
(for the purposes of paragraph (a) of Clause 37.1 (Required consents) in the context of a waiver in relation to a proposed Utilisation of the Facility (other than a Utilisation on Closing) of the condition in Clause 4.2 (Conditions to Utilisation)), a Lender or Lenders whose Available Commitments with respect to the relevant Facility aggregate at least 66 2/3 per cent. of the Available Facility; and

(b)
(in any other case), a Lender or Lenders whose Commitments aggregate at least 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregate at least 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

"Management Investment Agreement" means the investment agreement to be entered into on or before the date of the Implementation Agreement by the Permira Holdcos, Newton, Newton Inc., the Parent and the Management Stockholders (as defined therein) in respect of the subscription for shares by the Management Stockholders (as defined therein) in the Parent.

"Mandatory Cost" means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

"Mandatory Prepayment Account" means an interest-bearing account:

(a)	held by a Borrower with the Facility Agent or Security Agent (or its Affiliate);

(b)	identified in a letter between the Company and the Facility Agent as a Mandatory Prepayment Account;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Facility Agent and Security Agent; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,

as the same may be redesignated, substituted or replaced from time to time.

"Margin" means the Cash Margin and the PIK Margin.

"Margin Stock" means margin stock or margin security within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System of the US (or any successor).

"Market Disruption Event" has the meaning given to that term in paragraph (b) of Clause 13.2 (Market disruption).

"Market Reports" means the commercial reports prepared by LEK dated May 6, 2008 and May 14, 2008, the commercial report prepared by Solon dated 7 July 2008 and the commercial report prepared by Spectrum dated 15 May 2008.

"Master Intercompany Agreement" means the master intercompany agreement dated 22 November 1999 between The News Corporation Limited (subsequently reincorporated as Newton) and the Parent.

"Material Adverse Effect" means a material adverse effect on:

(a)
the consolidated business, assets or financial condition of the Group taken as a whole such that the Group taken as a whole would be reasonably likely to be unable to perform its payment obligations under any of the Finance Documents or comply with its obligations under Clause 23 (Financial Covenants); or

(b)
subject to the Reservations and the Perfection Requirements, the validity or enforceability of any Security granted pursuant to any of the Finance Documents in any way which is materially adverse to the interests of the Lenders under the Finance Documents taken as a whole, and without duplication of any other cure period, if capable of remedy, not remedied within 20 Business Days of the Company becoming aware of the issue or being given notice of the issue by the Facility Agent.

"Material Company" means, at any time:

(a)	an Obligor; or

(b)	a Subsidiary of the Parent which:

(i)	is listed in Schedule 11 (Material Companies) while such Subsidiary satisfies the criteria in paragraph (ii) below; or

(ii)
has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) on an unconsolidated basis representing 5 per cent. or more of Consolidated EBITDA and/or has Gross Assets on an unconsolidated basis representing 5 per cent. or more of the Gross Assets of the Group (or which is a Holding Company of any such Subsidiary falling within this paragraph (b) or paragraph (a) above (other than any holding company of the Parent) that would not otherwise be a Material Company), and for these purposes:

(1)	compliance with the conditions set out in paragraph (b)(ii) shall be determined by reference to the latest audited consolidated financial statements of the Group;

(2)
if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted as set out in paragraph (d) of Clause 23.3 (Financial testing) in order to take into account the acquisition of that Subsidiary; and

(3)	a report by the Auditors of the Parent that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last month of any period. "Monthly" shall be construed accordingly.

"Multiemployer Plan" means, at any time, a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or any ERISA Affiliate.

"Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Obligor or any ERISA Affiliate and at least one person (other than the Obligors and the ERISA Affiliates) or (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

"Net Debt Service" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Net Proceeds" means the cash proceeds (and if the recipient is not a wholly owned Subsidiary of a member of the Group the cash proceeds proportionate to the interest held by the Group in the recipient) of any IPO, disposal, insurance claim or claim under the Reports or the Structure Memorandum after deducting:

(a)
fees, costs and expenses incurred by any member of the Group with respect to that IPO, disposal or claim to persons who are not members of the Group (including without limitation bonus payments to management of the IPO or disposed business);

(b)
any Tax incurred and required to be paid or reserved for by the seller or claimant in connection with that disposal or claim (as reasonably determined by the seller or claimant) or the transfer of the proceeds thereof intra-Group;

(c)	amounts retained to cover anticipated liabilities reasonably expected to arise in connection with the disposal;

(d)	costs of closure, relocation, reorganisation and restructuring, and costs incurred preparing the asset for disposal;

(e)	amounts to be repaid to the entity disposed of in respect of intra-Group indebtedness; and

(f)	third party debt secured on the assets disposed of which is to be repaid out of those proceeds.

For the purposes of this definition of "Net Proceeds", references to a disposal shall include an IPO and this definition shall be construed accordingly provided that the deduction in paragraph (c) above shall not apply in the context of an IPO.

"Newton" means News Corporation, a company incorporated in Delaware.

"Newton Inc." means NDS Holdco, Inc.

"Non-Consenting Lender" has the meaning given to that term in Clause 26.11 (Replacement of Lenders).

"Non-Core Business" means the Orbis Business and the shares in the capital of Orbis and its Subsidiaries.

"Non-Obligor" means a member of the Group which is not an Obligor.

"NT Acquisition" means the acquisition by Orbis of NT Media pursuant to a purchase and sale agreement dated 2 September 2005.

"Obligor" means a Borrower or a Guarantor.

"Obligors' Agent" means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors' Agent).

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.

"Opco Loan Agreements" means the intercompany loan agreement and discounted loan notes between certain of the Group's operating companies as lenders and the Company as borrower, as referred to in the Structure Memorandum.

"Orbis" means Orbis Technology Limited.

"Orbis Business" means the software technologies business for providing front-end and back-end systems for bookmakers.

"Original Financial Statements" means the financial statements for the financial year ended 30 June 2007 relating to the Group.

"Original Obligor" means an Original Borrower or an Original Guarantor.

"Panel" means the Panel on Takeovers and Mergers.

"Parent" means NDS Group PLC (and following its re-registration as a private company, NDS Group Limited).

"Parent Debenture" means the debenture between the Parent and Security Agent delivered to the Agent pursuant to paragraph 3(b) of Part I of Schedule 2 (Conditions precedent and conditions subsequent).

"Parent New Equity" means the proceeds of a subscription for shares in the Parent by an Investor (or any entity through which that Investor holds its interest in the Parent) or any other form of equity contribution to the Parent by an Investor (or any entity through which that Investor holds its interest in the Parent).

"Parent Subordinated Debt" means any loans made by an Investor (or any entity through which that Investor holds its interest in the Parent) to the Parent:

(a)	on or before the Scheme Date; or

(b)	subordinated to the Senior Facilities and the Facility on terms reasonably acceptable to the Facility Agent (acting reasonably).

"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"PBGC" means the U.S. Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA (or any entity succeeding to all or any of its functions under ERISA).

"Pension Act" means the United States Pension Protection Act of 2006, as amended.

"Perfection Requirements" means the making or the procuring of the appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications of the Transaction Security Documents and/or the Transaction Security created thereunder in order to perfect the Transaction Security.

"Permira" means funds and limited partnerships advised by Permira Advisers LLP.

"Permira Holdcos" has the meaning given to that term in the Structure Memorandum.

"Permitted Acquisition" means:

(a)
an acquisition contemplated by Step 4 of Section 3 (Proposed investment steps) or by Section 5 (Israel Reorganisation) of the Structure Memorandum or contemplated by the Transaction Documents, including the Acquisition;

(b)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(c)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Transaction;

(d)	an acquisition of securities which are Cash Equivalent Investments;

(e)	the acquisition by a member of the Group of the share of another joint venture partner under the terms of any joint venture agreement existing at Closing;

(f)
the acquisition of a limited liability partnership or the issued share capital of a limited liability company (including, in each case, by way of formation) which has not traded and has no material liabilities or obligations prior to the date of such acquisition;

(g)
an acquisition (not being an acquisition by the Parent) of (A) more than 50 per cent. of the voting ownership interests in a person (or additional ownership interests in a member of the Group), (B) 50 per cent. or less of the voting ownership interests in a person, provided that as a direct result of the acquisition the relevant member of the Group making the acquisition shall, upon completion of the acquisition, hold more than 50 per cent. of the voting ownership interests in the person the subject of the acquisition or (C) any business or undertaking, but only if:

(i)
no Event of Default is continuing on the acquisition contract date for the acquisition or would occur as a result of the acquisition (other than any Event of Default which can reasonably be expected to be remedied during the applicable Clean-Up Period);

(ii)
the person, business or undertaking to be acquired to the knowledge of the Parent has no material contingent liabilities save to the extent reflected in the Total Purchase Price (as defined in sub-paragraph (iv) below) or as indemnified by the relevant vendor or to the extent that they will be discharged within 6 months of the acquisition closing or adequately insured or reserved against in the Group's accounts;

(iii)	the acquired person, business or undertaking is engaged in a business the general nature of which is similar or complementary to that carried on by the Group or a part of the Group;

(iv)
the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness assumed remaining in the acquired person (or any such business or undertaking) at the date of acquisition (the "Purchase Price") (when aggregated with the consideration (including associated costs and expenses) for any other Permitted Acquisition under this paragraph (g) and any Financial Indebtedness assumed remaining in any such acquired persons or businesses or undertakings at the time of acquisition (the "Total Purchase Price") does not (a) in any financial year of the Parent exceed in aggregate $50,000,000 or its equivalent (plus Retained Cash, the proceeds of any Company Subordinated Debt or Company New Equity) or (b) during the life of the Facility exceed in aggregate $200,000,000 or its equivalent (plus Retained Cash, the proceeds of any Company Subordinated Debt or Company New Equity);

(v)
in the case of any single acquisition where the Purchase Price exceeds $30,000,000 (or its equivalent) the Company has provided to the Facility Agent projections certified by the Company in a certificate signed by the Chief Financial Officer of the Company showing calculations (on a pro forma basis) taking account of such acquisition (including cost savings and other synergies which the Company (acting reasonably) believes can be obtained 12 months after the acquisition and excluding acquisition related non-recurring costs which, if above $10,000,000, have been verified by one of the Big Four Accountants) demonstrating that the financial covenants in Clause 23.2 (Financial condition) will be satisfied for the 12 month period following the acquisition;

(vi)
the acquired person, business or undertaking has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) which are positive for the period of twelve months prior to the acquisition (including on a pro forma basis cost savings and other synergies which the Company (acting reasonably) believes can be obtained (as certified by the Company in a certificate signed by the Chief Financial Officer of the Company, issued by reference to the Company's knowledge with regard to the information reasonably available at such time which, if above $10,000,000, have been verified by one of the Big Four Accountants) within 12 months of the relevant acquisition) or if its earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) are negative for that period, that negative earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) when aggregated with the respective earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) of all other Permitted Acquisitions which had negative earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) made during that financial year is no more than $10,000,000 taking into account pro forma cost savings and other synergies which the Company (acting reasonably) believes can be obtained (as certified by the Company in a certificate signed by the Chief Financial Officer of the Company and as verified by detailed calculations, issued by reference to the Company's knowledge with regard to the information reasonably available at such time which, if above $10,000,000, have been verified by one of the Big Four Accountants) within 12 months of the relevant acquisition;

(vii)
the ratio of Consolidated Total Net Debt to Consolidated EBITDA (calculated on the assumption that the relevant acquisition occurred on the first day of the Relevant Period expiring on the most recent Quarter Date and including on a pro forma basis cost savings and other synergies which the Company (acting reasonably) believes can be obtained (as certified by the Company in a certificate signed by the Chief Financial Officer of the Company and as verified by detailed calculations, issued by reference to the Company's knowledge with regard to the information reasonably available at such time which, if above $10,000,000, have been verified by one of the Big Four Accountants) within 12 months of the relevant acquisition) shall not increase above the lower of:

(A)	the ratio of Consolidated Total Net Debt to Consolidated EBITDA at Closing; and

(B)	the higher of:

(1)	the ratio of Consolidated Total Net Debt to Consolidated EBITDA existing on the most recent Quarter Date; and

(2)	the covenanted ratio of Consolidated Total Net Debt to Consolidated EBITDA for such Quarter Date less 10 per cent,

provided that if the acquisition occurs prior to the first financial undertaking test date, the ratio of Consolidated Total Net Debt to Consolidated EBITDA to be complied with as at the first test date shall be used;

(viii)	in the case of any single acquisition the Purchase Price of which is greater than $50,000,000 (or its equivalent) the Company has commissioned:

(A)	a legal due diligence report in respect of such acquisition; and

(B)	an accountant's due diligence report in respect of such acquisition prepared by one of the Big Four Accountants,

and the Company shall use its reasonable endeavours (i) to procure that the Facility Agent, Security Agent and the Lenders may rely on such due diligence reports to the extent the relevant report provider agrees; and (ii) to deliver such reports to the Facility Agent prior to the completion of that acquisition. In any case such reports (provided that the relevant hold harmless and reliance terms have been agreed) shall be delivered to the Facility Agent within 5 Business Days of completion of that acquisition; and

(ix)
in the case of any single acquisition the Purchase Price of which is greater than $20,000,000 (or its equivalent) the Company provides to the Facility Agent a certificate signed by the Chief Financial Officer giving calculations showing in reasonable detail that the Parent would have remained in compliance with its obligations under the financial covenants in Clause 23.2 (Financial condition) if such financial covenants were recalculated for the Relevant Period ending on the most recent Quarter Date consolidating the financial statements of the acquired limited liability person (consolidated if it has Subsidiaries) or business or undertaking with the financial statements of the Group for such period calculated in accordance with the Acquisition and Disposal Adjustment, provided that sub-paragraphs (vii) to (ix) above shall not apply to any such acquisition which is funded in its entirety by Company New Equity or Company Subordinated Debt (other than contributed pursuant to paragraph (e) of Clause 23.3 (Financial testing)) and provided further that where such acquisition is funded by utilisation of the Revolving Facility or the Uncommitted Acquisition Facility, the Company shall (prior to the delivery of a utilisation request in respect of the Revolving Facility or the Uncommitted Acquisition Facility or the Acquisition Sub-Limit) deliver to the Facility Agent a certificate signed by the Chief Financial Officer setting out in reasonable detail how the Purchase Price for that acquisition will be funded including details of any Company New Equity, Company Subordinated Debt and/or Retained Cash being used;

(h)	an acquisition of shares pursuant to a Permitted Share Issue;

(i)	the acquisition by the Parent of shares in the Parent, and

(j)	an acquisition resulting from a Permitted Joint Venture.

provided further that (other than as set out in the foregoing paragraphs (a), (c) to the extent the relevant "Permitted Transaction" falls under paragraph (g) of the definition of Permitted Transaction, (d), (h) provided the Parent is the acquiring entity and the shares acquired are shares in the Company, and (i)), none of the above permissions shall apply to the Parent.

"Permitted Disposal" means any sale, lease, licence, transfer or other disposal which is:

(a)	of trading assets made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)
of any asset by a member of the Group (the "Disposing Company") to another member of the Group (the "Acquiring Company"), but if the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor and if the Disposing Company had given Security over the asset the Acquiring Company must, subject to the Security Principles, give equivalent Security over the asset and, if the asset being disposed of is shares owned by a Guarantor, the Acquiring Company must be a Guarantor incorporated in the same jurisdiction as the Disposing Company;

(c)
of any asset (other than shares or businesses) from an Obligor to a Non-Obligor provided that the aggregate amount transferred by all Obligors (net of the value of any assets transferred from a Non-Obligor to an Obligor) when aggregated with all Financial Indebtedness under guarantees given under paragraph (c) of the definition of Permitted Guarantee; Financial Indebtedness under arrangements permitted under the proviso in paragraph (j)(A) of the definition of Permitted Financial Indebtedness and all outstanding loans under paragraph (e) of the definition of Permitted Loan does not exceed $75,000,000 at any time (or its equivalent);

(d)
of assets (other than shares or businesses) in exchange for other assets reasonably comparable or superior as to type or quality for use in the business within 12 months thereafter and which are subject to Security in accordance with the Security Principles if the assets that they have been exchanged for were the subject of Security under the Transaction Security Documents;

(e)
of Cash or Cash Equivalent Investments or (subject to the terms of the Hedging Letter) Permitted Treasury Transactions, in each case in exchange for Cash or Cash Equivalent Investments or for purposes otherwise not prohibited under the Finance Documents;

(f)
constituted by a licence of Intellectual Property in the ordinary course of business and, provided that in the case of an exclusive licence, the Intellectual Property is no longer required for the relevant person's business or operations;

(g)	to a Joint Venture, to the extent permitted by Clause 24.8 (Joint ventures);

(h)	of assets compulsorily acquired by any governmental authority provided that this does not constitute an Event of Default;

(i)	a lease or licence of property in the ordinary course of business;

(j)	described by the Structure Memorandum;

(k)	up to $25,000,000 (or its equivalent) by way of sale and leaseback (in aggregate for the Group at any time);

(l)	arising as a result of a Permitted Transaction;

(m)	arising as a result of any Permitted Security;

(n)	of receivables on a non-recourse basis in the event of a failure to pay;

(o)	of assets (other than shares or businesses in any member of the Group) which are obsolete or which are no longer required for the relevant person's business or operations;

(p)	of fixed assets in compliance with the provisions of Clause 9.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO);

(q)	of all or any part of the Non-Core Business (including by way of IPO);

(r)	of any asset pursuant to a contractual arrangement existing at Closing;

(s)	of all or any part of the Jungo Business, the Jungo Tools Business, the Hugo IP Business and the shares in the capital of Jungo and its Subsidiaries (including by way of IPO);

(t)
of assets for cash where the net consideration receivable (when aggregated with the net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs or as a Permitted Transaction) does not exceed $25,000,000 (or its equivalent) in any financial year of the Parent; or

(u)	pursuant to a Permitted Share Issue,

provided that (other than as set out in the foregoing paragraphs (e), (h), (j), (l), (m) to the extent the relevant "Permitted Security" falls under paragraphs (l) and (w) of the definition of "Permitted Security" and insofar as it is permitted for the Parent, and (u) to the extent the relevant "Permitted Share Issue" falls under paragraph (a) of the definition of "Permitted Share Issue"), none of the above permissions shall apply to the Parent.

"Permitted Financial Indebtedness" means indebtedness:

(a)
arising under any of the Finance Documents, the Senior Finance Documents, Company Subordinated Debt, Parent Subordinated Debt, the Vendor Documents, the intra group loan agreements and the Opco Loan Agreements in each case in the form delivered as a condition precedent under this Agreement or in any form permitted under the Intercreditor Agreement;

(b)
to the extent covered by a Letter of Credit issued under the Senior Facilities Agreement or other letter of credit, guarantee or indemnity issued under an Ancillary Facility or Fronted Ancillary Facility;

(c)
arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency or interest rates and not for investment or speculative purposes;

(d)	arising under a Permitted Loan, Permitted Guarantee or paragraphs (e) and (k) of Permitted Transaction;

(e)
of any person or in any business or undertaking acquired pursuant to a Permitted Acquisition which is incurred under arrangements in existence at the date of such acquisition, but not incurred or the principal amount increased (otherwise than by the capitalisation of interest) or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six months following the date of acquisition;

(f)
under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed $20,000,000 (or its equivalent) at any time;

(g)	raised by the issue of redeemable shares which are either:

(i)	held by another member of the Group (provided if issued by an Obligor, held by an Obligor);

(ii)	issued by the Parent, that do not result in a Change of Control and are not redeemable at the option of their holder until after the Termination Date; or

(iii)	issued by the Parent as part of the Transaction;

(h)	factoring of receivables on a non-recourse basis in the event of a failure to pay;

(i)	raised under Local Facilities provided that the aggregate amount of that indebtedness does not exceed $35,000,000;

(j)
arising under any cash pooling or management arrangement with an Approved Bank in the ordinary course of business of its banking arrangements for the purpose of netting debit and credit balances subject to paragraph (c) of the definition of Permitted Guarantee of members of the Group to the extent that the aggregate of the debit balances of the members of the Group under such arrangements do not exceed the aggregate of all the linked balances of the members of the Group under such arrangements and provided that (A) the aggregate of the debit balances of non-Obligors when aggregated with (B) all disposals under paragraph (c) of the definition of Permitted Disposal, all Financial Indebtedness under guarantees given under paragraph (c) of the definition of Permitted Guarantee and all outstanding loans under the paragraph (e) of the definition of Permitted Loans does not exceed USD75,000,000 at any time;

(k)	of the Group for 90 days after Closing;

(l)	falling, in respect of other Permitted Financial Indebtedness, within paragraph (f) of the definition of Borrowings;

(m)
arising in connection with the deferred consideration payable to the vendors and the retention payments payable to employees of Castup Israel Limited, in each case pursuant to the Castup Acquisition up to a maximum aggregate amount of $2,400,000;

(n)	arising under the earn-out provisions of, or the loan notes issued in connection with, the NT Acquisition up to a maximum aggregate amount of £1,400,000; and

(o)
not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding principal amount of which does not exceed $50,000,000 (or its equivalent) in aggregate for the Group at any time, provided that no such amount shall be owed to the Parent or an Investor (or any entity through which that Investor holds its interest in the Parent).

provided that (other than as set out in the foregoing paragraphs (a), (d) insofar as it is permitted for the Parent, (g)(ii), (g)(iii) and (k)) none of the above permissions shall apply to the Parent.

"Permitted Guarantee" means:

(a)	any guarantee arising under the Finance Documents and the Senior Finance Documents;

(b)	a guarantee by a member of the Group of the obligations of an Obligor;

(c)
a guarantee by an Obligor of the obligations of a Non-Obligor provided that the aggregate amount guaranteed when aggregated with all disposals under paragraph (c) of the definition of Permitted Disposal, Financial Indebtedness under arrangements permitted under the proviso in paragraph (j)(A) of the definition of Permitted Financial Indebtedness and all outstanding loans under paragraph (e) of the definition of Permitted Loan does not exceed $75,000,000 and a guarantee by a Non-Obligor of another Non-Obligor;

(d)
guarantees granted by any person, business or undertaking acquired pursuant to a Permitted Acquisition and existing at the time of such acquisition provided that such guarantees are not increased or extended and are discharged within a period of 6 months after the date of the acquisition;

(e)	guarantees of Permitted Treasury Transactions and Permitted Transactions;

(f)
guarantees to landlords on arm's length terms and in the ordinary course of business in respect of another member of the Group's liabilities or obligations under the relevant lease or in respect of a lease of a property no longer required for the Group's business;

(g)	guarantees or counter-indemnities in favour of financial institutions which have guaranteed tax liabilities or rent obligations of a member of the Group in the ordinary course of business;

(h)	the endorsement of negotiable instruments in the ordinary course of trade;

(i)	any guarantees guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of business;

(j)	any guarantee of a Joint Venture to the extent and in the amount permitted by the undertakings in Clause 24.8 (Joint ventures);

(k)	subject where relevant to the restriction in paragraph (c) of this definition any guarantee by a member of the Group in respect of Permitted Financial Indebtedness;

(l)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security;

(m)	any guarantee granted in connection with a Permitted Disposal in an amount not exceeding the value of the asset disposed of;

(n)	any indemnity granted to the trustee of any employee share option or unit trust scheme;

(o)	any guarantee granted in connection with arbitration proceedings not otherwise being an Event of Default;

(p)	any guarantees contemplated in the Base Case Model;

(q)
any guarantee made in substitution for an extension of credit permitted under the definition of "Permitted Loan" (other than loans within the category set out in paragraph (m) of the definition of "Permitted Loan") to the extent that the issuer of the relevant guarantee would have been entitled to make a loan in an equivalent amount under the definition of "Permitted Loan" to the person whose obligations are being guaranteed;

(r)
a guarantee by a member of the Group in respect of obligations of another member of the Group which, if it were a loan by that member of the Group to another member of the Group would constitute a Permitted Loan;

(s)	the guarantees granted under the Vendor Documents;

(t)	a guarantee granted by NDS Sweden AB in connection with the retention payments payable to employees of Castup Israel Limited pursuant to the Castup Acquisition up to a maximum amount of $1,500,000;

(u)	a guarantee granted by the Parent in connection with the earn-out provisions of the NT Acquisition up to a maximum amount of £1,400,000; and

(v)
any guarantee not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding principal amount of which does not exceed $25,000,000 or its equivalent in aggregate for the Group at any time, provided that (other than as set out in the foregoing paragraphs (a), (e), (f), (g), (i), (k), (n), (o), (p), (q) to the extent the Parent is or would have been permitted to grant the relevant extension of credit under the definition of Permitted Loan which the guarantee is a substitution for, (r) to the extent that "Permitted Loan" would be a Permitted Loan applicable to the Parent, (s) and (u)) none of the above permissions shall apply to the Parent.

"Permitted Holding Company Activity" means:

(a)
activities directly consequential to the entry into of the Transaction Documents and the Stockholders Agreement, the Implementation Agreement and the Management Investment Agreement and the entry into of the Transaction Documents and the Stockholders Agreement and the Management Investment Agreement in each case (other than the Stockholders Agreement and the Management Investment Agreement), in the form delivered as conditions precedent pursuant to Clause 4.1 (Initial conditions precedent) with such amendments as are permitted under the Finance Documents;

(b)
normal holding company activities (not otherwise expressly prohibited hereunder), including management or administrative services or services expressly contemplated by the Transaction Documents or referred to in the definition of Permitted Payments as carried on at that level;

(c)	any Permitted Loans in respect of Permitted Joint Ventures;

(d)	any Permitted Loans in respect of Permitted Payments (in the case of the Parent, to the extent so permitted under those definitions);

(e)
any Financial Indebtedness and/or other liabilities incurred, or guarantees given or other transactions specifically contemplated, in each case, under the Structure Memorandum and/or the Transaction Documents and/or specifically permitted under the Finance Documents;

(f)	guarantees of Permitted Financial Indebtedness;

(g)	the provision of any Company Subordinated Debt (in any capacity);

(h)	the provision of management and administrative services, research and development and marketing and the employment and the secondment of employees;

(i)	Permitted Financial Indebtedness in respect of other Permitted Holding Company Activities;

(j)	in relation to the Company, normal treasury company activities and Permitted Transactions;

(k)	Permitted Payments (in the case of the Parent, to the extent so permitted under that definition), and

(l)
to the extent the activity or payment is funded with moneys which have not been received in breach of any provision of this Agreement, in relation to the Parent only (and not, for the avoidance of any doubt, any other member of the Group), each of the activities described in paragraphs (a)(i) to (iv) of Clause 24.18 (Dividends and share redemption) and, subject to the terms of the Intercreditor Agreement, paragraphs (a)(i) to (iii) of Clause 29.19 (Subordinated Debt), in so far as those paragraphs relate to the Vendor Documents or the Parent Subordinated Debt, and paragraph (a)(iv) of Clause 29.19 (Subordinated Debt), provided that the permissions set out in the foregoing paragraphs (c), (f) and (i) shall not apply to the Parent except, in the case of paragraph (f), with respect to guarantees granted by the Parent under the Finance Documents and the Vendor Documents.

"Permitted Joint Venture" means:

(a)
any investment in any person in which the Group (other than the Parent directly) holds ownership interests (or following the investment will hold) ownership interests but is not a member of the Group (including any investment which results in the incurrence of a liability to such person as a result of one or more of the transactions described in paragraphs (b)(i) to (b)(iii) below) (a "Joint Venture Investment") pursuant to any agreement existing on the date of this Agreement and/or at Closing and which has been disclosed to the Facility Agent prior to that date;

(b)
any other Joint Venture Investment (other than by the Parent directly) in any person carrying out business of a general nature similar or complementary to the business of the Group or a part of the Group where the aggregate of any new liability voluntarily incurred to such joint venture (other than any existing at Closing) including:

(i)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

(ii)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii)  the book value of any assets transferred by any member of the Group to any such Joint Venture,

but less the aggregate of:

(iv)	all amounts received by Group members in respect of repayments, redemptions, interest or distributions from and Net Proceeds of disposals of assets of or shares in a Joint Venture; and

(v)
the sum of (A) amounts referred to in paragraphs (b)(i), (b)(ii) and (b)(iii) above incurred after the date of this Agreement minus (B) aggregate amounts referred to in paragraph (iv) received from or in respect of a Joint Venture, in each case in respect of a Joint Venture which has become a member of the Group, does not exceed $30,000,000 (or its equivalent) over the life of the Facility (plus Retained Cash and the proceeds of any Company Subordinated Debt and Company New Equity) (other than contributed pursuant to paragraph (e) of Clause 23.3 (Financial testing)) provided that no member of the Group is to incur unlimited liability in respect of its involvement in a joint venture (other than in respect of its own default) and (as at the time of the Joint Venture Investment) no Event of Default is continuing or would result from such investment being made.

"Permitted Loan" means:

(a)
any trade credit extended by any member of the Group to its customers on normal arm's length commercial terms and in the ordinary course of its trading activities and any advance payment made in relation to capital expenditure in the ordinary course of business;

(b)	a loan made to a Joint Venture to the extent and in the amount permitted by the undertakings in Clause 24.8 (Joint ventures);

(c)
subject to the terms of the Intercreditor Agreement, any loan made by a member of the Group for the purposes of enabling an Obligor to meet its payment obligations under the Finance Documents, the Mezzanine Finance Documents (to the extent permitted), the Opco Loan Agreements (subject to the operation of paragraphs (d) and (e) below), the Vendor Documents, the Company Subordinated Debt or to facilitate compliance with applicable law or to make a Permitted Payment;

(d)
subject to Clause 24.42 (Intercompany Loan) a loan made by an Obligor to another Obligor (provided that in the case of any loan to the Parent, that loan is a Permitted Payment under paragraph (b) of the definition of Permitted Payment) or made by a Non-Obligor to another member of the Group, provided that in the event that a Non-Obligor is a creditor in relation to Financial Indebtedness made available to any Obligor by it having a value in aggregate in excess of $30,000,000 (or its equivalent) (excluding for this purpose a loan from Jungo to an Obligor where such loan is described in the Structure Memorandum (as such loan may be replaced or renewed to the extent required to replace the debtor thereunder from time to time, provided that such replacement or renewal does not result in an increase to the principal amount of the loan)), when aggregated with any other Financial Indebtedness owed by Obligors to Non-Obligors, at any time (other than during any applicable Clean Up Period) then such Non-Obligor (other than in the case of a loan from Jungo to an Obligor where such loan is described in the Structure Memorandum (as such loan may be replaced or renewed to the extent required to replace the debtor thereunder from time to time, provided that such replacement or renewal does not result in an increase to the principal amount of the loan)) shall (to the extent legally permissible) accede to the Intercreditor Agreement as an Intra-Group Lender (as such term is defined in the Intercreditor Agreement);

(e)
any loan made by an Obligor to a Non-Obligor so long as the aggregate amount of the Financial Indebtedness under any such loans does not when aggregated with all disposals under paragraph (c) of the definition of Permitted Disposal, Financial Indebtedness under arrangements permitted under the proviso in paragraph (j)(A) of the definition of Permitted Financial Indebtedness and all Financial Indebtedness under guarantees given under paragraph (c) of the definition of Permitted Guarantee, exceed $75,000,000 (or its equivalent) at any time;

(f)
a loan made by a member of the Group to an employee or director of any member of the Group so long as the amount of that loan does not, when aggregated with the amount of all loans to employees and directors by members of the Group and all loans permitted under paragraph (g) below, exceed $20,000,000 (or its equivalent) at any time;

(g)
any loans made to an employee share option scheme or unit trust scheme or to employees for the purpose of participating in any such scheme so long as the amount of all such loans does not, when aggregated with the amount of all loans permitted under paragraph (f) above, exceed $20,000,000 (or its equivalent) at any time and any other loans made to such schemes to fund the acquisition of management equity (together with the purchase or repayment of any related loans) from departing management;

(h)	any deferred consideration on Permitted Disposals;

(i)	loans described in the Structure Memorandum other than any loans to management described therein, which must fall within paragraph (f) above in order to be permitted under this Agreement;

(j)	loans which constitute Permitted Financial Indebtedness (except under paragraph (c) of that definition);

(k)
the loan existing on the date of this Agreement made by NDS Technologies France SAS to NDS Denmark A/S in the maximum principal amount of DKK82,000,000, provided that no increase, replacement or rollover of such loan shall be permitted under this paragraph (k);

(l)	any loan made for the purpose of a Permitted Payment;

(m)
loans or extensions of credit to the extent the amount thereof would be permitted under paragraph (q) of the definition of "Permitted Guarantee" if such loans or extensions of credit were made by third parties under the guarantee of an Obligor; and

(n)
any loan (other than a loan made by a member of the Group to another member of the Group) so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed $5,000,000 (or its equivalent) at any time.

provided that (other than as set out in the foregoing paragraphs (c) and (d) (in each case) to the extent that the loan would fall within the definition of Company Subordinated Debt, (f), (g), (i) and (m) insofar as it is permitted for the Parent), none of the above permissions shall apply to the Parent.

"Permitted Payment" means:

(a)
a payment under this Agreement or a payment by the Parent in respect of Parent Subordinated Debt or a payment by the Parent under the Vendor Documents, if and to the extent permitted by the Intercreditor Agreement;

(b)
(i) a payment of a dividend by the Company (ii) a loan to the Parent (iii) a payment of interest on or repayment of principal of Company Subordinated Debt or (iv) a reduction of share capital of the Company, provided that (in each case) (A) it is funded out of Retained Cash; (B) Debt Cover is equal to or less than 2.5:1 and (C) no Event of Default is continuing or would occur;

(c)	the payment of a dividend to the Company or any of its Subsidiaries;

(d)
provided that no Event of Default is continuing the payment of a dividend, a loan to the Parent, payment of interest on or repayment of principal of any loan by the Company to the Parent to enable the Parent to make payments of reasonably and properly incurred administrative costs, directors remuneration and fees, tax and professional fees and regulatory costs and to fund payment of a monitoring or advisory fee to the Investors in an annual amount not exceeding $5,000,000 (increasing each year in line with the Retail Price Index) or as reflected in the Stockholders Agreement;

(e)
provided that no Event of Default is continuing, payments to any of the Investors or an advisor to the Investors (or to the Parent to enable the Parent to make such payments to those persons) for corporate finance, M&A and transaction advice actually provided to the Group on bona fide arms' length commercial terms, provided further that such payment does not exceed 1 per cent. of the enterprise value of the relevant transaction;

(f)
payment of a dividend or distribution of share premium reserve or redemption, repurchase, defeasement, retirement or repayment of its share capital by a member of the Group (other than the Company) provided that if a member of the Group is not a wholly-owned Subsidiary of its Holding Company the dividend or distribution attributable to its minority shareholders shall be proportionate to their shareholding;

(g)	a payment which is a Permitted Transaction;

(h)
a payment to departing management or to an employee share option scheme or unit trust scheme to fund the purchase of any of the management equity (together with the purchase or repayment of any related loans) and/or to make other compensation payments to them; and

(i)
to the extent it is funded with moneys which have not been received in breach of any provision of this Agreement, any other payment by the Parent provided that such payment is not made to or in respect of another member of the Group, other than to the extent permitted under the Finance Documents, provided that (other than as set out in the foregoing paragraphs (a), (f), (g) insofar as it is permitted for the Parent, (h) and (j)), none of the above permissions shall apply to the Parent.

"Permitted Security" means:

(a)
any lien arising by operation of law or agreement of similar effect and in the ordinary course of trading and if arising as a result of any default or omission by any member of the Group, which does not subsist for a period of more than 60 days;

(b)	any netting or set-off arrangement entered into by any member of the Group which would be permitted pursuant to paragraph (j) of the definition of Permitted Financial Indebtedness;

(c)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after Closing if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured (otherwise than by a capitalisation of interest) has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within 4 months of the date of acquisition of such asset;

(d)
any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after Closing, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group; if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased (otherwise than by capitalisation of interest) in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within 4 months of that company becoming a member of the Group;

(e)
any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business and (unless disputed in good faith) not arising as a result of any default or omission by any member of the Group that is continuing for a period of more than 60 days;

(f)
any Security or Quasi-Security (existing as at the date of this Agreement) over assets of any member of the Group so long as the Security or Quasi-Security is irrevocably removed or discharged by no later than 90 days after Closing;

(g)	any Security or Quasi-Security arising in connection with a disposal which is a Permitted Disposal or arising in connection with a Permitted Acquisition;

(h)	any Security or Quasi-Security arising in connection with a guarantee which is permitted pursuant to paragraph (i) of the definition of "Permitted Guarantee";

(i)	any Security or Quasi-Security arising as a consequence of any finance lease permitted pursuant to paragraph (f) of the definition of "Permitted Financial Indebtedness";

(j)
any Security under netting or set-off arrangements under treasury transactions permitted by the Finance Documents and the Mezzanine Finance Documents where the obligations of parties thereunder are calculated by reference to the net exposure thereunder (but not any netting or set-off relating to such hedging agreement in respect of collateral or any other security exception otherwise permitted hereunder);

(k)	any Security arising as a result of legal proceedings discharged within 30 days or otherwise contested in good faith (and not otherwise constituting an Event of Default);

(l)	any Transaction Security, including cash collateral to secure obligations under the Finance Documents and the Mezzanine Finance Documents the Lender Blocked Account and the Group Blocked Account;

(m)	any Security over any rental deposits in respect of any property leased or licensed by a member of the Group for the purpose of carrying on its business;

(n)	any Security over documents of title and goods as part of a documentary credit transaction entered into in the ordinary course of business;

(o)
any Security granted by a Non-Obligor to a financial institution as part of the arrangements with that institution to provide Local Facilities to that member of the Group which are Permitted Financial Indebtedness;

(p)	any Security over shares in joint ventures to secure obligations to the other joint venture partners;

(q)	any Security over bank accounts or retention rights in favour of the account holding bank and granted as part of that financial institution's standard term and conditions;

(r)	any Security which does not secure any outstanding actual or contingent obligation;

(s)	any Security arising by operation of law in respect of taxes being contested in good faith in compliance with Clause 24.4 (Taxation);

(t)	any Security granted in favour of creditors pursuant to a reorganisation permitted under paragraph (c) of the definition of Permitted Transaction or a capital reduction;

(u)	any Security contemplated by the Base Case Model;

(v)	any Security or Quasi-Security granted in favour of a governmental or supranational authority in connection with government or supranational grants or funding provided to a member of the Group;

(w)	any Security granted under the VLN Debentures or the VLN Pledges; and

(x)
any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under the preceding paragraphs does not exceed $50,000,000 (or its equivalent) at any time, provided that (other than as set out in the foregoing paragraphs (a), (g) insofar as the relevant "Permitted Disposal" or "Permitted Acquisition" is permitted for the Parent, (h), (k), (l), (q), (r), (s), (v) and (w)), none of the above permissions shall apply to the Parent.

"Permitted Share Issue" means an issue of:

(a)	shares by the Parent which are not redeemable at the option of the holder before the Termination Date where such issue does not lead to a Change of Control of the Parent;

(b)
shares by a member of the Group which is a Subsidiary to its immediate Holding Company or to another member of the Group or to a minority shareholder proportionate to its existing holding where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares (to the extent held by a member of the Group) also become subject to the Transaction Security on the same terms;

(c)	shares to a member of the Group pursuant to a Permitted Acquisition;

(d)	shares where the issue is described by the Structure Memorandum or the Stockholders Agreement or which constitutes a Permitted Transaction;

(e)	shares where the issue is part of a Permitted Joint Venture;

(f)
shares in a member of the Group that has been the subject of an IPO permitted under this Agreement, where such shares are issued pursuant to an employees share option plan, or share options in respect of a member of the Group which are only exercisable upon a Permitted Disposal of that member of the Group; or

(g)	shares pursuant to a Permitted Disposal under paragraphs (q) or (s) of that definition,

provided that (other than as set out in the foregoing paragraphs (a) and (d), and in respect of (d) only insofar as the relevant "Permitted Transaction" is permitted for the Parent), none of the above permissions shall apply to the Parent.

"Permitted Transaction" means:

(a)
any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents, the Mezzanine Finance Documents, the Company Subordinated Debt, the Parent Subordinated Debt, the Company New Equity, the Parent New Equity, the Opco Loan Agreements or the Transaction Documents in each case, if and to the extent permitted under the Intercreditor Agreement;

(b)
the solvent liquidation, reorganisation, merger, demerger, amalgamation, consolidation or corporate reconstruction on a solvent basis of any Non-Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group and, where not contemplated in the Structure Memorandum, such liquidation or reorganisation is not materially prejudicial to the interests of the Lenders under the Finance Documents;

(c)
unless an Event of Default is then outstanding or would occur as a result of the transaction, a reorganisation, merger, demerger, amalgamation, consolidation or corporate reconstruction on a solvent basis of any Obligor (other than the Parent, the Company or a Borrower) including, for the avoidance of doubt, with a Non-Obligor where:

(i)
all of the business, assets or shares of that member remain with Obligors and the value or percentage of any minority interest in any member of the Group held by any person which is not a member of the Group is not increased; and

(ii)
if the assets or the shares in it were subject to the Transaction Security immediately prior to such reorganisation, the Lenders will enjoy (subject to the Security Principles, in the reasonable opinion of the Facility Agent and supported by any professional opinions and reports as it reasonably requires) substantially the same or equivalent guarantees from it (or its successor) and substantially the same or equivalent Security over the same assets and over the same shares in it (or in each case its successor) after the reorganisation (excluding, without limitation, any Security over assets which cease to exist as part of such reorganisation);

(d)	transactions (other than the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm's length terms;

(e)
any payments or other transactions described in the Structure Memorandum provided that, in the case of any loans to management described therein, they are permitted under paragraph (f) of the definition of Permitted Loan;

(f)	a liquidation or reorganisation of NDS Holdings BV within 180 days of Closing;

(g)	any conversion of intra-Group loans into distributable reserves or registered share capital;

(h)
a payment by (i) NDS Sweden AB in connection with the retention payments payable to employees of Castup Israel Limited and (ii) NDS Americas Inc. in connection with the deferred consideration payable to the vendors, in each case, pursuant to the Castup Acquisition up to an aggregate maximum amount of $2,400,000;

(i)
a payment by Orbis in connection with the earn-out provisions of, and the unsecured loan notes issued or to be issued in connection with, the NT Acquisition up to a maximum aggregate amount of £1,400,000;

(j)	an acquisition permitted pursuant to paragraph (i) of the definition of Permitted Acquisition; and

(k)
any acquisition by a member of the Group, or a loan to a trust or special purpose vehicle to fund the acquisition of shares and loan notes of directors and employees whose appointment and/or contract is terminated provided that (other than as set out in the foregoing paragraphs (a), (e), (g), (j) and (k)), none of the above permissions shall apply to the Parent.

"Permitted Treasury Transaction" means a Treasury Transaction which is permitted under Clause 24.28 (Treasury Transactions).

"PIK Margin" means 5.50 per cent. per annum.

"Pre-Approved Jurisdiction" means England and Wales, the United States of America, France and Sweden.

"Press Release" the announcement in the agreed form by or on behalf of Newton and Permira relating to the Scheme.

"Qualifying Lender" has the meaning given to that term in Clause 15 (Tax Gross-Up and Indemnities).

"Quarter Date" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Quasi Security" has the meaning given to that term in Clause 24.12 (Negative pledge).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period; or

(b)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Real Property" means:

(a)	any freehold, leasehold or immovable property, and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

"Redenomination Amount" has the meaning given to that term in paragraph (a) of Clause 6.2 (Redenomination).

"Redenomination Notice" means a notice substantially in the form set out in Part III of Schedule 3 (Requests) given in accordance with Clause 6.2 (Redenomination).

"Reference Banks" means, in relation to LIBOR or EURIBOR the principal London offices of JPMorgan Chase Bank, N.A., London Branch, Morgan Stanley Bank and HSBC or such other banks as may be appointed by the Facility Agent in consultation with the Company.

"Regulation D", "Regulation U" or "Regulation X" means Regulation D, U or X, as the case may be, of the Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Regulation D Cost" means, in relation to a Lender's participation in a Loan made to a Borrower (or deposits maintained by a Lender to fund that participation), any amount certified by that Lender from time to time to be the cost to it of complying with Regulation D (or any similar US reserve requirement) in respect of that participation or deposit. It is agreed that, for purpose of calculating any Regulation D Costs, the relevant participation or deposit shall be deemed to constitute "Eurocurrency Liabilities" under Regulation D and to be subject to such reserve requirements without the benefit of, or credit for, proration, exceptions or offsets which may be available from time to time under Regulation D.

"Relevant Interbank Market" means in relation to euro the European interbank market and, in relation to any other currency, the London interbank market.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its jurisdiction of incorporation; and

(b)	any jurisdiction whose laws govern any of the Transaction Security Documents entered into by it.

"Relevant Period" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Repeating Representations" means each of the representations set out in Clause 21.2 (Status), Clause 21.3 (Binding obligations), Clause 21.4 (Non-conflict with other obligations), Clause 21.5 (Power and authority) and Clause 21.7 (Validity and admissibility in evidence).

"Reports" means the Market Reports, the Legal Due Diligence Report, the Vendor Legal Due Diligence Report, the Echostar Report, the Financial and Tax Report, the Syndication Report, the Top-up Due Diligence Report, the Technical Report and the Structure Memorandum.

"Representative" has the meaning given to that term in Clause 26.8 (Disclosure of information).

"Reservations" means:

(a)
the principle that equitable remedies are remedies which may be granted or refused at the discretion of a court, the principle of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under applicable limitation laws (including the Limitation Acts), the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim; and

(c)	any other general principles set out as qualifications as to matters of law in the legal opinions delivered to the Facility Agent in connection with the Finance Documents.

"Resignation Letter" means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

"Retained Cash" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Revolving Facility" has the meaning given to it in the Senior Facilities Agreement.

"Scheme" means a scheme of arrangement under sections 895-899 Companies Act 2006 or any equivalent or substituted provision pursuant to the Companies Act 2006 to be made between the Parent and its shareholders.

"Scheme Date" means the date on which the Second Court Order is filed with, and date stamped by, the Registrar of Companies being on or about D+133 as specified in the Structure Memorandum.

"Scheme Documents" means the documents to be sent out to the shareholders of the Parent containing details of the Scheme and convening a Court approved meeting of the shareholders of the Parent in order to seek their approval of the Scheme.

"Screen Rate" means:

(a)	in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen provided that, if the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

"Second Court Order" means the court order authorising the Capital Reduction.

"Secured Parties" means each Finance Party from time to time party to this Agreement and each Hedge Counterparty and each Finance Party (as defined in the Senior Facilities Agreement) from time to time party to the Senior Facilities Agreement.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Principles" means the security principles set out in Schedule 12 (Security Principles).

"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 12 (Interest Periods) in relation to a Loan.

"Senior Agent" means the Agent as defined in the Senior Facilities Agreement.

"Senior Arranger" means the Arranger as defined in the Senior Facilities Agreement.

"Senior Debt Cover" has the meaning given to it in Clause 23.1 (Financial definitions).

"Senior Discharge Date" has the meaning given to it in the Intercreditor Agreement.

"Senior Facilities" means the Facilities (as defined in the Senior Facilities Agreement).

"Senior Facilities Agreement" means the senior facilities agreement dated on or about the date of this Agreement, made between, among others, the Parent, certain subsidiaries of the Parent as borrowers and guarantors and the Finance Parties (as defined under the Senior Facilities Agreement).

"Senior Finance Documents" means the Finance Documents as defined in the Senior Facilities Agreement.

"Specified Time" means a time determined in accordance with Schedule 10 (Timetable).

"Stockholders Agreement" means the stockholders agreement to be entered into on or prior to the Scheme Date by the Parent, the Permira Holdcos, Newton, Newton Inc. and the managers named therein.

"Structural Debt" has the meaning given to it in the Intercreditor Agreement.

"Structure Memorandum" means the structure paper related to Project Nucleus dated on or about the date of this Agreement describing the Group and the Transaction and prepared by PricewaterhouseCoopers with such amendments or modifications as do not materially and adversely affect the interests of the Lenders or which have been made with the consent of the Majority Lenders (acting reasonably).

"Subsidiary" means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Super Majority Lenders" means a lender or lenders whose Commitments aggregate more than 90 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 90 per cent. of the Total Commitments immediately prior to that reduction).

"Swedish Security Document" means a Transaction Security Document governed by Swedish law.

"Syndication Date" means the earlier of the date (i) on which the Arranger determines syndication is complete, (ii) on which successful syndication occurs (as separately agreed between the Arrangers and the Company) and (iii) falling 3 months after Closing.

"Syndication Report" means the report by PricewaterhouseCoopers dated 17 July 2008 which combines all of its reports relating to the Acquisition for syndication purposes.

"Takeover Code" means the City Code on Takeovers and Mergers.

"TARGET2" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a shared platform and which was launched on 19 November 2007.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Taxes Act" means the Income and Corporation Taxes Act 1988.

"Technical Report" means the product report prepared by Farncombe dated 14 May 2008.

"Term Facilities" has the meaning given to that term in the Senior Facilities Agreement.

"Termination Date" means the date falling 9 years from Closing.

"Third Party Disposal" has the meaning given to that term in paragraph (a) of Clause 27.3 (Resignation of a Borrower).

"Top-up Due Diligence Report" means the limited scope top-up due diligence report dated 3 July 2008 prepared by PricewaterhouseCoopers relating to the Acquisition.

"Total Commitments" means the aggregate of the Commitments being $385,000,000 at the date of this Agreement.

"Transaction" means the Capital Reduction, the payment of a dividend by the Company to the Parent, the reduction in capital and the cancellation of shares by the Parent and the acquisition by Permira of shares in the Parent by means of a scheme of arrangement, together with the transactions related thereto, each as set out in the Structure Memorandum.

"Transaction Documents" means the Finance Documents, the Senior Finance Documents, the Capital Reduction Documents, the Scheme Documents and the Vendor Documents.

"Transaction Security" means the Security created or expressed to be created pursuant to the Transaction Security Documents in favour of the Security Agent.

"Transaction Security Documents" means each of the documents listed in paragraph 3(b) of Part I of Schedule 2 (Conditions Precedent and conditions subsequent) and any document required to be delivered to the Facility Agent under paragraph 2(b) or (c) of Part II of Schedule 2 (Conditions Precedent and conditions subsequent) or paragraph 2(b) of Part III of Schedule 2 (Conditions Precedent and conditions subsequent) together with any other document entered into by any Obligor, the Vendor Loan Note Holder or the VLN Security Trustee creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents or the Mezzanine Finance Documents.

"Transfer Certificate and Lender Accession Undertaking" means an agreement substantially in the form set out in Schedule 5 (Form of Transfer Certificate and Lender Accession Undertaking) or any other form agreed between the Facility Agent and the Company.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate and Lender Accession Undertaking; and

(b)	the date on which the Facility Agent executes the Transfer Certificate and Lender Accession Undertaking.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Uncommitted Acquisition Facility" has the meaning given to it in the Senior Facilities Agreement.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"Unused Amount" has the meaning given to that term in Clause 23.1 (Financial definitions).

"US" and "United States" means the United States of America, its territories and possessions.

"US Bankruptcy Law" means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code) or any other United States federal or state bankruptcy, insolvency or similar law.

"US Borrower" means a Borrower that is a US Person.

"US$" or "US Dollars" means the lawful currency of the United States of America.

"US GAAP" means the generally applied accounting principles, standards and practices in the United States of America.

"US Guarantor" means a Guarantor that is a US Person.

"US Obligor" means a US Borrower or a US Guarantor.

"US Person" means a "United States Person" as defined in Section 7701(a)(30) of the Internal Revenue Code and includes a US Person who is the sole owner of any entity that is disregarded as being an entity separate from such owner for US federal income tax purposes.

"US Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

"Utilisation" means a Loan.

"Utilisation Date" means the date on which a Utilisation is made.

"Utilisation Request" means a notice substantially in the relevant form set out in Part I of Schedule 3 (Requests).

"VAT" means value added tax and any other tax of a similar nature.

"Vendor Documents" means:

(a)	the Vendor Loan Notes;

(b)	the Vendor Loan Note Instrument (incorporating the VLN Guarantees);

(c)	the VLN Debentures;

(d)	the VLN Pledges; and

(e)	any other document designated in writing as such by the Parent, the Vendor Loan Note Holder and the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)).

"Vendor Legal Due Diligence Report" means the legal due diligence report dated 30 May 2008 prepared by Allen & Overy LLP relating to the Acquisition.

"Vendor Loan Note Holder" means NDS Holdco Inc.

"Vendor Loan Note Instrument" means the deed to be entered into constituting the initial amount of $242,000,000 13 per cent. fixed rate guaranteed, secured 2018 Vendor Loan Notes of the Parent, together with any PIK notes constituted by and issued thereunder, as the same may be amended or varied from time to time together with any supplemental deed thereto.

"Vendor Loan Notes" means the vendor loan notes, together with any PIK notes, constituted by, and issued pursuant to, the Vendor Loan Note Instrument.

"VLN Debentures" means each debenture to be granted by the Parent and the VLN Guarantors in favour of the VLN Security Trustee.

"VLN Guarantee" means the subordinated guarantees to be granted in favour of the Vendor Loan Note Holder by the VLN Guarantors under and pursuant to the Vendor Loan Note Instrument.

"VLN Guarantors" means the Company, NDS Limited, Digi-Media Vision Limited and News Datacom Limited.

"VLN Long-stop Date" means the date occurring 14 years after the date of the Vendor Loan Note Instrument.

"VLN Pledges" means:

(a)	the share pledge to be granted by the Company over its shares in NDS Americas Inc. in favour of the VLN Security Trustee; and

(b)	the pledges to be granted by NDS Limited and News Datacom Limited over their Intellectual Property rights in the US in favour of the VLN Security Trustee.

"VLN Security Trustee" means NDS Holdco, Inc..

"Withdrawal Notice" means a notice substantially in the form set out in Part IV of Schedule 3 (Requests).

"Withholding Form" means IRS Form W-8BEN, W-8ECI or W-9 (or, in each case, any successor form and, in each case, attached to an IRS Form W-8IMY if required) or any other IRS form by which a person may claim an exemption from withholding of US federal income tax on interest payments to that person and, in the case of a person claiming an exemption under the "portfolio interest exemption," a statement certifying that such person is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a "controlled foreign corporation" that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code.

1.2	Construction
(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)
the "Facility Agent", the "Arranger", any "Finance Party", any "Lender", any "Obligor", any "Party", any "Secured Party", the "Security Agent", the "Vendor Loan Note Holder", the "VLN Security Trustee" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in "agreed form" is a document which is agreed in writing by or on behalf of the Company and the Facility Agent;

(iii)	"assets" includes present and future properties, revenues and rights of every description;

(iv)	the "European interbank market" means the interbank market for euro operating in Participating Member States;

(v)
a "Finance Document" or a "Transaction Document" or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally);

(vi)	"guarantee" means (other than in Clause 20 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss;

(vii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a Lender's "participation" in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(ix)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(x)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, compliance with which is customary for entities or persons such as the relevant entity or person) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)
A Default or an Event of Default is "continuing" if it has not been remedied or waived, provided that in the case of a Major Event of Default if the Facility Agent serves on the Company after the date on which that Major Event of Default has occurred a notice requiring the Company to remedy that Major Event of Default within three Business Days, if that Major Event of Default is not remedied within three Business Days of receipt by the Company of such notice, then with effect from and including the fourth Business Day after such notice is received that particular Major Event of Default is "continuing" (whether or not it is subsequently remedied) if it has not been waived. In relation to any Event of Default caused by the failure to meet the requirements of Clause 23.2 (Financial condition) on any Quarter Date but where the requirements of Clause 23.2 (Financial condition) are complied with on the next Quarter Date, the Event of Default caused by the failure to meet the requirements of Clause 23.2 (Financial condition) on the former Quarter Date shall be deemed remedied to the satisfaction of the Finance Parties on the next Quarter Date unless, prior to that next Quarter Date, the Facility Agent or any other Finance Party has exercised any of the rights under Clause 25.21 (Acceleration).

(e)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

1.3	Personal Liability
No personal liability shall attach to any director, officer, employee or other individual signing a certificate or other document on behalf of a member of the Group which proves to be incorrect in any way, unless that individual acted fraudulently in giving that certificate or other document in which case any liability will be determined in accordance with applicable law.

1.4	Intercreditor Agreement
(a)	This Agreement is entered into subject to, and with the benefit of, the terms of the Intercreditor Agreement.

(b)
Notwithstanding anything to the contrary in this Agreement, the terms of the Intercreditor Agreement will prevail if there is a conflict between the terms of this Agreement and the terms of the Intercreditor Agreement.

1.5	Currency Symbols and Definitions
(a)
"$" and "dollars" denote lawful currency of the United States of America, "£" and "sterling" denotes lawful currency of the United Kingdom and "euro" means the single currency unit of the Participating Member States.

(b)
The "equivalent" in any currency (the "first currency") of any amount in another currency (the "second currency") shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Facility Agent's Spot Rate of Exchange at about such time and on such date as the Facility Agent may from time to time reasonably determine to be appropriate in the circumstances.

1.6	Third party rights
(a)
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

1.7	Dutch terms
In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(b)	financial assistance means any act contemplated by:

(i)	(for a besloten vennootschap met beperkte aansprakelijkheid) Article 2:207(c) of the Dutch Civil Code; or

(ii)	(for a naamloze vennootschap) Article 2:98(c) of the Dutch Civil Code;

(c)
a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d)	a winding-up, administration or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(e)	a moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend;

(f)	insolvency includes bankruptcy and moratorium;

(g)
any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(h)	a trustee in bankruptcy includes a curator;

(i)	an administrator includes a bewindvoerder;

(j)	an attachment includes a beslag; and

(k)	a subsidiary includes a dochtermaatschappij as defined in Article 2:24a of the Dutch Civil Code.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available a Base Currency term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations
(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors' Agent
(a)
Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor (including, without limitation, by increasing the obligations of such Obligor howsoever fundamentally, whether by increasing the liabilities guaranteed or otherwise), without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

2.4	UK Obligors
(a)	In respect of any Obligor incorporated in the United Kingdom:

(i)
its obligations under Clauses 14 (Fees), 15 (Tax Gross-Up and Indemnities), 16 (Increased Costs), 17 (Other Indemnities), 19 (Costs and Expenses) and 20 (Guarantee and Indemnity) shall take effect on (but not before) Closing; and

(ii)
its obligations under the Finance Documents shall only take effect to the extent that it would not constitute unlawful financial assistance within the meaning of Sections 151 and 152 of the Companies Act 1985.

(b)
The operation of this Clause 2.4 shall not in any respect override the requirement for the Facility Agent to receive all the conditions precedent referred to in Clause 4.1 (Initial conditions precedent).

2.5	French Guarantors
In respect of any Obligor under the Senior Finance Documents which is incorporated in France (a "French Guarantor"), each such French Guarantor shall be deemed to be an Obligor under this Agreement solely for the purposes of the definitions of Permitted Acquisition, Permitted Disposal, Permitted Financial Indebtedness, Permitted Guarantee, Permitted Joint Venture, Permitted Loan, Permitted Security and Permitted Transaction.

3.	PURPOSE

3.1	Purpose
Each Borrower shall apply all amounts borrowed by it under the Facility to finance:

(a)	a reduction in the share capital of the Company (the "Capital Reduction") and the payment of a dividend by the Company; and

(b)
the payment of costs and expenses incurred by the Company or any other member of the Group or any Investor in connection with the Capital Reduction, the dividend referred to in (i) above, the Transaction and the Transaction Documents and the reimbursement of costs and expenses incurred by Newton related thereto, in each case in accordance with the Structure Memorandum and the Funds Flow Statement.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to any Utilisation if:

(a)
prior to Closing, each Closing Obligor has become an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors) and provided the Transaction Security listed in paragraph 3(b) of Part I of Schedule 2 (Conditions Precedent and conditions subsequent); and

(b)
on or before the Utilisation Date for that Utilisation, the Facility Agent has received or is satisfied that it will receive all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent and conditions subsequent) in form and substance satisfactory to the Facility Agent (acting reasonably and on the instructions of the Majority Lenders), provided that the consent of 85 per cent. of the Lenders will be required to waive any conditions set out in Part I of Schedule 2 (Conditions Precedent and conditions subsequent) that are highlighted with an asterisk). The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Conditions to Utilisation
Subject to Clause 4.4 (Certain Funds), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation), if on the date of the Utilisation Request and on the relevant Utilisation Date:

(a)	no Event of Default or Default is continuing or would occur as a result of the proposed Utilisation; and

(b)
the Repeating Representations that are stipulated to be made by an Obligor on the relevant Utilisation Date are true and accurate (in all material respects in the case of Repeating Representations to which a materiality test is not already applied in accordance with their terms) by reference to the facts then subsisting and will remain true and accurate immediately after the Utilisation.

4.3	Maximum number of Utilisations
(a)	A Borrower (or the Company) may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 5 Loans would be outstanding.

(b)	A Borrower (or the Company) may not request that a Loan be divided if, as a result of the proposed division 5 or more Loans would be outstanding..

4.4	Certain Funds
(a)
Notwithstanding the provisions of Clause 4.2 (Conditions to Utilisation), a Utilisation of the Facility for the purposes specified in Clause 3.1 (Purpose) or subject to the conditions set out in the Parent Debenture and the submission of a duly completed Withdrawal Notice, any withdrawal from a Blocked Account to be made within the Certain Funds Period shall (in each case) be made notwithstanding:

(i)	that all the representations and warranties in Clause 21 (Representations) (other than a Certain Funds Representation) are not true in all respects; and

(ii)	a Default (other than a Certain Funds Default) is continuing,

(iii)
but shall not be required to be made if, during the Certain Funds Period, there occurs a Change of Control (other than pursuant to the Transaction) or, in respect of the participation of a Lender in a Utilisation, it is unlawful for that Lender to make the Utilisation. For the purposes of this paragraph (a) only, Change of Control shall be deemed to apply to the Company on the same basis that it applies to the Parent, mutatis mutandis.

(b)
Prior to the date falling on the last day of the Certain Funds Period for the Facility, the Lenders will not exercise their rights under Clause 25.21 (Acceleration), exercise any right of rescission or exercise any right of set-off, in each case to prevent any Utilisation referred to in paragraph (a) of this Clause 4.4.

(c)	For the avoidance of doubt, save as expressly stated otherwise, this Clause 4.4 does not constitute a waiver of the rights of the Lenders in respect of any Default.

(d)
For the avoidance of doubt, the Facility Agent shall have received all (unless it has waived such receipt) the documents and other evidence required by and in accordance with Clause 4.1 (Initial conditions precedent) before any Utilisation may be made on Closing.

4.5	Debt Push Down Loans
The Group may, as part of its efficient tax planning, enter into transactions such that certain existing Loans may be pushed down in order to implement a Debt Push Down and Reorganisation provided that (subject to Clause 16.3 (Exceptions)) such Debt Push Down and Reorganisation is implemented on terms which have all been approved by the Majority Lenders.

4.6	Intellectual Property Restructuring
The Group may, as part of its efficient tax planning, enter into any Permitted Transactions including, without limitation, any transaction or series of transactions (each an "IP Transaction") for the sale, licence, transfer or other disposal of all or part of the intellectual property owned by members of the Group incorporated in the UK (the "UK IP") to other members of the Group incorporated outside the UK provided that unless the Majority Lenders otherwise agree (acting reasonably):

(a)	no Event of Default is continuing or would result from the IP Transaction;

(b)
if the disposing company is a Guarantor, the company to which the UK IP is transferred (the "acquiring company") must be a Guarantor or the acquiring company shall have acceded as an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors);

(c)
to the extent that the UK IP was subject to Security in favour of the Lenders immediately prior to the IP Transaction, subject to the Security Principles and notwithstanding that new hardening periods would start, the Lenders will enjoy (in the reasonable opinion of the Facility Agent (acting on instructions of the Majority Lenders (acting reasonably)) and supported by any professional opinions and reports as it reasonably requires) substantially the same or equivalent Security over the UK IP transferred in connection with the IP Transaction;

(d)	the acquiring entity must be in a jurisdiction approved by the Majority Lenders (acting reasonably); and

(e)	the Group will not incur any material tax liabilities as a result of the IP Transaction.

SECTION 3

UTILISATION

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request
A Borrower (or the Company on its behalf) may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Facility Agent agrees).

5.2	Completion of a Utilisation Request for Loans
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	in respect of any Utilisation drawn on Closing, the account specified therein is the Lender Blocked Account; and

(iv)	the proposed Interest Period complies with Clause 12 (Interest Periods).

(b)
Multiple Utilisations may be requested in a single Utilisation Request where the proposed Utilisation Date is Closing. Only one Utilisation may be requested in each subsequent Utilisation Request but more than one Utilisation Request may be delivered on the same day.

5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency.

(b)	The amount of the proposed Utilisation must be a minimum of $10,000,000.

5.4	Lenders' participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Pro Rata Drawings
The Company shall ensure that to the extent not fully utilised on Closing, Facility A, Facility B and Facility C and the Facility are drawn proportionately to each other.

5.6	Withdrawal Notice
(a)	The Company (on behalf of the Parent) shall deliver to the Security Agent a duly completed Withdrawal Notice at the same time that it delivers the first Utilisation Request under this Agreement.

(b)	Such Withdrawal Notice is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the intended Scheme Date (on the understanding that, for the avoidance of doubt, the actual Scheme Date may fall after that date);

(ii)	it identifies all payments to be made from a Blocked Account on the Scheme Date in accordance with the Structure Memorandum and the Funds Flow Statement; and

(iii)	it includes detailed payment instructions for each individual recipient of a payment from a Blocked Account on the Scheme Date.

(c)
For the avoidance of doubt, all instructions set out in the Withdrawal Notice shall be subject to the occurrence of the Scheme Date and the conditions for withdrawal from the Blocked Accounts set out in the Parent Debenture.

(d)
Unless otherwise agreed between the Company and the Majority Lenders (acting reasonably) only three recipients shall be designated for the payment to be made to the public under Step 15 of the Structure Memorandum.

6.	REDENOMINATION

6.1	Facility Agent's calculations
Each Lender's participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' participation).

6.2	Redenomination
(a)
The Lenders may, by delivering a notice to the Company (a "Redenomination Notice") no later than ten Business Days before the Redenomination Date, request that Loans in an aggregate principal amount (when aggregated with any Facility A Loans, Facility B Loans and/or Facility C Loans under the Senior Facilities Agreement that have been or are to be redenominated) (the "Redenomination Amount") not exceeding $510,000,000 be redenominated into euro.

(b)	Each Redenomination Notice shall:

(i)	be delivered at least ten Business Days before the Redenomination Date;

(ii)	specify the proposed date (the "Redenomination Date") on which such redenomination is to take effect; and

(iii)	specify the amount of the Facility to be redenominated (in compliance with the limits set out in paragraph (a) above).

(c)
Following receipt by the Company of the Redenomination Notice the Facility Agent or a financial institution nominated by the Company will enter into foreign exchange contracts on market rates (each an "Exchange Contract") pursuant to which the Facility Agent or nominated financial institution agrees to purchase an amount in dollars equal to the Redenomination Amount with an amount of euros (the "Exchange Amount") required to purchase that amount of dollars using the Facility Agent's Spot Rate of Exchange or the rate of exchange at which the nominated financial institution is to provide the Exchange Contract (the "Redenomination Amount") (provided that the Facility Agent shall consult with the Company or nominated financial institution in relation to the setting of the Redenomination Rate) for delivery on the Redenomination Date.

(d)
On the Redenomination Date, the Lenders will make additional Loans ("Redenomination Loans") in euros. The amount of each Loan shall be the Exchange Amount relating to the relevant dollar amount of the Facility.

(e)
Upon ascertaining (and in any event on the date falling three Business Days prior to the Redenomination Date) each Exchange Amount, the Facility Agent will promptly notify the Company and each Lender of the Exchange Amounts and the Redenomination Rate.

(f)	On the Redenomination Date:

(i)	each Redenomination Loan will be made as set out in paragraph (d) above, and the proceeds of such Loans shall be paid to the Facility Agent;

(ii)
the Facility Agent shall apply the proceeds of the Redenomination Loans in purchase of dollars in accordance with the Exchange Contracts or to the financial institution nominated by the Company pursuant to paragraph (c) above for the purchase of dollars by that financial institution in accordance with the Exchange Contracts; and

(iii)
the Facility Agent shall apply the amounts of dollars purchased pursuant to the Exchange Contracts or received from the financial institution nominated by the Company pursuant to paragraph (c) above in repayment in full of all the Loans which are to be redenominated.

(g)	On and following the Redenomination Date, each Redenomination Loan shall be a Loan for all purposes under this Agreement.

(h)
The requirements of Clause 4.2 (Conditions to Utilisation), Clause 4.3 (Maximum number of Utilisations) and Clause 5 (Utilisation - Loans) shall be deemed to be satisfied in respect of the Redenomination Loans.

(i)	Only one Redenomination Date may occur under this Agreement.

(j)
Prior to the occurrence of the Redenomination Date, the Facility Agent may require (acting reasonably) such amendments to this Agreement to be made as are reasonably necessary to separate the Redenomination Loans into euro and dollar tranches of the Facility.

(k)	Following the tranching of the Redenomination Loans, any repayment or mandatory prepayment of the Facility must be made pro rata to the outstandings under each euro and dollar tranche.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Loans
(a)	The Borrowers which have drawn Loans (and the Company shall ensure that those Borrowers shall) repay the aggregate Loans on the Termination Date.

(b)	The Borrowers may not reborrow any part of the Facility which is repaid.

8.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

8.1	Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)
upon the Facility Agent notifying the Company, the Commitment of that Lender will be immediately cancelled or, as the case may be, on such date that Lender's Commitment shall be transferred to another person pursuant to Clause 26.11 (Replacement of Lenders); and

(c)
each Borrower shall repay that Lender's participation in the Loan made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) or, as the case may be, on such date that Lender's participation in the Utilisations shall be transferred at par to another person pursuant to Clause 26.11 (Replacement of Lenders).

8.2	Voluntary and mandatory cancellation
(a)
The Company may, if it gives the Facility Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $2,000,000 (or its equivalent)) of an Available Facility. Any cancellation under this Clause 8.2 shall reduce the Commitments of the Lenders rateably under that Facility.

(b)	The Facilities shall be automatically cancelled if the Press Release has not been issued by the date falling 14 days after the date of this Agreement.

8.3	Voluntary prepayment of Loans
(a)
Subject to the Intercreditor Agreement, a Borrower to which a Loan has been made may, if it or the Company gives the Facility Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Loan by a minimum amount of $2,000,000 (or its equivalent) subject to any Break Costs.

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

8.4	Right of cancellation and repayment in relation to a single Lender
(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 15.2 (Tax gross-up);

(ii)	any Lender claims indemnification from an Obligor under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased costs); or

(iii)	a Market Disruption Event occurs pursuant to Clause 13 (Changes to Calculation of Interest) in relation to certain but not all the Lenders; or

(iv)	at any time a Lender becomes a Non-Consenting Lender,

the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations or to require the transfer of that Lender's rights and obligations pursuant to Clause 26.11 (Replacement of Lenders).

(b)
On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero or transferred to another person pursuant to Clause 26.11 (Replacement of Lenders).

(c)
On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) (i), (ii) or (iii) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan together with all interest and other amounts accrued under the Finance Documents or the relevant Lender shall transfer its rights and obligations pursuant to Clause 26.11 (Replacement of Lenders).

(d)
On the last day of each Interest Period which ends after the Company has given notice under paragraph (a)(iv) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall, with the consent of each of the Lenders forming the Majority Lenders (unless the prepayment is funded by Company New Equity, Company Subordinated Debt or Retained Cash that can be used to pay dividends in accordance with the terms of this Agreement) repay that Lender's participation in that Loan together with all interest and other amounts accrued under the Finance Documents and/or the relevant Lender shall transfer its rights and obligations pursuant to Clause 26.11 (Replacement of Lenders).

8.5	Prepayment fee
(a)	If a prepayment of all or any part of the Facility is made within 36 Months from Closing:

(i)	under Clause 8.3 (Voluntary prepayment of Loans);

(ii)	as a result of the operation of Clause 9.1 (Exit); or

(iii)	as a result of the operation of paragraph (d) of Clause.9.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO),

the Borrower shall pay with the proposed prepayment a fee in an amount equal to:

(A)
if the prepayment takes place at any time up to (and including) the date which is 24 Months from Closing, one per cent. of the principal amount prepaid to the Facility Agent for distribution to the Lenders and a make-whole fee calculated in accordance with Clause 8.6 (Make-whole Fee) below; or

(B)
if the prepayment takes place at any time from (but excluding) the date which is 24 Months from Closing up to (and including) the date which is 36 Months from Closing, one per cent (1%) of the principal amount prepaid to the Facility Agent for distribution to the Lenders.

(b)	No prepayment fee shall be payable under paragraph (a) above in relation to a prepayment of all or any part of the Facility pursuant to:

(i)	Clause 8.1 (Illegality); or

(ii)	paragraphs (a)(i), (ii), (iii) and (iv) of Clause 8.4 (Right of cancellation and repayment in relation to a single Lender) as a result of:

(A)	any sum payable to a Lender by an Obligor being required to be increased under paragraph (c) of Clause 15.2 (Tax gross-up);

(B)	any Lender claiming indemnification under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased costs);

(C)	a Market Disruption Event occurring pursuant to Clause 13 (Changes to Calculation of Interest); or

(D)
or at any time a Lender becoming a Non-consenting Lender provided that if any such prepayment takes place at any time up to (and including) the date which is 24 Months from Closing, a prepayment fee of 2 per cent. of the principal amount prepaid shall be paid to the Facility Agent for distribution to the Lenders and if any such prepayment takes place at any time after the date which is 24 Months from Closing up to (and including) the date which is 36 Months from Closing a prepayment fee is payable in accordance with sub-paragraph (B) of paragraph (a) above; or

(iii)
a refinancing of all or part of the Facility in which one or more of the Lenders participate, provided that in respect of each such Lender a fee will be payable in accordance with paragraphs (A) and (B) above and calculated on the amount, if any, by which the amount prepaid to such Lender(s) exceeds such Lender(s) participation in such refinancing.

8.6	Make-whole fee
(a)
For the purposes of paragraph (a)(A) of Clause 8.5 (Prepayment fee), "Make-whole fee" means an amount equal to the net present value of the amount of interest (excluding any Mandatory Cost) which would have accrued on the principal amount of the Facility (and including, for the avoidance of doubt, all accrued and capitalised interest) so prepaid from the date of prepayment to (and including) the date which is 24 Months from Closing, discounted at a rate equal to LIBOR plus 0.50 per cent (0.50%).

(b)
For the purpose of paragraph (a) above, LIBOR shall be determined as at the date of prepayment and assuming successive Interest Periods of three months' duration but taking the actual period from the date of prepayment to the expiry of the then current Interest Period and the actual period from the expiry of the last three month Interest Period so assumed until (and including) the date which is 24 Months from Closing.

9.	MANDATORY PREPAYMENT

9.1	Exit
Upon the occurrence of an Exit, the Facility will be cancelled and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

9.2	Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO
(a)	For the purposes of this Clause 9.2, Clause 9.3 (Application of mandatory prepayments) and Clause 9.4 (Mandatory Prepayment Accounts):

"Acquisition Proceeds" means the Net Proceeds of a claim (a "Recovery Claim") against the provider of any Report (in its capacity as a provider of that Report) except for Excluded Acquisition Proceeds.

"Disposal" means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

"Disposal Proceeds" means the Net Proceeds received by any member of the Group (including any amount received from any person outside the Group or from the entity being disposed of or its Subsidiaries in repayment of intercompany debt of the entity being disposed of or its Subsidiaries) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds.

"Excluded Acquisition Proceeds" means any proceeds of a Recovery Claim which relate to a working capital adjustment or which are applied or committed to be applied or designated by the board of directors of the Company to be applied:

(i)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(ii)	in compensation for a loss or replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged,

in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied, committed to be so applied or designated by the board of directors of the Company to be so applied, within 12 Months (or such longer period as the Majority Lenders may agree) of receipt of such proceeds (provided that in the case of a commitment or designation they are then so applied within 18 Months of receipt); or

(iii)	less than $5,000,000 (or its equivalent) in respect of an individual Recovery Claim.

"Excluded Disposal Proceeds" means the Net Proceeds of any Disposal which is or which are:

(i)	permitted under paragraphs (a) to (f), (i), (j) or (l) to (n) of the definition of "Permitted Disposal";

(ii)
applied, committed to be so applied or designated by the board of directors of the Company to be applied for reinvestment in the business of the Group, Permitted Acquisitions or Capital Expenditure within 12 months (or such longer period as the Majority Lenders may agree) of receipt of such proceeds (provided that in the case of a commitment or designation they are then so applied within 18 Months of receipt);

(iii)	an individual Disposal not falling under the preceding paragraphs where the Net Proceeds from that Disposal are an amount less than $5,000,000 (or its equivalent); or

(iv)
disposals not falling under the preceding paragraphs the Net Proceeds of which when aggregated with the Net Proceeds of other Disposals made in the same Financial Year of the Company and not falling under the preceding paragraphs do not exceed an amount of $20,000,000 (or its equivalent) in any financial year.

"Excluded Insurance Proceeds" means any Net Proceeds of insurance claims:

(i)	which are third party liability, business interruption or similar claims (including, for the avoidance of doubt, director and officer claims to the extent they relate to third party liability);

(ii)	which do not exceed an amount of $5,000,000 (or its equivalent) in any single case; or

(iii)	which are applied, committed to be so applied or designated by the board of directors of the Company to be so applied:

(A)	to meet a third party claim; or

(B)	to the replacement, reinstatement and/or repair of the assets in respect of which the relevant insurance claim was made,

in each case within 12 months, (or such longer period as the Majority Lenders may agree) of receipt of such proceeds (provided that in the case of a commitment or designation they are then so applied within 18 months of receipt).

"IPO Proceeds" means the Net Proceeds of any IPO received by any member of the Group or any holding company of the Parent established by the Investors for the purposes of an IPO of the Group and in which each of the Investors has a shareholding.

"Insurance Proceeds" means the Net Proceeds of any insurance claim received by any member of the Group except for Excluded Insurance Proceeds.

(b)	The Company shall ensure that the Borrowers prepay Loans in the following amounts at the times and in the order of application contemplated by Clause 9.3 (Application of mandatory prepayments):

(i)	the amount of Acquisition Proceeds;

(ii)	the amount of Disposal Proceeds; and

(iii)	the amount of Insurance Proceeds,

provided that the Net Proceeds arising out of a sale of assets which form part of the Non-Core Business shall only be applied as to the first 50 per cent. in prepayment of the Facility. The remaining Net Proceeds may be retained by the Group.

(c)
On and following the Senior Discharge Date, for the period beginning 1 January 2009 and ending 30 June 2009 and for each financial year of the Parent thereafter, the Company shall ensure that the Borrowers prepay Loans at the time and as contemplated by Clause 9.3 (Application of mandatory prepayments) in an amount equal to:

(i)	in respect of each Financial Year at the end of which Debt Cover is greater than 4.75:1, 75 per cent. of the Excess Cashflow for that Financial Year;

(ii)	in respect of each Financial Year at the end of which Debt Cover is equal to or less than 4.75:1 but greater than 3.75:1, 50 per cent. of the Excess Cashflow for that Financial Year;

(iii)	in respect of each Financial Year at the end of which Debt Cover is equal to or less than 3.75:1 but greater than 2.75:1, 25 per cent. of the Excess Cashflow for that Financial Year; and

(iv)
for the avoidance of doubt, in respect of each Financial Year at the end of which Debt Cover is equal to or less than 2.75:1, 0 per cent. of the Excess Cashflow for that Financial Year provided that from the applicable percentage of Excess Cashflow shall be deducted any voluntary prepayments made during that Financial Year.

Any balance will be retained by the Group and may be used as set out in paragraph (f) below or may be used for any purpose not expressly prohibited under the Finance Documents or may (at the option of the Company), subject to the prerequisites set out in paragraph (b) of the definition of Permitted Payment, be applied by way of a loan to the Parent or in payment of dividends or redemption of equity by the Company or in payment of interest or principal on the Company Subordinated Debt.

Prior to the Senior Discharge Date, any balance following the application of the opening paragraph of Clause 14.2(d) (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) of the Senior Facilities Agreement will be retained by the Group and may be used as set out in Clause 14.2(f) (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) of the Senior Facilities Agreement or may (at the option of the Company) if the Senior Debt Cover ratio is 2:1 or below be utilised to prepay the Facility or, subject to the prerequisites set out in paragraph (b) of the definition of Permitted Payment, be applied by way of a loan to the Parent or in payment of dividends or redemption of equity by the Company or in payment of interest or principal on the Company Subordinated Debt.

(d)	IPO

On or following the Senior Discharge Date, upon the occurrence of an IPO not resulting in a Change of Control, the Company shall ensure that the Borrowers prepay the Loans in the following amounts as contemplated by Clause 9.3 (Application of mandatory prepayments):

(i)	if on the immediately preceding Quarter Date, Debt Cover for the Relevant Period ending on such Quarter Date was greater than 4.75:1, an amount equal to 75 per cent. of the IPO Proceeds:

(ii)
if on the immediately preceding Quarter Date, Debt Cover for the Relevant Period ending on such Quarter Date was greater than 3.75:1 but less than or equal to 4.75:1, an amount equal to 50 per cent. of the IPO Proceeds:

(iii)
if on the immediately preceding Quarter Date, Debt Cover for the Relevant Period ending on such Quarter Date was greater than 2.75:1 but less than or equal to 3.75:1, an amount equal to 25 per cent. of the IPO Proceeds: and

(iv)
(for the avoidance of doubt) if, on the immediately preceding Quarter Date, Debt Cover for the Relevant Period ending on such Quarter Date was equal to or less than 2.75:1, an amount equal to 0 per cent. of the IPO Proceeds,

Any balance will be retained by the Group and may be used as set out in paragraph (f) below or otherwise used for any purpose not expressly prohibited under the Finance Documents or may (at the option of the Company), subject to the prerequisites set out in paragraph (b) of the definition of Permitted Payment, be applied by way of a loan to the Parent or in payment of dividends or redemption of equity by the Company or payment of interest or principal on the Subordinated Debt.

Prior to the Senior Discharge Date, any balance following the application of the opening paragraph of Clause 14.2(e) (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) of the Senior Facilities Agreement will be retained by the Group and may be used as set out in Clause 14.2(f) (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) of the Senior Facilities Agreement or may (at the option of the Company) if the Senior Debt Cover ratio is 2:1 or below be utilised to prepay the Facility or, subject to the prerequisites set out in paragraph (b) of the definition of Permitted Payment, be applied by way of a loan to the Parent or in payment of dividends or redemption of equity by the Company or in payment of interest or principal on the Company Subordinated Debt.

(e)
If there is an IPO of the Non-Core Business which does not constitute a Change of Control, the IPO Proceeds received by the Group shall be paid as to the first 50 per cent. of the IPO Proceeds from any such IPO in prepayment of the Senior Facilities and the remaining proceeds may be retained by the Group.

(f)
Amounts not applied in prepayment of the Senior Facilities or the Facility pursuant to this Clause 9.2 and not required, if not applied in prepayment, to be applied for another purpose specified in this Clause 9.2 will be available for the general corporate or acquisition purposes of the Group. For the avoidance of doubt, such amounts shall not be required to be held in a blocked account.

9.3	Application of mandatory prepayments
(a)	A prepayment made under Clause 9.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) paragraphs (b) to (e) shall be applied pro rata in prepayment of the Loans.

(b)	Unless the Company makes an election under paragraph (c) below, the Borrowers shall prepay Loans at the following times:

(i)	in the case of any prepayment relating to the amounts of Acquisition Proceeds, Disposal Proceeds, Insurance Proceeds or IPO Proceeds, promptly upon receipt of those proceeds; and

(ii)
in the case of any prepayment relating to an amount of Excess Cashflow on the last day of the first Interest Period ending at least 15 Business Days after the date of delivery pursuant to Clause 22.1 (Financial statements) of the Annual Financial Statements of the Parent for the relevant Financial Year.

(c)
Subject to paragraph (d) below, the Company may, by giving the Facility Agent not less than three Business Days (or such shorter period as the Majority Lenders may agree) prior written notice, elect that any prepayment under Clause 9.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) due which is to be applied in prepayment of a Loan on a day other than the last day of the Interest Period relating to that Loan be applied in prepayment of that Loan on the last day of the Interest Period during which such prepayment falls due.

(d)
If the Company makes the election under paragraph (c) above then (subject to there being no Event of Default outstanding) a proportion of each relevant Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period. In the case of an Event of Default which is continuing the Facility Agent shall be entitled to use the amounts credited to the Mandatory Prepayment Account which are required to be applied pursuant to paragraph (b), (c), (d) or (e) of Clause 9.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) to pay amounts due and payable under this Clause 9.3 and otherwise under the Finance Documents.

(e)
If the Company has made an election under paragraph (c) above but an Event of Default under Clause 25.1 (Non-payment) has occurred and is continuing or a notice has been given by the Facility Agent pursuant to Clause 25.21 (Acceleration), that election shall no longer apply and the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

9.4	Mandatory Prepayment Accounts
(a)	The Company shall ensure that:

(i)
Disposal Proceeds, Insurance Proceeds, IPO Proceeds and Acquisition Proceeds in respect of which the Company has made an election under paragraph (c) of Clause 9.3 (Application of mandatory prepayments) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Group; and

(ii)
an amount equal to any Excess Cashflow in respect of which the Company has made an election under paragraph (d) of Clause 9.3 (Application of mandatory prepayments) is paid into a Mandatory Prepayment Account promptly after such election.

(b)
The Company and each Borrower irrevocably authorise the Facility Agent to apply amounts credited to a Mandatory Prepayment Account which are required to be applied pursuant to paragraphs (b), (c), (d) or (e) of Clause 9.3 (Application of mandatory prepayments) to pay amounts due and payable under Clause 9.3 (Application of mandatory prepayments) and otherwise under the Finance Documents.

(c)
A Lender, Security Agent or Facility Agent with which a Mandatory Prepayment Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to that Account and subject to their being no Event of Default continuing, that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) and (ii) such Account is subject to the Transaction Security.

9.5	General
All prepayments to be made under Clause 9.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) (other than upon the occurrence of an Exit or out of IPO Proceeds) are subject to the terms of the Intercreditor Agreement, permissibility under local law (including, without limitation, financial assistance, corporate benefit restrictions on up streaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant members of the Group). There will be no requirement to make any prepayment where the aggregate of the Tax and other cost to the Group of making that payment or making funds available to another member of the Group to enable such payment to be made exceeds an amount equal to 5 per cent. of the amount to be prepaid. The Company shall ensure that all members of the Group will use their reasonable endeavours to overcome any restrictions and/or minimise any costs of a prepayment. If at any time those restrictions are removed, any relevant proceeds will be applied in prepayment of the Facilities at the end of the next Interest Period provided that the relevant proceeds are available at such time to be so applied.

10.	RESTRICTIONS

10.1	Notices of Cancellation or Prepayment
Any notice of cancellation or prepayment given by any Party under Clause 8 (Illegality, Voluntary Prepayment and Cancellation) or Clause 9 (Mandatory Prepayment) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

10.2	Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

10.3	No reborrowing of Term Facilities
No Borrower may reborrow any part of the Facility (or a Loan) which is prepaid.

10.4	Prepayment in accordance with Agreement
No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

10.5	No reinstatement of Commitments
No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

10.6	Facility Agent's receipt of Notices
If the Facility Agent receives a notice under Clause 8 (Illegality, Voluntary Prepayment and Cancellation) or Clause 9 (Mandatory Prepayment) it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

11.	INTEREST

11.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

11.2	Payment of interest - Cash Margin
(a)
The Borrower to which a Loan has been made shall pay accrued interest on that Loan (other than interest in respect of the PIK Margin) on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)
If payment of any interest accruing under paragraph (a) above is not permitted under the Intercreditor Agreement, that interest shall accrue and be payable by that Borrower on the Business Day immediately after payment of that interest is permitted under the Intercreditor Agreement.

11.3	Payment of interest - PIK Margin
Any interest accruing in respect of the PIK Margin shall be compounded with the Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period). Any such interest shall after being compounded, be treated as part of the principal amount of the Loan and shall be payable in accordance with Clause 7 (Repayment), Clause 8 (Illegality, Voluntary Prepayment and Cancellation) and Clause 25.21(Acceleration).

11.4	Default interest
(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 11.4 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest, if unpaid, arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.5	Notification of rates of interest
The Facility Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.

11.6	Highest Lawful Rate
Notwithstanding any other provision herein, in no event shall the rate of interest payable by any Obligor with respect to any Loan exceed the Highest Lawful Rate.

12.	INTEREST PERIODS

12.1	Selection of Interest Periods and Terms
(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)
Each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by the Borrower (or the Company on behalf of the Borrower) to which that Loan was made not later than the Specified Time (or such later time as the Facility Agent may agree).

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)
Subject to this Clause 12, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower (or the Company) and the Facility Agent (acting on the instructions of the Majority Lenders if such period is less than six Months or acting on the instructions of all the Lenders if such period is more than six Months). In addition a Borrower (or the Company on its behalf) may select an Interest Period of:

(i)
a period necessary to ensure that the Loans under the Facility are to be redenominated in accordance with Clause 6.2 (Redenomination) have an interest period ending on the Redenomination Date for the Facility; or

(ii)	a period necessary to ensure that the last day of the relevant Interest Period matches any relevant payments under the Hedging Agreements.

(e)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(f)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(g)
Prior to the Syndication Date, Interest Periods shall be one Month or such other period as the Facility Agent and the Company may agree and any Interest Period which would otherwise end during the Month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

12.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.3	Consolidation and division of Loans
(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	end on the same date; and

(ii)	are made to the same Borrower,

those Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)
Subject to Clause 4.3 (Maximum number of Utilisations), and Clause 5.3 (Currency and amount) if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the Loan immediately before its division.

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Absence of quotations
Subject to Clause 13.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

13.2	Market disruption
(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Cash Margin;

(ii)
the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(b)	In this Agreement "Market Disruption Event" means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

13.3	Alternative basis of interest or funding
(a)
If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

13.4	Break Costs
(a)
Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14.	FEES

14.1	Commitment fee
(a)
The Company shall pay to the Facility Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 0.50 per cent. per annum on that Lender's Available Commitment under the Facility from the earlier of Closing and the date falling 30 days after the date of this Agreement until the end of the Availability Period.

(b)
The accrued commitment fee is payable quarterly in arrear on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective provided that no fee shall become payable prior to the Scheme Date.

14.2	Arrangement fee
Subject to a Utilisation being made under this Agreement, the Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

14.3	Agency fee
Subject to a Utilisation being made under this Agreement, the Company shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

15.	TAX GROSS-UP AND INDEMNITIES

15.1	Definitions
(a)	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

(i)
in relation to a UK Obligor, a Lender (other than a Lender within sub-paragraph (D) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of ITA) making an advance under a Finance Document; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;

(B)	a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:

(b)	a company so resident in the United Kingdom; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(3)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(C)	a Treaty Lender; or

(D)	a Lender which is a building society (as defined for the purposes of section 880 of ITA) making an advance under a Finance Document.

(ii)	in relation to a U.S. Obligor, a Lender which:

(A)	is a US Person; or

(B)
is not a US Person but is entitled to complete exemption from withholding of US federal income tax on interest payable to it in respect of a Loan (in each case under this paragraph (ii), a "US Qualifying Lender").

(iii)	in relation to an Obligor incorporated in any other jurisdiction, any Lender.

"Tax Confirmation" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(iii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.

"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).

"Treaty Lender" means a Lender (other than a US Qualifying Lender) which:

(i)	is treated as a resident of a Treaty State for the purposes of the relevant Treaty;

(ii)
does not carry on a business in the jurisdiction of incorporation of the respective Obligor through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

(iii)
fulfils any other conditions which must be fulfilled under the relevant Treaty by residents of that Treaty State for such residents to obtain exemption from taxation levied by the United Kingdom on interest, subject to completion of procedural formalities.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

"UK Non-Bank Lender" means a Lender which gives a Tax Confirmation in the Transfer Certificate and Lender Accession Undertaking which it executes on becoming a Party

Unless a contrary indication appears, in this Clause 15 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

15.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall promptly notify the Company and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Tax imposed by the United Kingdom or France from an interest payment, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)

(A)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender;

(B)
an officer of HM Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of ITA (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Company a certified copy of that Direction; and

(C)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or

(iii)
the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Company; or

(iv)	the Tax Deduction would not have been required if the Lender had complied with its obligations under paragraph (m) below; or

(v)
the relevant Lender is a Treaty Lender with respect to the United Kingdom and the relevant Obligor has not received a direction (other than of a provisional nature) from HM Revenue & Customs entitling it to make interest payments to that Treaty Lender without a Tax Deduction with respect to Tax imposed by the United Kingdom on interest and which direction remains in full force and effect.

(e)
If an Obligor is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction (including the filing by the Treaty Lender of any relevant tax forms).

(h)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(i)	A UK Non-Bank Lender shall promptly notify the Company and the Facility Agent if there is any change in the position from that set out in the Tax Confirmation.

(j)
If a Tax Deduction on account of US federal withholding tax is required by law to be made by a US Borrower, or by any Obligor on behalf of a US Borrower, from a payment of interest to a Lender on a Loan to that US Borrower, paragraph (c) above shall apply only if that Lender has complied with its obligations under paragraph (k) below and:

(i)	was a US Qualifying Lender on the date it first became a Lender; and

(ii)
is a US Qualifying Lender on the date the payment falls due, or has ceased to be a US Qualifying Lender because of a change after the date it first became a Lender in any law or double taxation agreement or official interpretation, administration or application thereof.

(k)
Each US Qualifying Lender shall submit to each US Borrower, promptly after receipt of any written request to do so, two duly completed and signed copies of the relevant Withholding Form. However, no Lender shall be required to submit any Withholding Form if that Lender is not allowed validly to do so.

15.3	Tax indemnity
(a)
Each Obligor shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 15.2 (Tax gross-up); or

(B)
would have been compensated for by an increased payment under Clause 15.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) or (j) of Clause 15.2 (Tax gross-up) applied.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company (or the relevant Obligor).

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Facility Agent.

15.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

15.5	Lender Status Confirmation
Each Lender which becomes a Party to this Agreement after the date of this Agreement in respect of a Loan to a Borrower incorporated in the United Kingdom shall indicate, in the Transfer Certificate and Lender Accession Undertaking which it executes on becoming a Party (or, if it becomes a Lender pursuant to an assignment, in a written notice delivered to the Company), which of the following categories it falls in:

(a)	a Qualifying Lender (other than a Treaty Lender); or

(b)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 15.5 then such New Lender shall be treated for the purposes of this Agreement as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Company).

15.6	Stamp taxes
The Company shall pay and, within three Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document provided that this Clause 15.6 shall not apply in respect of any stamp duty, registration or other similar Taxes which are payable in respect of an assignment, transfer or other alienation of any kind by a Lender of any of its rights and/or obligations under a Finance Document.

15.7	Value added tax
(a)
All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
If VAT is chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

16.	INCREASED COSTS

16.1	Increased costs
(a)
Subject to Clause 16.3 (Exceptions) the Company shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement, other than, in each case, any costs incurred in connection with the implementation of, or compliance with, the Basel Capital Accord ("Basel II") or any laws or regulations relating thereto in force as at the date of this Agreement.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

Each Borrower shall, promptly upon demand by a Lender, pay to such Lender the amount of any Regulation D Costs actually incurred by such Lender in respect of its participation in any Loan made to such Borrower (or deposits maintained by such Lender to fund that participation).

16.2	Increased cost claims
(a)
A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

(c)
Each Borrower shall, promptly upon demand by a Lender pay to such Lender the amount of any Regulation D Costs actually incurred by such Lender in respect of its participation in any Loan made to such Borrower (or deposits maintained by such Lender to fund that participation).

16.3	Exceptions
(a)	Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 16.3 reference to a "Tax Deduction" has the same meaning given to the term in Clause 15.1 (Definitions).

17.	OTHER INDEMNITIES

17.1	Currency indemnity
(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities
The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(a)
the occurrence of any Event of Default including, without limitation, any broken funding costs resulting from an Event of Default under Clause 25.18 (Scheme not effective) which shall be net of any interest accrued on the Lender Blocked Account to and received by the Facility Agent on behalf of the Lenders;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company,

provided that, with effect from Closing, such indemnities shall include any such cost, loss or liability incurred prior to Closing with respect to any breaches of (or liabilities due under) the equivalent provisions of the Indemnity Letter.

17.3	Indemnity to the Facility Agent
The Company shall promptly indemnify the Facility Agent against any reasonable cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 31.9 (Change of currency); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

18.	MITIGATION BY THE LENDERS

18.1	Mitigation
(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 15 (Tax Gross-Up and Indemnities) or Clause 16 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability
(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)
A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in any material respect.

19.	COSTS AND EXPENSES

19.1	Transaction expenses
Subject to the relevant agreed caps, the Company shall, in respect of amounts incurred up to the Scheme Date, on the Scheme Date and in respect of any other amounts, within 20 Business Days of demand provided that such demand shall be accompanied by reasonable details of, amongst others, hours worked, individuals involved and work done) pay the Facility Agent, the Arranger and the Security Agent the amount of all reasonable costs and expenses (including legal fees) incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, perfection and syndication of:

(a)	the Finance Documents and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

19.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 31.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse each of the Facility Agent and the Security Agent for the amount of all reasonable costs and expenses (including agreed legal fees) incurred by the Facility Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement and preservation costs
The Company shall, within three Business Days of demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or, after a Declared Default, the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees as primary obligor and not merely as surety to each Finance Party punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

20.2	Continuing Guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part or any increase of the Commitments, and this guarantee constitutes a guarantee of payment and not of collection.

20.3	Reinstatement
If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

20.4	Waiver of defences
The obligations of each Guarantor under this Clause 20 will not be affected by an act, omission, matter or thing which, but for this Clause 20, would reduce, release or prejudice any of its obligations under this Clause 20 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under a Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

20.5	Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.6	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any money received from any Guarantor or on account of any Guarantor's liability under this Clause 20.

20.7	Deferral of Guarantors' rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

20.8	Release of Guarantors' right of contribution
If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

20.9	Additional security
This guarantee is in addition to and not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.10	Guarantee Limitations - Netherlands
The obligations and liabilities of any Dutch Guarantor under its guarantee hereunder do not apply to any liability to the extent it would result in that guarantee constituting unlawful financial assistance within the meaning of the Dutch Civil Code.

20.11	Guarantee Limitations - Sweden
The guarantee made by a Guarantor incorporated in Sweden in respect of obligations owed by members of the Group that are not Subsidiaries to such Guarantor shall be limited if (and only if) and to the extent required by an application of the provisions of the Companies Act (Aktiebolagslagen) regulating distribution of assets (including profits and dividends and any other form of transfer of value (värdeöverföring) within the meaning of the Companies Act) and it is understood that the liability of such Guarantor under this Clause 20 in respect of such obligations only applies to the extent permitted by the above mentioned provisions of the Companies Act.

20.12	Guarantee Limitations - United States
(a)	Each US Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents.

(b)	Assuming that paragraph (b) is enforceable against each Finance Party, each US Guarantor represents, warrants and agrees that:

(i)
the aggregate amount of its debts and liabilities, subordinated, contingent or otherwise, is not greater than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(c)
Notwithstanding anything to the contrary contained herein or in any other Finance Document, each Finance Party agrees that the maximum liability of each US Guarantor under this Clause 20 shall in no event exceed an amount equal to the greatest amount that would not render such US Guarantor's obligations hereunder and under the other Finance Documents subject to avoidance under US Bankruptcy Law or to being set aside, avoided or annulled under any Fraudulent Transfer Law, in each case after giving effect (i) to all other liabilities of such US Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Law (specifically excluding, however, any liabilities of such US Guarantor in respect of intercompany indebtedness to any Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such US Guarantor hereunder) and (ii) to the value as assets of such US Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such US Guarantor pursuant to (A) applicable law, or (B) any other agreement providing for an equitable allocation among such US Guarantor and the Borrowers and other Guarantors of obligations arising under this Agreement or other guarantees of such obligations by such parties.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.	REPRESENTATIONS

21.1	General
(a)
The Parent (with effect from the date it becomes an Obligor) and each other Obligor (unless otherwise stated below) makes the representations and warranties set out in this Clause 21 on the dates set out in Clause 21.24 (Times when representations are made) to each Finance Party.

(b)	The representations and warranties set out in this Clause 21 are made with reference to the circumstances existing at that time.

Status, authorisations and governing law

21.2	Status
(a)	It and each of its Subsidiaries (which is a Material Company) is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries (which is a Material Company) has the power to own its assets and carry on its business as it is being conducted.

21.3	Binding obligations
Subject to the Reservations and, in the case of paragraph (b), the Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations, and

(b)
(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create fully perfected and those security interests are valid and effective in all material respects.

21.4	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not contravene:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it to an extent which has a Material Adverse Effect.

21.5	Power and authority
(a)
It has the power to enter into, perform and deliver, and has taken or will have taken prior to the relevant time all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

21.6	No filing or stamp taxes
Subject to the Reservations, under the law of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, save in each case for complying with any applicable Perfection Requirements.

21.7	Validity and admissibility in evidence
(a)	Subject to the Reservations and the Perfection Requirements, all Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected (or will be obtained or effected prior to Closing or, if later, the date it enters into that Transaction Document) and are (or will be) in full force and effect.

(b)
All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has a Material Adverse Effect.

21.8	Governing law and enforcement
(a)	Subject to the Reservations, the choice of law by which a Finance Document (to which it is a party) is expressed to be governed will be recognised and enforced in its Relevant Jurisdictions.

(b)
Subject to the Reservations, any judgment obtained from a court expressed to have jurisdiction in relation to a Finance Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

No default or tax liability

21.9	No default
(a)	No Default is continuing under any Finance Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has a Material Adverse Effect.

21.10	Taxation
It is not (and none of its Subsidiaries being a Material Company is) overdue (taking into account any extension or grace period) in the filing of any Tax returns to an extent which has, or would have, a Material Adverse Effect.

Provision of information - general

21.11	No misleading information
(a)
Any factual information contained in the Information Memorandum and the Reports taken as a whole was true and accurate in all material respects as at its date or (as the case may be) as at the date the information is expressed to be given, and all expressions of opinion or intention attributed to the Parent in the Information Memorandum were made after careful consideration and were at the time made, in the opinion of the Parent, based on reasonable grounds.

(b)
The financial projections contained in the Base Case Model were prepared on the basis of recent historical information at that time and on the basis of assumptions that in the opinion of the Parent, were reasonable at the time they were made and have been prepared in accordance with the Accounting Principles.

(c)
At the time they were prepared, no event or circumstance had occurred or arisen and no information had been omitted from the Information Memorandum and the Reports and no information had been withheld that resulted in the information, forecasts or projections then contained in the Information Memorandum or the Reports taken as a whole being untrue or misleading in any material respect as at their stated date.

The representations and warranties made with respect to the Information Memorandum, the Base Case Model and the Reports above are made by the Company and the Parent only and only so far as each is aware after making due and careful enquiries.

21.12	Financial Statements
(a)
The Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Facility Agent in writing to the contrary or disclosed in the Financial and Tax Report.

(b)	The financial statements most recently delivered pursuant to Clause 22.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applicable at the date of such financial statements; and

(ii)
give a true and fair view of (if audited) or (if unaudited) fairly present in all material respects (having regard to the fact that financial statements which are not audited are prepared for management purposes) the consolidated financial condition and consolidated results of operations for the Group for the period to which they relate (to the extent appropriate for management accounts).

21.13	Group Structure Chart
The Group Structure Chart shows, with respect to the Group as it will be immediately after the Scheme Date, all material members of the Group and contains a description of the corporate structure of the Group which is true, accurate and complete in all material respects.

21.14	Scheme Documents and other documents
(a)	The Scheme Documents contain all the material terms of the Scheme.

(b)
The Stockholders Agreement, the Master Intercompany Agreement, the Implementation Agreement, the Management Investment Agreement, the constitutional documents of the Parent, the Intercreditor Agreement and the Vendor Documents (in each case, as amended to the extent permitted under this Agreement and the Intercreditor Agreement) contain all the material terms of all the agreements and arrangements between (in the case of the Stockholders Agreement, the Master Intercompany Agreement, the Implementation Agreement, the Management Investment Agreement and the constitutional documents of the Parent) the Investors and the Parent and (in each other case) between the Vendor Loan Note Holder, the VLN Security Trustee and the Parent.

No proceedings or breach of laws

21.15	No proceedings pending or threatened
Other than as disclosed in the Legal Due Diligence Report, no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined and, if adversely determined, would have a Material Adverse Effect have been started or (to the best of its knowledge or belief) formally threatened in writing against it or any of its Subsidiaries.

21.16	No breach of laws
It has not (and none of its Subsidiaries has) breached any law or regulation which breach would have a Material Adverse Effect.

21.17	Environmental laws
(a)
Each member of the Group is in compliance with Clause 24.3 (Environmental compliance) and no circumstances have occurred which would prevent such compliance in a manner or to an extent which would have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or is threatened against any member of the Group where that claim would have, if determined against that member of the Group, a Material Adverse Effect.

Ownership of assets

21.18	Legal and beneficial ownership
It and each of its Subsidiaries is the sole legal and beneficial owner of the shares over which it purports to grant Transaction Security (save in the case of NDS Asia Pacific Limited, NDS Marketing Israel Limited and Castup Israel Limited) and, so far as the Parent is aware, after due and careful enquiry, it and each of its Subsidiaries is the sole legal and beneficial owner of the material tangible assets over which it purports to grant Transaction Security (save to the extent any supranational authority has co-ownership rights over such material tangible assets).

21.19	Intellectual Property
(a)	It:

(i)
is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted if failure to have the same would have a Material Adverse Effect; and

(ii)
has taken all formal or procedural actions in the jurisdictions in which it operates (including payment of fees) required to maintain any Intellectual Property owned by it save to the extent failure to do so would not have a Material Adverse Effect.

(b)	There are no adverse circumstances relating to the validity, subsistence or use of any of its or its Subsidiaries' Intellectual Property which would have a Material Adverse Effect.

Provision of information - Group

21.20	Holding Companies
Except for Permitted Holding Company Activity, before Closing, the Company has not traded or incurred any liabilities or commitments (actual or contingent, present or future).

Miscellaneous

21.21	Centre of main interests and establishments
For the purposes of the Council of the European Union Regulation No. 1346/2000 in Insolvency Proceedings (the "Regulation"), it is not aware of any material reason to suggest that its centre of main interest (as that term is used in Article 3(1) of the Regulation) and "establishment" (as that term is used in Article 2(h) of the Regulation is not situated in its jurisdiction of incorporation.

21.22	Priority of ranking
Subject to the Reservations and Perfection Requirements, ranking is in the priority as expressed in the Transaction Security Documents and is not subject to any prior ranking or pari passu ranking Security other than Permitted Security.

21.23	Title to assets
It and each of its subsidiaries has good title to, or valid leases or licences of, and all appropriate authorisations to use, the assets necessary to carry on its business as presently conducted if failure to have the same would have a Material Adverse Effect.

21.24	Times when representations are made
(a)	The representations and warranties in this Clause 21 are made by each Original Obligor on the date of this Agreement by reference to the facts and circumstances existing on such date provided that:

(i)
the Repeating Representations shall be deemed to be repeated on the date of each Utilisation Request following the Certain Funds Period, on the first day of each Interest Period, on the date of this Agreement, on the date of each Utilisation and together with the representation and warranty set out in Clause 21.18 (Legal and beneficial ownership) on the date of the accession of each Additional Obligor in respect of itself only;

(ii)
the Certain Funds Representations shall be deemed to be repeated on Closing and on the date of each Utilisation Request during the Certain Funds Period and on the date of each Utilisation during the Certain Funds Period;

(iii)	the representations and warranties set out in Clause 21.11 (No misleading information) shall be deemed to be repeated:

(A)	by the Company;

(A)	on the date of the issue of the Information Memorandum; and

(B)
on the Syndication Date, subject to specific written disclosures made by the Company (if any) at least five Business Days prior to the Syndication Date (or, if the Arranger has not notified the Company of the intended Syndication Date ten Business Days' in advance, within five Business Days after receipt of such notice) against such representations which, if so made, shall qualify such representations; and

(B)
by the Parent on the date of its accession to the terms of this Agreement, subject to specific written disclosures made by the Company (if any) prior to the date of accession against such representations which, if so made, shall qualify such representations; and

(iv)	the representations and warranties set out in paragraph (b) of Clause 21.12 (Financial Statements) shall be deemed to be repeated on the date of delivery of the respective financial statements.

(b)
Each representation or warranty in this Clause 21 which is deemed to be made or repeated after the date of this Agreement shall be deemed to be made or repeated by reference to the facts and circumstances existing on the date it is so made or repeated.

(c)
For the avoidance of doubt the representations and warranties made in this Clause 21, other than in Clause 21.2 (Status) to Clause 21.5 (Power and authority), Clause 21.7 (Validity and admissibility in evidence), Clause 21.11 (No misleading information) and paragraph (b) of Clause 21.12 (Financial Statements) are also made in relation to the Group.

22.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 22:

"Annual Financial Statements" means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 22.1 (Financial statements).

"Monthly Financial Statements" means the financial statements delivered pursuant to paragraph (c) of Clause 22.1 (Financial statements).

"Quarterly Financial Statements" means the financial statements delivered pursuant to paragraph (b) of Clause 22.1 (Financial statements).

22.1	Financial statements
The Parent shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event:

(i)
within 120 days after the end of each of its Financial Years (save that the relevant period shall be 150 days for the first Financial Year after Closing) its audited consolidated financial statements for that Financial Year; and

(ii)
within any statutory time period allowed for the preparation thereof and only if requested by the Facility Agent, the financial statements (consolidated if appropriate) of each Borrower for that Financial Year (if available or required by law to be prepared);

(b)
within 45 days after the end of each Financial Quarter ending after Closing (save that the relevant period shall be 60 days for Financial Quarters ending on or before 30 June 2009 provided that the Parent will use reasonable efforts to deliver within 45 days) its consolidated financial statements for that Financial Quarter including (i) a commentary by the management; (ii) a comparison against the relevant Budget; and (iii) details of any One-off Costs, any items of Non-recurring Expenditure and Capital Expenditure funded by Cash Overfunding, in each case in that Financial Quarter; and

(c)
as soon as they are available, but in any event within 30 days after the end of each month ending after Closing(save that the relevant period shall be 45 days for months ending on or before 30 June 2009 provided that the Parent will use reasonable efforts to deliver within 30 days) its financial statements, on a consolidated basis for that month including a commentary by the management (to include cumulative management accounts for the Financial Year to date), provided that for periods ending on or before 30 June 2009, the financial statements delivered pursuant to paragraphs (b) and (c) above will reflect the current reporting practices of the Group).

22.2	Provision and contents of Compliance Certificate
(a)
Starting with the Financial Quarter ending 30 June 2009, the Parent shall supply a Compliance Certificate to the Facility Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)
Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenants) and explanations as to how the figures included were derived (provided that compliance with Clause 23.2(a) shall not be addressed in Compliance Certificates delivered before 30 September 2009) and prepayments to be made from Excess Cashflow under Clause 9.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) and the Margin computations set out in the definition "Margin" as at the date as at which those financial statements were drawn up and, in the case of a Compliance Certificate provided in respect of Annual Financial Statements, confirm compliance with the requirement for Guarantor Coverage in Clause 24.32 (Guarantors) and contain a list of the companies that are Material Companies.

(c)
Each Compliance Certificate shall be signed by the Chief Financial Officer or a director of the Parent and, if required to be delivered with the consolidated Annual Financial Statements of the Parent, shall be reported on by the Parent's Auditors on the proper extraction of the numbers used in the financial covenant calculations in such manner (if any) and on such conditions that the Auditors specify ((subject to the Facility Agent and/or each Lender agreeing an engagement letter with the Parent's Auditors) and unless one of the Big Four Accountants have adopted a general policy of not providing such reports).

22.3	Requirements as to financial statements
(a)
The Parent shall procure that each set of Annual Financial Statements, Quarterly Financial Statements and Monthly Financial Statements includes a balance sheet, profit and loss account and cashflow statement provided that in respect of any periods ending on or prior to 30 June 2009 this shall only be required if reflected in the reporting practices of the Group as of Closing. In addition the Parent shall procure that each set of the Parent's Annual Financial Statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered by the Parent pursuant to Clause 22.1 (Financial statements) (other than under paragraph (a)(ii)):

(i)
shall be certified on behalf of the Parent by a director of the Parent or the Chief Financial Officer (in each case without personal liability) as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up;

(ii)
in the case of consolidated financial statements of the Group, shall be accompanied by a statement of the Parent comparing actual performance for the period to which the financial statements relate to:

(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(iii)
shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied, in the case of the Parent, in the preparation of the Base Case Model, unless, in relation to any set of financial statements, the Parent notifies the Facility Agent that there has been a change in the Accounting Principles, a change of the Accounting Principles to IFRS, the accounting practices or the financial reference periods and it delivers to the Facility Agent:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles, or accounting practices upon which the Base Case Model was prepared; and

(B)
sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 23 (Financial Covenants) has been complied with, to determine the Margin as set out in the definition of "Margin", to determine the amount of any prepayments to be made from Excess Cashflow under Clause 9.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) and to make an accurate comparison between the financial position indicated in those financial statements and the Budget.

(c)
If the Parent notifies the Facility Agent of a change in accordance with paragraph (b)(iii) above or a change of its Financial Year end then the Parent and the Facility Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms; and

(iii)	any amendments to the financial covenant levels set out in Clause 23 (Financial Covenants) to preserve the then applicable headroom,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

If no such agreement is reached within 30 days of that notification of change, the Facility Agent shall (if so requested by the Majority Lenders) instruct the Auditors of the Parent or independent accountants (approved by the Parent or, in the absence of such approval within 5 days of request by the Facility Agent of such approval, a firm with recognised expertise) to determine any amendment to Clause 23.2 (Financial condition), the Margin computations set out in the definition of "Margin", the amount of any prepayments to be made from Excess Cashflow under Clause 9.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) and any other terms of this Agreement which the Auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by the Auditors, or as the case may be, accountants. The cost and expense of the Auditors or accountants shall be for the account of the Parent.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model was prepared save to the extent amendments have been made in accordance with paragraph (c) above.

22.4	Budget
(a)
The Parent shall supply to the Facility Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 30 days after the start of each of its Financial Years (commencing with the Financial Year commencing 1 July 2009), an annual Budget for that Financial Year.

(b)	The Parent shall ensure that each Budget:

(i)
is in a form similar to the budget within the Base Case Model and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group for the Financial Year to which the Budget relates. The projections shall relate to the 12 month period comprising, and each month in, that Financial Year;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 22.1 (Financial statements); and

(iii)	has been approved by the board of directors of the Parent.

(c)
If the Parent updates or changes the Budget, it shall within not more than 10 days of the update or change being made deliver to the Facility Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget which shall then become the Budget for the relevant period for the purposes of this Agreement.

22.5	Presentations
Upon the Facility Agent's request (not to be made more than once in every Financial Year), at least two directors of the Parent (one of whom shall be the Chief Financial Officer) must give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

22.6	Year-end
The Parent shall notify the Facility Agent of a change of its Financial Year-end.

22.7	Information: miscellaneous
The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)
at the same time as they are dispatched, copies of all documents dispatched by any Obligor (other than in the ordinary course of business) to its creditors generally (or any class of them) and all information required by law to be provided by the Parent to its shareholders generally;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings (including, without limitation, relating to the infringement of any Intellectual Property) which are current, threatened or pending against any member of the Group, and which would be reasonably likely to have a Material Adverse Effect;

(c)	promptly on request, such further information regarding the financial condition, assets and operations of the Group as any Finance Party, through the Facility Agent, may reasonably request; and

(d)
prior to Closing, the final version of the Structure Memorandum, the Funds Flow Statement and the constitutional documents of the Parent which constitutional documents may be amended or modified between the date of this Agreement and Closing with such amendments or modifications as do not materially and adversely affect the interests of the Lenders or which have been made with the consent of the Majority Lenders (acting reasonably).

22.8	Notification of default
The Company shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence. The Facility Agent may, where it has reasonable grounds for believing that a Default is continuing, request that the Company issue a certificate confirming that no Default is continuing or, where a Default is continuing, setting out the steps being taken to remedy that Default.

22.9	"Know your customer" checks
(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is customarily required by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Company shall, by not less than 10 Business Days' prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 27 (Changes to the Obligors).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

22.10	ERISA
Each Obligor shall:

(a)
promptly upon a request by the Facility Agent or a Lender, deliver to the Facility Agent copies of Schedule B (Actuarial Information) to the Annual Report (IRS Form 5500 Series) with respect to each Employee Plan;

(b)
within ten Business Days after it or any ERISA Affiliate becomes aware that any ERISA Event has occurred or, in the case of any ERISA Event which requires advance notice under Section 4043(b)(3) of ERISA, will occur, deliver to the Facility Agent a statement signed by a director or other authorized signatory of an Obligor or ERISA Affiliate describing that ERISA Event and the action, if any, taken or proposed to be taken with respect to that ERISA Event;

(c)
within ten Business Days after receipt by it or any ERISA Affiliate or any administrator of an Employee Plan, deliver to the Facility Agent copies of each notice from the PBGC stating its intention to terminate any Employee Plan in a distress or involuntary termination or to have a trustee appointed to administer any Employee Plan; and

(d)
within ten Business Days after becoming aware of any event or circumstance which might constitute grounds for a distress or involuntary termination of (or the appointment of a trustee to administer) any Employee Plan or Multiemployer Plan, provide an explanation of that event or circumstance by a director of the Obligor or ERISA Affiliate affected by that event or circumstance.

23.	FINANCIAL COVENANTS

23.1	Financial definitions
In this Clause 23:

"Borrowings" means, at any time, the outstanding principal or capital amount of any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	acceptance credits (or dematerialised equivalents);

(c)
moneys raised under or pursuant to bonds (other than a performance bond or advance payment bond issued in respect of the obligations of any member of the Group incurred in the ordinary course of business), notes, debentures, loan stock or any similar instrument;

(d)	any finance or capital lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease but only to the extent of such treatment;

(e)	receivables sold or discounted (other than to the extent there is no recourse);

(f)
any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which would fall within one of the other paragraphs of this definition;

(g)
the acquisition cost of any asset where the deferred payment is arranged primarily as a method of raising finance and in circumstances where the due date for payment is more than 180 days after the expiry of the period customarily allowed by the relevant supplier (save where the payment deferral results from non or delayed satisfaction of contract terms by the supplier or from contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures);

(h)
the sale price of any asset to the extent paid by the person liable before the time of sale or delivery where such advance payment is arranged primarily as a method of raising finance unless such arrangements are entered into customarily by customers of the Group;

(i)	any amount raised under any other transaction which would be treated as borrowing in accordance with the Accounting Principles;

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in the paragraphs above; and

(k)	redeemable shares that are redeemable prior to the Termination Date,

provided that indebtedness owed by one member of the Group to another member of the Group, any Company Subordinated Debt, any Parent Subordinated Debt and indebtedness under the Vendor Documents shall not be taken into account and excluding post employment benefit scheme liabilities and any other liabilities in respect of other provisions which are treated as borrowings under the Accounting Principles (including, without limitation, borrowings under derivative transactions) and any provisions in relation to earn outs to the extent these are not supported by a guarantee issued by a third party which has been counter-indemnified by a member of the Group.

"Capital Expenditure" means any expenditure or obligation in respect of expenditure which in accordance with the Accounting Principles is treated as capital expenditure (other than any Permitted Acquisition and any capital expenditure which is part of restructuring costs and only taking into account the actual cash payment made where assets are replaced and part of the purchase price is paid by way of part exchange).

"Cashflow Cover" means, in respect of any Relevant Period, the ratio of Consolidated Cashflow for that Relevant Period to Net Debt Service for that Relevant Period.

"Cash Overfunding" means an amount of $120,000,000 as reduced from time to time when designated by the Company to be Consolidated Cashflow.

"Consolidated Cashflow" means, in respect of any Relevant Period, Consolidated EBITDA for that Relevant Period:

(a)	plus the amount of any rebate, refund or credit in respect of any tax on profits, gains or income actually received in cash by any member of such Group during such period;

(b)	minus all Capital Expenditure actually paid by a member of the Group during the Relevant Period except to the extent was financed or refinanced from or funded from:

(i)	Retained Cash;

(ii)	any Permitted Financial Indebtedness;

(iii)	capital contributions received from landlords in relation to Real Property in respect of which a member of the Group is a tenant;

(iv)	Company New Equity or Company Subordinated Debt; or

(v)
the amount of Cash Overfunding up to an amount which, together with the aggregate amount of Cash Overfunding spent on Non-recurring Expenditure items paid in cash in accordance with paragraph (n) below, does not exceed $ 60,000,000 in aggregate during the life of the Facility;

(c)
minus the aggregate of the consideration paid for or cost of any Permitted Acquisitions and the amount of any Joint Venture Investment made in cash during that period to the extent not included in Consolidated EBITDA and in each case except to the extent funded from Retained Cash, any Permitted Financial Indebtedness, Company New Equity or Company Subordinated Debt;

(d)
plus the amount of any loan which was made in respect of a Joint Venture Investment which is repaid in cash to a member of the Group and the amount of any royalty payments made by a Joint Venture Investment to a member of the Group;

(e)
minus all amounts of tax on profits, gains or income actually paid excluding tax accrued in the previous financial year that was deducted for the purpose of calculating Excess Cashflow in respect of that previous financial year (other than any such tax which is referable to any Financial Year ending on or before Closing and any tax which is netted off against any proceeds received by the Group in accordance with paragraph (b) of the definition of Net Proceeds) and minus the amount of any withholding tax withheld from any amount paid to any member of the Group which has been taken into account in calculating Consolidated EBITDA for such period;

(f)
plus any decrease in and minus any increase of Working Capital between the beginning and end of such Relevant Period, excluding in this calculation any movements in Working Capital (including inventory and deferred income) (either positive or negative) related to the BskyB one-off cards swap-out to the extent that it has an impact in the applicable Relevant Period;

(g)
to the extent not taken into account in any other paragraph in this definition minus all non-cash credits and release of provisions and plus all non-cash debits and other non-cash charges and provisions included in establishing Consolidated EBITDA for such period;

(h)
to the extent not taken into account in any other paragraph in this definition plus any positive and minus any negative one-off, non-recurring, extraordinary or exceptional items received or which are paid by any member of the Group in cash during such period (excluding the One-off Costs up to an amount of $60,000,000 in aggregate during the life of the Facility) to the extent not already taken into account in calculating Consolidated EBITDA for such period or provided for in Acquisition Costs or funded from Retained Cash, any Permitted Financial Indebtedness, Company New Equity or Company Subordinated Debt (and where such items comprise consideration receivable by a member of the Group in connection with a Disposal, the gross consideration receivable shall be used in determining the amount to be added back);

(i)
to the extent included in Consolidated EBITDA or in any other paragraph of this definition, excluding the effect of all cash movements associated with the Acquisition, the Acquisition Costs and the costs of any share options of the Group existing on Closing;

(j)	plus any Company New Equity or Company Subordinated Debt provided in accordance with paragraph (e) of Clause 23.3 (Financial testing);

(k)
deducting any fees, cash or charges of a non-recurring nature related to any equity offering, investments, acquisitions, disposals or Permitted Financial Indebtedness (whether or not successful) except to the extent funded from Retained Cash or paid out of the proceeds raised on an equity or debt securities offering or other Permitted Financial Indebtedness;

(l)
deducting the amount of arm's length management, consulting, investor and advisory fees (other than in respect of any cash movements falling under paragraph (k) above) paid to any of the Investors to the extent not taken into account in Consolidated EBITDA and other than those funded from Retained Cash, any Permitted Financial Indebtedness, Company New Equity or Company Subordinated Debt;

(m)
deducting the amount of any dividends or other profit distributions paid in cash during such period to a third party (not being a member of the Group) which is a shareholder in a member of the Group and any amounts paid by any member of the Group under the Vendor Documents unless funded from amounts described in paragraphs (b) and (c) of the definition of Retained Cash;

(n)
plus the amount of the Cash Overfunding designated and applied by the Parent to a Financial Quarter during that Relevant Period equivalent to the amount of Non-recurring Expenditure paid in cash and incurred at such time up to an amount which, together with the aggregate amount of Cash Overfunding spent on Capital Expenditure in accordance with paragraph (b)(v) above, does not exceed $60,000,000 in aggregate during the life of the Facility;

(o)	deducting other Permitted Payments made from the Group not included above unless funded out of Retained Cash; and

(p)	deducting the costs relating to the BskyB one-off cards swap-out paid in cash, including any royalties payable in relation thereto.

"Consolidated EBITDA" means, for any Relevant Period, the consolidated profits of the Group from ordinary activities:

(a)	before deducting Interest Payable, any other Interest for which any member of the Group is liable and any deemed finance charge in respect of any post-employment benefit scheme liabilities;

(b)	before deducting any amount of Tax on profits, gains or income paid or payable by any member of the Group;

(c)
after adding back (to the extent otherwise deducted) any amount attributable to any amortisation of intangible assets (including amortisation of any goodwill arising on any Permitted Acquisition or Acquisition Costs), any depreciation or impairment of tangible assets and any costs or provisions relating to any share option schemes of the Group existing at Closing;

(d)	after deducting (to the extent included) Interest Income and/or any other Interest accruing in favour of any member of the Group;

(e)
excluding any items (positive or negative) of a one-off, non-recurring, extraordinary, unusual or exceptional nature (including, without limitation, the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring, disposals, revaluations or impairment of non-current assets, disposals of assets associated with discontinued operations and the costs associated with any aborted Permitted Acquisition or aborted equity or debt securities offering);

(f)	excluding One-off Costs identified in the Base Case Model;

(g)	after adding back (to the extent otherwise deducted) the amount of management, consulting, investor and advisory fees paid to the Investors or Permira during such period;

(h)
after deducting (to the extent otherwise included) any gain over book value arising in favour of a member of the Group in the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period and any gain arising on any revaluation of any asset during such period;

(i)
after adding back (to the extent otherwise deducted) any loss against book value incurred by a member of the Group on the disposal or write down of any asset (not being any disposal made in the ordinary course of trading) during such period and any loss arising on any revaluation of any asset during such period;

(j)	after adding back Acquisition Costs to the extent deducted;

(k)
after adding back (to the extent not otherwise included) the amount of any dividends or other profit distributions (net of withholding tax) received in cash by any member of the Group during such period from companies which are not members of the Group;

(l)
after adding back an amount equal to the amount of any reduction, or deducting an amount equal to the amount of any increase, in the consolidated income from operations of the Group as a result of a revaluation or recognition of assets and liabilities of members of the Group which would not have occurred but for the occurrence of the Acquisition, in each case during such period;

(m)
after adding (to the extent not already included) the realised gains or deducting (to the extent not otherwise deducted) the realised losses arising at maturity or on termination of forward foreign exchange and other currency hedging contracts entered into with respect to the operational cashflows of the Group (but taking no account of any unrealised gains or loss on any hedging or other derivative instrument whatsoever);

(n)
after adding back (to the extent otherwise deducted) any fees, costs or charges of a non-recurring nature related to any equity or debt offering, compensation payments to departing management, investments (including any Joint Venture Investment), acquisitions or Permitted Financial Indebtedness (whether or not successful);

(o)	after adding back (to the extend otherwise deducted) any costs or provisions relating to any share option or management equity incentive schemes of the Group;

(p)	after adding the proceeds of any business interruption or similar insurance;

(q)
after deducting the amount of profit of any entity (which is not a member of the Group) in which any member of the Group has an ownership interest to the extent that the amount of such profit included in the accounts of the Group exceeds the amount (net of any applicable withholding tax) received in cash by members of the Group through distributions by that entity;

(r)	after deducting the amount of deferred revenue security fees released through the profit and loss account related to the one-off cards swap-out of BskyB;

(s)	after adding back the cost of the BskyB one-off cards swap-out and any related royalties payable in relation thereto; and

(t)	after adding back any profits or after deducting any losses resulting from extraordinary adjustments in the deferred revenues accounting estimates.

"Consolidated Net Finance Charges" means, for any Relevant Period, the amount of Interest Payable during that period less Interest Income during that period.

"Consolidated Total Net Debt" means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings but:

(a)	including, in the case of finance leases, only the capitalised value thereof;

(b)	deducting the aggregate amount of available Cash and Cash Equivalent Investments held by any member of the Group;

(c)	deducting the amount of Working Capital relating to the BskyB one-off cards swap-out to the extent that it has an impact in the applicable Relevant Period;

(d)	adding back Trapped Cash; and

(e)	adding back the amount of Cash Overfunding up to an amount of $60,000,000 less any amounts utilised at such time to fund One-off Costs,

and so that no amount shall be included or excluded more than once.

"Current Assets" means the aggregate of trade receivables and other current assets (but excluding Cash and Cash Equivalent Investments) maturing within twelve months from the date of computation and excluding:

(a)	receivables in relation to tax rebates or credits on profits;

(b)	one-off non-recurring items, extraordinary items, exceptional items and other non-operating items;

(c)	insurance claims; and

(d)	any accrued Interest owing to any member of the Group.

"Current Liabilities" means the aggregate of all liabilities (including trade creditors and other current liabilities and accrued expenses) falling due within twelve months from the date of computation but excluding:

(a)	liabilities for Borrowings and Interest;

(b)	liabilities for Tax on profits;

(c)	one-off non-recurring items, extraordinary items, exceptional items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends declared but not paid by the Company.

"Debt Cover" means, in respect of any Relevant Period, the ratio of Consolidated Total Net Debt on the last day of that Relevant Period to Consolidated EBITDA for that Relevant Period.

"Excess Cashflow" means for any Financial Year of the Parent, Consolidated Cashflow for that period less:

(a)	Net Debt Service;

(b)
to the extent that the Net Proceeds giving rise to the relevant mandatory prepayment have been included in calculating Consolidated Cashflow (and not deducted under paragraph (e) below), mandatory prepayments falling due (other than in respect of Excess Cashflow calculated for the immediately preceding Financial Year) during such period;

(c)	mandatory prepayments made as a result of illegality, market disruption or as a result of a Lender requesting a tax gross-up, tax indemnity payment or payment of increased costs;

(d)	to the extent included in Consolidated Cashflow, any amount received by way of Company New Equity or by way of Company Subordinated Debt;

(e)	the amount of Net Proceeds received by the Group which are permitted to be retained by the Group to the extent included in Consolidated Cashflow;

(f)	the amount of any IPO Proceeds received by the Group which are permitted to be retained by the Group to the extent included in Consolidated Cashflow;

(g)	Acquisition Costs (to the extent included in Consolidated Cashflow), in each case not funded by Borrowings;

(h)
to the extent not already deducted from Consolidated Cashflow, any payments falling under paragraphs (b), (d) and (f) (to the extent of payments to persons who are not members of the Group) and (h) of the definition of Permitted Payment;

(i)	tax accrued during such Financial Year but not paid but, in the case of the first Financial Year, only to the extent exceeding tax paid;

(j)	any increase in Trapped Cash between the first day of the Relevant Period and the last day of the Relevant Period;

(k)	any payment to fund the purchase of management equity or other compensation to existing management;

(l)	for the period 1 January 2009 to 30 June 2009, any positive (inflow) change in Working Capital;

(m)	any Capital Expenditure which has been during that Financial Year contractually committed by any member of the Group to be spent in a subsequent Financial Year; and

(n)	an amount of $10,000,000 (or its equivalent) as de minimis amount.

"Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

"Financial Year" means the annual accounting period of the Group ending on or about 30 June in each year.

"Interest" means interest received and interest and amounts in the nature of interest paid in respect of any Borrowings including, without limitation:

(a)	the interest element of finance leases;

(b)	discount and acceptance fees and costs payable (or deducted) in respect of any Borrowings;

(c)
fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Borrowings and is issued by a third party on behalf of a member of the Group and accrues after Closing;

(d)	repayment and prepayment premiums payable or incurred in repaying or prepaying any Borrowings; and

(e)	commitment, utilisation and non-utilisation fees payable or incurred or accrued after Closing in respect of Borrowings.

"Interest Cover" means, in respect of any Relevant Period, the ratio of Consolidated EBITDA for that Relevant Period to Consolidated Net Finance Charges for that Relevant Period.

"Interest Income" means, for the Relevant Period, the amount of Interest accrued (whether or not received) due to members of the Group during such period.

"Interest Payable" means for the Relevant Period, the aggregate of Interest accrued (whether or not paid or capitalised) in respect of any Borrowings of any member of the Group during that Relevant Period but:

(a)	excluding any amortisation of fees, costs and expenses incurred in connection with the raising of any Borrowings; and

(b)	excluding any capitalised Interest, the amount of any discount amortised and other non-cash interest charges during the Relevant Period,

and calculated on the basis that:

(i)
the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Group under hedging agreements in respect of Interest in relation to that Relevant Period; and

(ii)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Group under hedging agreements in respect of Interest in relation to that Relevant Period.

"Net Debt Service" means, in respect of any Relevant Period, the aggregate of:

(a)	Consolidated Net Finance Charges;

(b)
the aggregate of all scheduled payments of principal of any Borrowings (and, in the case of the Senior Facilities and the Facility as adjusted as the result of any voluntary or mandatory prepayments) falling due for payment but excluding any amounts falling due under any overdraft or Revolving Facility (including, without limitation, any Ancillary Facility, Fronted Ancillary Facility or Fronting Ancillary Commitments) which were available for simultaneous redrawing according to the terms of such facility but for any voluntary cancellation; and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable under any finance lease or capital lease entered into by any member of the Group,

and so that no amount shall be included more than once.

"Non-recurring Expenditure" means the aggregate of the following:

(a)	the costs relating to any one-off cards swap out or free cards paid in cash and in relation to BskyB, Direct TV, Direct TV LA, Sky Mexico, Sky Italia and Sky Brazil contracts;

(b)
the costs (including but not limited to legal expenses and penalty, security or settlement payments) relating to the Echostar litigation (as that litigation is described in the Legal Due Diligence Report and the Echostar Report);

(c)
the cash outflow related to the accruals on the balance sheet of any member of the Group as at the last day of the most recent Financial Quarter ending prior to Closing relating to the Yeda and Gemstar litigations;

(d)	the cash impact of a reduction in the Newton 60 day payment period referred to in the Base Case Model and the Financial and Tax Report;

(e)	the cash outflow related to the release of deferred tax liabilities existing at Closing; and

(f)	any other non-recurring costs and expenses.

"One-off Costs" means the aggregate of the following:

(a)	any deficit in defined benefit pension plans required to be settled as a result of the Transaction;

(b)	at any time, the cost and taxes (whether withholding tax or any other form of tax) in order to extract Cash existing as at Closing from Israel;

(c)	any costs related to the settlement of the Yeda dispute (as that dispute is described in the Legal Due Diligence Report), but excluding recurring royalty costs;

(d)	any earn-out and management bonuses, in each case payable in respect of past acquisitions; and

(e)	any one-off costs (payable either to Gemstar or customers) in respect of Gemstar settlements but excluding recurring royalty payments.

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December.

"Relevant Period" means (other than as set out in paragraph (d) of Clause 23.3 (Financial testing) each period of twelve months ending on the last day of the Parent's Financial Year and each period of twelve months ending on the last day of each Financial Quarter of the Parent's Financial Year.

"Retained Cash" means the aggregate of:

(a)	Net Proceeds permitted to be retained and not required to be immediately prepaid or reinvested in the business of the Group;

(b)
Excess Cashflow arising from a previous Financial Year which the Company is not obliged to prepay (including any Unused Amount and any de minimis amount which has been permitted to be deducted in calculating that Excess Cashflow in a previous Financial Year); and

(c)	any IPO Proceeds permitted to be retained (including from any IPO of the Non-Core Business); and

(d)	any Net Proceeds permitted to be retained from any disposal of assets of the Non-Core Business,

in each case to the extent not already taken into account in any other paragraph of the relevant definition or otherwise applied in any manner permitted by the Finance Documents.

"Senior Consolidated Total Net Debt" means, at any time, the Consolidated Total Net Debt after deducting that part of the Consolidated Total Net Debt attributable to the Facility.

"Senior Debt Cover" means, in respect of any Relevant Period, the ratio of Senior Consolidated Total Net Debt on the last day of that Relevant Period to the Consolidated EBITDA for that Relevant Period.

"Trapped Cash" means 20 per cent. of the cash balances held in members of the Group incorporated in Israel as at the relevant date provided that such percentage may be reduced and/or increased if the Parent delivers to the Facility Agent a certificate confirming that it is feasible and/or necessary, based upon advice from its professional advisers, to extract cash from Israel at such lower or higher percentage cost.

"Unused Amount" has the meaning given that term in Clause 23.2 (Financial condition).

"Working Capital" means on any date Current Assets less Current Liabilities.

23.2	Financial condition
The Parent shall ensure that:

(a)	Cashflow Cover: Cashflow Cover in respect of any Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite that Relevant Period.

Column 1 Relevant Period	Column 2 Ratio

Relevant Period expiring 30 September 2009	1:1

Relevant Period expiring 31 December 2009	1:1

Relevant Period expiring 31 March 2010	1:1

Relevant Period expiring 30 June 2010	1:1

Relevant Period expiring 30 September 2010	1:1

Relevant Period expiring 31 December 2010	1:1

Relevant Period expiring 31 March 2011	1:1

Relevant Period expiring 30 June 2011	1:1

Relevant Period expiring 30 September 2011	1:1

Relevant Period expiring 31 December 2011	1:1

Relevant Period expiring 31 March 2012	1:1

Relevant Period expiring 30 June 2012	1:1

Relevant Period expiring 30 September 2012	1:1

Relevant Period expiring 31 December 2012	1:1

Relevant Period expiring 31 March 2013	1:1

Relevant Period expiring 30 June 2013	1:1

Relevant Period expiring 30 September 2013	1:1

Relevant Period expiring 31 December 2013	1:1

Relevant Period expiring 31 March 2014	1:1

Relevant Period expiring 30 June 2014	1:1

Relevant Period expiring 30 September 2014	1:1

Relevant Period expiring 31 December 2014	1:1

Relevant Period expiring 31 March 2015	1:1

Relevant Period expiring 30 June 2015	1:1

Relevant Period expiring 30 September 2015	1:1

Relevant Period expiring 31 December 2015	1:1

(b)	Interest Cover: Interest Cover in respect of any Relevant Period specified in column 1 below shall be or shall exceed the ratio set out in column 2 below opposite that Relevant Period.

Column 1 Relevant Period	Column 2 Ratio

Relevant Period expiring 30 June 2009	1.25:1

Relevant Period expiring 30 September 2009	1.40:1

Relevant Period expiring 31 December 2009	1.45:1

Relevant Period expiring 31 March 2010	1.45:1

Relevant Period expiring 30 June 2010	1.50:1

Relevant Period expiring 30 September 2010	1.60:1

Relevant Period expiring 31 December 2010	1.65:1

Relevant Period expiring 31 March 2011	1.70:1

Relevant Period expiring 30 June 2011	1.75:1

Relevant Period expiring 30 September 2011	1.85:1

Relevant Period expiring 31 December 2011	1.90:1

Relevant Period expiring 31 March 2012	1.95:1

Relevant Period expiring 30 June 2012	2.00:1

Relevant Period expiring 30 September 2012	2.00:1

Relevant Period expiring 31 December 2012	2.05:1

Relevant Period expiring 31 March 2013	2.10:1

Relevant Period expiring 30 June 2013	2.20:1

Relevant Period expiring 30 September 2013	2.30:1

Relevant Period expiring 31 December 2013	2.35:1

Relevant Period expiring 31 March 2014	2.40:1

Relevant Period expiring 30 June 2014	2.50:1

Relevant Period expiring 30 September 2014	2.60:1

Relevant Period expiring 31 December 2014	2.60:1

Relevant Period expiring 31 March 2015	2.60:1

Relevant Period expiring 30 June 2015	2.60:1

Relevant Period expiring 30 September 2015	2.60:1

Relevant Period expiring 31 December 2015	2.60:1

(c)	Debt Cover: Debt Cover in respect of any Relevant Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Relevant Period.

Column 1 Relevant Period	Column 2 Ratio

Relevant Period expiring 30 June 2009	7.90:1

Relevant Period expiring 30 September 2009	7.75:1

Relevant Period expiring 31 December 2009	7.25:1

Relevant Period expiring 31 March 2010	7.00:1

Relevant Period expiring 30 June 2010	6.90:1

Relevant Period expiring 30 September 2010	6.15:1

Relevant Period expiring 31 December 2010	6.00:1

Relevant Period expiring 31 March 2011	5.75:1

Relevant Period expiring 30 June 2011	5.60:1

Relevant Period expiring 30 September 2011	5.15:1

Relevant Period expiring 31 December 2011	5.10:1

Relevant Period expiring 31 March 2012	4.85:1

Relevant Period expiring 30 June 2012	4.60:1

Relevant Period expiring 30 September 2012	4.15:1

Relevant Period expiring 31 December 2012	4.00:1

Relevant Period expiring 31 March 2013	3.75:1

Relevant Period expiring 30 June 2013	3.55:1

Relevant Period expiring 30 September 2013	3.55:1

Relevant Period expiring 31 December 2013	3.55:1

Relevant Period expiring 31 March 2014	3.55:1

Relevant Period expiring 30 June 2014	3.55:1

Relevant Period expiring 30 September 2014	3.55:1

Relevant Period expiring 31 December 2014	3.55:1

Relevant Period expiring 31 March 2015	3.55:1

Relevant Period expiring 30 June 2015	3.55:1

Relevant Period expiring 30 September 2015	3.55:1

Relevant Period expiring 31 December 2015	3.55:1

(d)
Capital Expenditure: The aggregate Capital Expenditure (other than Capital Expenditure funded from Retained Cash, Company New Equity or Company Subordinated Debt) of the Group in respect of each Financial Year of the Parent specified in column 1 below shall not exceed the amount set out in column 2 below opposite that Financial Year.

Column 1 Financial Year Ending	Column 2 Maximum Capital Expenditure

30 June 2009	$31,000,000

30 June 2010	$37,000,000

30 June 2011	$36,500,000

30 June 2012	$41,500,000

30 June 2013	$46,000,000

30 June 2014	$51,500,000

30 June 2015	$57,500,000

30 June 2016	$64,000,000

If in any Financial Year (the "Original Financial Year") the amount of the Capital Expenditure spent is less than the maximum amount permitted to be spent for that Original Financial Year (the difference being referred to below as the "Unused Amount"), then the maximum expenditure set out in column 2 above for the immediately following Financial Year (the "Carry Forward Year") shall be increased by an amount equal to 50 per cent. of the Unused Amount.

In any Carry Forward Year, the original amount specified in column 2 above shall be treated as having been incurred after any Unused Amount carried forward into such Carry Forward Year.

Up to 25 per cent. of permitted Capital Expenditure from the next Financial Year may be carried back to such Financial Year with a corresponding reduction for the next following Financial Year.

If the Group makes a Permitted Acquisition which:

(i)	increases Consolidated EBITDA,

then the amount of the maximum Capital Expenditure permitted above shall be increased by an amount equal to 120 per cent. of the Capital Expenditure budgeted for the entities acquired pursuant to the Permitted Acquisition.

23.3	Financial testing
(a)
Subject to paragraphs (c) and (d) below, the financial covenants set out in Clause 23.2 (Financial condition) shall be calculated in accordance with the Accounting Principles (as applied in the Base Case Model except as changed in accordance with this Agreement) and tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 22.2 (Provision and contents of Compliance Certificate). No item shall be taken into account more than once in any calculation.

(b)
In respect of any Relevant Period, the exchange rate used in relation to Consolidated Total Net Debt shall be the exchange rate used in respect of the Term Facilities for the euro/dollar hedge entered into by the Company on or before Closing to the extent hedged. The effect of all unrealised currency exchange gains and losses shall be excluded.

(c)	For each of the Relevant Periods ending on a date which is less than 12 months after Closing:

(i)
for the purpose of Cashflow Cover, Consolidated Cashflow and Net Debt Service shall be calculated on an actual basis for the period from the first day of the first Financial Quarter falling after Closing to the relevant test date;

(ii)	for the purposes of Interest Cover only, Consolidated Net Finance Charges for the complete Financial Quarters which have elapsed since Closing shall be annualised; and

(iii)	for all other purposes, all items shall be calculated on an actual basis over the previous 12 month period.

(d)	For the purpose of calculation of any financial covenant ratio (other than in relation to Excess Cashflow) (the "Acquisition and Disposal Adjustment"):

(i)	there shall be included in determining Consolidated EBITDA and Consolidated Cashflow for any Relevant Period (including the portion thereof occurring prior to the relevant acquisition):

(A)
the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) and cashflow (calculated on the same basis as Consolidated Cashflow, mutatis mutandis) for the period of any person, property, business or material fixed asset acquired and not subsequently sold, transferred or otherwise disposed of by any member of the Group during such period (each such person, property, business or asset acquired and not subsequently disposed of an "Acquired Entity or Business"); and

(B)
if material (unless, in relation to any material adjustment which could be made as a result of net cost savings, the Parent elects not to include such net cost savings in the determination of Consolidated EBITDA), an adjustment in respect of each Acquired Entity or Business acquired during such period equal to the amount of the Pro Forma Adjustment (as defined in paragraph (v) below) with respect to such Acquired Entity or Business for such period; and

(ii)
there shall be excluded in determining Consolidated EBITDA and Consolidated Cashflow for any period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) and cashflow (calculated on the same basis as Consolidated Cashflow, mutatis mutandis) of any person, property, business or material fixed asset sold, transferred or otherwise disposed of by any member of the Group during such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion) (each such person, property, business or asset so sold or disposed of, a "Sold Entity or Business");

(iii)	Consolidated Net Finance Charges and Net Debt Service will be adjusted to reflect the assumption or repayment of debt relating to any Acquired Entity or Business or Sold Entity or Business;

(iv)	Capital Expenditure will be adjusted to reflect the Capital Expenditure relating to any Acquired Entity or Business or Sold Entity or Business; and

(v)
for the purposes of this Clause 23.3 "Pro Forma Adjustment" shall mean, for any Relevant Period that includes any of the four Financial Quarters first following the acquisition of or investment in an Acquired Entity or Business, with respect to the Consolidated EBITDA and Consolidated Cashflow of that Acquired Entity or Business, the pro forma increase or decrease in such Consolidated EBITDA and Consolidated Cashflow projected by the Parent in good faith as a result of reasonably identifiable and supportable net cost savings or additional net costs, as the case may be, realisable during such period by combining the operations of such Acquired Entity or Business with the operations of the Parent and its Subsidiaries, which, if above $10,000,000 has been verified by one of the Big Four Accountants, provided that so long as such net cost savings or additional net costs will be realisable at any time during such period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Consolidated EBITDA and Consolidated Cashflow, that such net cost savings or additional net costs will be realisable during such period and, provided further that any such pro forma increase or decrease to such Consolidated EBITDA and Consolidated Cashflow shall be without duplication for net cost savings or additional net costs actually realised during such period and already included in such Consolidated EBITDA and Consolidated Cashflow.

(e)
In the event of a breach of Clause 23.2(a) (Cashflow Cover), Clause 23.2(b) (Interest Cover) or Clause 23.2(c) (Debt Cover) and no later than 15 Business Days after the date on which the relevant Compliance Certificate is required to be delivered (the "Equity Cure Period") and provided that such Compliance Certificate is accompanied by a notice of intent to cure, signed by the chief financial officer or a director of the Parent and outlining, in reasonable detail, the steps being taken to remedy the breach (a "Cure Notice"), if the Company receives (directly or indirectly) the cash proceeds of Company New Equity or Company Subordinated Debt and applies the same in prepayment of the Facility in accordance with Clause 9.3 (Application of mandatory prepayments), then such financial covenants shall be recalculated as at the relevant test date for that Relevant Period and calculated for the Relevant Periods ending on each of the three subsequent Quarter Dates giving effect to the following pro forma adjustments:

(i)
Consolidated Cashflow for the last quarter of the Relevant Period shall be increased solely for the purpose of measuring the financial covenant set out in Clause 23.2(a) above and not for any other purpose, by an amount equal to the amount of Company New Equity and/or Company Subordinated Debt;

(ii)
Consolidated Total Net Debt under this Agreement shall be decreased for the purpose of measuring the financial covenant set out in Clause 23.2(c) above by an amount equal to the Company New Equity and/or Company Subordinated Debt; and

(iii)
Consolidated Total Net Debt shall be deemed to have been decreased at the beginning of that Relevant Period as if there was a voluntary prepayment by an amount equal to the Company New Equity and/or Company Subordinated Debt and Consolidated Net Finance Charges for that Relevant Period recalculated assuming such a prepayment solely for the purpose of measuring the financial covenant set out in Clause 23.2(b) above.

If, after giving effect to the foregoing recalculations, the Company shall then be in compliance with the requirements of all financial covenants the Company shall be deemed to have satisfied the requirements of such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants which had occurred shall be deemed cured for all purposes of the Finance Documents.

During the Equity Cure Period, if a Cure Notice was delivered, a Default (but not an Event of Default) shall be deemed to be continuing unless and until the cash proceeds of such Company New Equity or Company Subordinated Debt is applied in accordance with this Clause.

The above equity cure right may be exercised no more than four times over the life of the Facility, and may not be used in consecutive Financial Quarters.

24.	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

24.1	Authorisations
Subject to the Reservations and the Perfection Requirements, each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any applicable law to:

(a)	enable it to perform its obligations under the Finance Documents and Scheme Documents;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or, where failure to do so would have a Material Adverse Effect, Scheme Document; and

(c)	carry on its business, where failure to do so has a Material Adverse Effect.

24.2	Compliance with laws
Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all respects with all laws to which it is subject including the Foreign Corrupt Practices Act (15 USC §§78dd-1 et seq.), if applicable, if failure so to comply would have a Material Adverse Effect.

24.3	Environmental compliance
Each Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so would have a Material Adverse Effect.

24.4	Taxation
Each Obligor shall (and the Company shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed or, if later, before incurring material penalties unless and only to the extent that:

(a)	such payment is being contested in good faith and in accordance with any relevant procedures;

(b)
adequate reserves are being maintained in accordance with the Accounting Principles for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements (or where incurred subsequently will be disclosed in the next financial statements) delivered to the Facility Agent under Clause 22.1 (Financial statements) (if required to be disclosed under the Accounting Principles); and

(c)	such payment can be withheld without incurring material penalties and failure to pay those Taxes does not have a Material Adverse Effect.

Restrictions on business focus

24.5	Merger
No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

24.6	Change of business
The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Group at the date of this Agreement.

24.7	Acquisitions
(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them).

(b)
Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition.

24.8	Joint ventures
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will):

(i)
enter into, invest in or acquire (or agree to invest in or acquire, unless such agreement is subject to Majority Lender approval) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)
transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing, unless such agreement is subject to Majority Lender approval).

(b)
Paragraph (a) above does not apply to any acquisition (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Joint Venture.

24.9	Holding Companies
Notwithstanding any other provision of this Agreement, the Parent shall not trade, carry on any business, own any assets or incur any liabilities except for:

(a)	a Permitted Holding Company Activity (subject to the proviso in such definition); and

(b)
(for the avoidance of doubt) any activity specifically permitted for the Parent under the definitions of Permitted Acquisition, Permitted Disposal, Permitted Financial Indebtedness, Permitted Guarantee, Permitted Loan, Permitted Payment, Permitted Security, Permitted Share Issue or Permitted Transaction.

24.10	Centre of main interests and establishments
No Obligor whose jurisdiction of incorporation is in a member state of the European Union shall deliberately change its "centre of main interests" (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the "Regulation")) in a manner which would materially and adversely affect the interests of the Lenders as a whole.

Restrictions on dealing with assets and Security

24.11	Pari passu ranking
Each Obligor shall ensure that at all times any claims of a Finance Party or Hedge Counterparty against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

24.12	Negative pledge
In this Clause 24.12, "Quasi-Security" means a transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)
sell, transfer or otherwise dispose to any person who is not a member of the Group of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or by any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables to any person who is not a member of the Group on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is Permitted Security.

24.13	Disposals
(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.

24.14	Preservation of assets
The Group shall preserve sufficient title to, or valid leases or licences of, and all appropriate authorisations to use, the assets necessary to carry on the business of the Group as it is presently conducted where failure to do so would have a Material Adverse Effect.

24.15	Arm's length basis
(a)
Except as permitted by paragraph (b) below, no Obligor shall (and the Company shall ensure no member of the Group will) enter into any material transaction with any Investor, their Affiliates (other than a member of the Group) or any person not being a member of the Group except on arm's length terms or better.

(b)	The following transactions shall not be a breach of this Clause 24.15:

(i)	intra-Group loans permitted under Clause 24.16 (Loans or credit);

(ii)
fees, costs and expenses payable under the Transaction Documents delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Facility Agent or as set out in the Funds Flow Statement; and

(iii)	any Permitted Transactions.

Restrictions on movement of cash - cash out

24.16	Loans or credit
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan;

(ii)	a Permitted Payment; or

(iii)	a Permitted Guarantee.

24.17	No Guarantees or indemnities
(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

24.18	Dividends and share redemption
(a)	Except as permitted under paragraph (b) below, the Company shall ensure that no member of the Group (other than the Parent) will:

(i)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of the Parent or any of the shareholders of the Parent; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Payment; or

(ii)	a Permitted Transaction.

24.19	Subordinated Debt
(a)	Except as permitted under paragraph (b) below, the Company shall ensure that no member of the Group (other than the Parent), will:

(i)	repay or prepay any principal amount (or capitalised interest) outstanding under the Facility, the Vendor Documents, the Company Subordinated Debt or the Parent Subordinated Debt;

(ii)	pay any interest or any other amounts payable in connection with the Facility, the Vendor Documents, the Company Subordinated Debt or the Parent Subordinated Debt; or

(iii)
purchase, redeem, defease or discharge, exchange or enter into any sub-participation arrangements in respect of any amount outstanding with respect to the Facility, the Vendor Documents or the Company Subordinated Debt or the Parent Subordinated Debt; or

(iv)	make any other payment (whether directly or indirectly) to the Parent or to an Investor (or any entity through which that Investor holds its interest in the Parent).

(b)	Paragraph (a) does not apply to a payment, repayment, prepayment, purchase, redemption, defeasance or discharge which is:

(i)	a Permitted Payment; or

(ii)	a Permitted Transaction.

Restrictions on movement of cash - cash in

24.20	Financial Indebtedness
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

24.21	Share capital
No Obligor shall (and the Company shall ensure no member of the Group will) issue any shares except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

Miscellaneous

24.22	Insurance
(a)
Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those material risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

24.23	Pensions
The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of its employees are funded to the extent required by applicable local law and regulations where failure to do so would have a Material Adverse Effect.

24.24	Access
While an Event of Default is continuing, upon reasonable notice being given by the Facility Agent and after consultation with the Company, each Obligor will procure that any one or more representatives of the Facility Agent and/or the Security Agent and/or accountants or other professional advisers appointed by the Facility Agent and/or the Security Agent are allowed access during normal business hours (at the cost of the Company) to the premises, books and accounts of each member of the Group provided that all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in this Agreement.

24.25	Intellectual Property
Each Obligor shall (and the Company shall procure that each member of the Group will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant member of the Group;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)
not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where, in each case, failure to do so would have a Material Adverse Effect.

24.26	Amendments
No Obligor shall (and the Company shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate the share transfer provisions in the constitutional documents of any member of the Group whose shares are pledged under the Transaction Security Documents except in each case in writing in a way which would not materially and adversely affect the interests of the Lenders taken as a whole.

24.27	Financial assistance
Each Obligor shall (and the Company shall procure that each member of the Group will), where applicable, comply in all respects with Sections 151 to 158 of the United Kingdom Companies Act 1985 and any equivalent legislation in other jurisdictions including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

24.28	Treasury Transactions
(a)	No Obligor shall (and the Company will procure that no members of the Group will) enter into any Treasury Transaction, other than:

(i)	the hedging transactions contemplated by the Hedging Letter and documented by the Hedging Agreements;

(ii)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes;

(iii)	any Treasury Transaction that the Group elects to enter into in respect of the euro denominated portions of the Senior Facilities and/or euro denominated portions of the Facility; and

(iv)
any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes.

(b)
The Company shall ensure that all currency and interest rate hedging arrangements contemplated by the Hedging Letter are implemented in accordance with the terms of the Hedging Letter and that such arrangements are not terminated, varied or cancelled without the consent of the Facility Agent (acting on the instructions of the Majority Lenders), save (in the case of arrangements documented by the Hedging Agreements) as permitted by the Intercreditor Agreement.

24.29	Cash Management
(a)
After the Clean-Up Date in respect of the Acquisition, and subject to paragraph (b) below, each Obligor will use reasonable endeavours to ensure that it shall not, and none of its Subsidiaries will, at any time, hold cash in excess of $30,000,000 (or its equivalent) in aggregate among all Obligors with any bank which is not an Approved Bank for more than 3 months.

(b)	No Obligor shall be obliged at any time to procure that any Subsidiary transfers any cash under paragraph (a):

(i)
at a time when to do so would cause the Obligor or the Subsidiary (despite that person using all reasonable endeavours to avoid the relevant Tax liability) to incur a material Tax liability or to otherwise incur any material cost or expense;

(ii)	if (despite that person using all reasonable efforts to avoid the breach or result) to do so would breach:

(A)	any applicable law or agreement or result in personal liability for the Obligor or the Subsidiary or any of such person's directors or management; or

(B)	any directors or fiduciary duties or any regulatory requirements applicable to or agreement binding on the Obligor or the Subsidiary;

(iii)	if it involves a Subsidiary in which there is a minority interest; or

(iv)	if it involves an amount which is less than $1,000,000 (or its equivalent) for each such Subsidiary.

24.30	Information
Each Obligor shall (and the Company shall procure that each member of the Group will) ensure that any other information provided to the Finance Parties (other than as contained in the Information Memorandum and the Reports) is (to the best of its knowledge and belief having made due and careful enquiries) true and accurate in all material respects as at the time such information was provided.

24.31	Auditors
No Obligor will change its (and the Parent will not change the Group's) auditors save to any one of the Big Four Accountants.

24.32	Guarantors
The Company shall ensure that any member of the Group which is a Material Company (other than a Material Company incorporated in France) shall, subject to the Security Principles, become an Additional Guarantor within 20 Business Days of delivery of the Compliance Certificate for the Annual Financial Statements or 20 Business Days of its acquisition, as the case may be in accordance with the terms hereof provided that there will be a grace period of 30 Business Days where such Material Company is incorporated in a jurisdiction in which no existing Obligor is incorporated.

The Company shall ensure that:

(i)	on the date falling 90 days after Closing; and

(ii)	as at the end of each Financial Year (beginning with the Financial Year ended 30 June 2009),

the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) and Gross Assets (as applicable) of the Guarantors and each French Guarantor (under and as defined in the Senior Facilities Agreement) (taking each entity on an unconsolidated basis and excluding all intra-group items) is no less than 80 per cent. of the Consolidated EBITDA and Gross Assets (as applicable) of the Group (the "Guarantor Coverage").

For the purposes of paragraph (i) above, Guarantor Coverage shall be determined by reference to (for the first test) the consolidated annual accounts of the Group for the financial year ending 30 June 2008 and (for each test thereafter) the most recent Annual Financial Statements (or other financial statements agreed between the Company and the Facility Agent).

(b)
The earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) and Gross Assets (as applicable) of each of Orbis and Jungo and their respective Subsidiaries shall not be included in the Consolidated EBITDA and Gross Assets (as applicable) of the Group for the calculation of the Guarantor Coverage.

(c)	In respect of Orbis or Jungo or any of their respective Subsidiaries, if on the date falling 24 Months after Closing:

(i)	it is still a wholly-owned member of the Group; and

(ii)
according to the Group's most recent Annual Financial Statements, it has EBITDA and/or Gross Assets on an unconsolidated basis representing 10 per cent. or more of the Consolidated EBITDA or Gross Assets (as applicable) of the Group, it shall accede as a Guarantor and security over its shares shall be granted in favour of the Lenders (but it shall not be required to grant Security itself) provided that if the Company delivers a certificate to the Facility Agent no later than 3 Business Day's prior to the date falling 24 Months after Closing (such date being the "Notice Date") that there is a planned initial public offering of the shares in or disposal of, Orbis or Jungo or any of their Subsidiaries, the relevant company will not be required to accede as a Guarantor and no security over its shares will be required unless and until it is a wholly-owned member of the Group on the date falling 6 Months after the Notice Date.

24.33	Consent to Scheme of Arrangement and Capital Reduction
The Lenders (as creditors of the Company) hereby give their consent to the Scheme as envisaged in the Scheme Documents and the Capital Reduction as detailed in the Structure Memorandum.

24.34	Takeover undertakings
The Company shall (and from the date on which it becomes an Additional Obligor, the Parent will):

(a)	comply in all material respects with all laws and regulations relevant in the context of the Scheme;

(b)
not without the consent of the Facility Agent (acting on the instructions of the Majority Lenders) agree to amend, waive, revise, withdraw or agree to decide not to enforce in whole or in part any material term or material condition (including, without limitation, the conditions relating to competition clearances by the European Commission and pursuant to the Israeli Restrictive Business Practices Law 5748-1988 listed in Conditions 7 and 8 of Appendix I (Conditions) to the Press Release) of the Scheme where its agreement is required for such amendment, waiver, revision, withdrawal or decision unless:

(i)	by failing to so amend, waive, revise, withdraw or agree not to enforce any such term or condition the Company or the Parent would be entitled not to proceed with the Scheme;

(ii)	the Panel does not or would not (in each case were it to exercise jurisdiction over the Company) consent to the Company or the Parent not proceeding with the Scheme;

(iii)	it is to increase the purchase price in accordance with paragraph (e) below; or

(iv)	in the case of any material term, it does not materially and adversely affect the interests of the Lenders;

(c)	keep the Facility Agent reasonably informed as to the progress of the Scheme and any material developments in relation to the Scheme;

(d)
promptly supply to the Facility Agent copies of all documents, notices or announcements received or issued by it in relation to the Scheme which it is permitted to make available to the Facility Agent following its reasonable request for such information;

(e)
except with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) or if the excess is funded by way of Parent New Equity or Parent Subordinated Debt, not increase and ensure that there is no increase in the purchase price payable per share in the Parent above that agreed between the Arrangers and the Parent;

(f)
unless required by any law or regulation (including in respect of the Panel) were it to exercise jurisdiction over the Company, the Company must not make any statement or announcement (other than the Press Release, the Scheme Documents or any required filings by the Parent with the Securities and Exchange Commission in respect of the Transaction) containing any information or statement concerning the Finance Documents or Finance Parties without the prior approval of the Facility Agent (acting on the instructions of the Majority Lenders) (such consent not to be unreasonably withheld or delayed);

(g)	ensure that the Parent has been re-registered as a private company prior to Closing;

(h)	deliver evidence that the Second Court Order has been granted and delivered for registration to the Registrar of Companies within 15 Business Days of Closing; and

(i)	ensure that the Scheme Documents contain all the material terms of the Scheme.

24.35	Further assurance
(a)
Each Obligor shall (and the Company shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s));

(i)
subject to the Security Principles, to perfect within the time frames set out therein the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security);

(ii)	for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law at the times provided; and/or

(iii)	following the occurrence of a Declared Default to facilitate the realisation of the assets which are, or are intended to be, the subject of Security under the Transaction Security Documents.

(b)
Subject to the Security Principles, if any Obligor which has entered into one or more Transaction Security Documents acquires a material asset (including any right, account, investment or otherwise) which is either not subject to that Transaction Security Document, or in relation to which a perfection requirement or other step must be taken in relation to that asset in connection with an existing Security Document, that Obligor shall (in all cases subject to the Security Principles) ensure that a Transaction Security Document is entered into, or as required by the applicable Transaction Security Document that a similar perfection requirement or other step is taken, in each case, in connection with that asset.

24.36	Conditions subsequent
(a)
For each Guarantor listed in paragraph 5 of Schedule 12 (Security Principles), the Vendor Loan Note Holder and the VLN Security Trustee, the Company shall provide as soon as practicable after Closing and in any event within 90 days of Closing the documents set out in Part II of Schedule 2 (Conditions Precedent and conditions subsequent) each in form and substance satisfactory to the Facility Agent (acting reasonably), to the extent not already so delivered and provided that such documents may be delivered within 180 days of Closing with respect to NDS Holdings B.V. (to the extent it has not been wound up).

(b)
Subject to the proviso in paragraph (a) above in respect of Transaction Security to be granted by NDS Holdings B.V. or over its shares, the Company shall procure that, subject to the Security Principles, the Transaction Security Documents by which the Transaction Security is granted over the asset classes of the relevant Guarantors, the Vendor Loan Note Holder and the VLN Security Trustee, set out in Part II of Schedule 2 (Conditions Precedent and conditions subsequent) together with any other Transaction Security Documents or other documents requested by the Facility Agent in accordance with the Security Principles, are delivered to the Facility Agent (in form and substance satisfactory to the Facility Agent, acting reasonably) as soon as reasonably practicable and in any event within 90 days of Closing (unless such delivery is either waived or the time of delivery extended by the Facility Agent (acting on the instructions of the Majority Lenders, acting reasonably except in the case of delivery of any of the Transaction Security Documents, where the Facility Agent shall act on the instructions of the Super Majority Lenders)).

(c)
If NDS Holdings B.V. is wound up within such period, the Company shall provide within 180 days of Closing a share pledge over all of the shares in NDS Sweden AB (and any documents agreed to be provided thereunder) together with legal opinions as to capacity and enforceability and related corporate authorisations (including a director's certificate), each in form and substance satisfactory to the Facility Agent (acting reasonably).

(d)
The Company shall provide within two Business Days of the Scheme Date executed versions of the following documents in the form delivered pursuant to Part I of Schedule 2 (Conditions Precedent and conditions subsequent) (save, in the case of any legal opinion, with any amendments necessary to reflect any change in law since the date on which the legal opinion was previously delivered) or in such other form and substance satisfactory to the Facility Agent (acting reasonably):

(i)	Vendor Party Accession Undertaking (as that term is defined in the Intercreditor Agreement) executed by the Vendor Loan Note Holder (in its capacity as such);

(ii)	Vendor Party Accession Undertaking (as that term is defined in the Intercreditor Agreement) executed by the VLN Security Trustee (in its capacity as such);

(iii)
an English law assignment by way of security granted by the Vendor Loan Note Holder and the VLN Security Trustee in favour of the Security Agent in respect of all their respective rights, title, interest and benefit under the Vendor Loan Notes, Vendor Loan Note Instrument and VLN Debentures;

(iv)
the Vendor Documents other than the VLN Pledges (in the case of the VLN Debentures, each dated on a date after the debentures listed in paragraph 3(b)(i) of Part I of Schedule 2 (Conditions Precedent and conditions subsequent);

(v)
a certificate as to the existence and good standing (including verification of tax status, if available) of the Vendor Loan Note Holder from the appropriate governmental authorities in the Vendor Loan Note Holder's jurisdiction of organisation and in each other jurisdiction where the Vendor Loan Note Holder is qualified to do business (if any) and where the failure to be so qualified would have a Material Adverse Effect on the Vendor Loan Note Holder;

(vi)
a certificate of an authorised signatory of the Vendor Loan Note Holder certifying that each copy document relating to it specified in this paragraph (d) of Clause 24.36 (Conditions subsequent) and Part I of Schedule 2 (Conditions Precedent and conditions subsequent) are correct, complete and in full force and effect and have not been amended or superseded and there has not been any breach of guaranteeing or borrowing restrictions as at the date of the Certificate;

(vii)
a legal opinion by Skadden, Arps, Slate, Meagher & Flom LLP, special US counsel to the Vendor Loan Note Holder and the VLN Security Trustee, with respect to their respective capacity to enter into the Finance Documents to which each is party; and

(viii)	a legal opinion from Linklaters LLP as the legal advisers to the Facility Agent relating to the Finance Documents to which the Vendor Loan Note Holder and the VLN Security Trustee are party.

24.37	Baskets
(a)
If in any Financial Year of the Parent (the "Original Financial Year") the aggregate amount of the annual basket contained in paragraph (g)(iv) of the definition of Permitted Acquisition or paragraph (t) of the definition of Permitted Disposal originally applied, committed to be applied or designated by the board of directors to be applied in that Financial Year is less than the basket originally available for that Financial Year (the difference being referred to as the "Available Amount"), then the maximum basket for the immediately following Financial Year (the "Carry Forward Year") shall be increased by an amount equal to the Available Amount provided that the original basket shall be used first and if the Available Amount is not used for the relevant basket in that Carry Forward Year, it shall cease to be available. In any Carry Forward Year, the original amount of that basket shall be treated as having been applied before any Available Amount carried forward into such Carry Forward Year. The basket for the next Financial Year may be carried back to the current Financial Year with a corresponding reduction for the next following Financial Year provided that in respect of the annual basket relating to paragraph (g) (iv) of Permitted Acquisition, only 50 per cent. of the basket may be carried back.

24.38	Anti-Terrorism Laws
(a)	No Obligor shall engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law.

(b)
None of the funds or assets of such Obligor that are used to repay the Facility shall constitute property of, or shall be beneficially owned directly or indirectly by, any Designated Person and (b) no Designated Person shall have any direct or indirect interest in such Obligor that would constitute a violation of any Anti-Terrorism Laws.

(c)
No Obligor shall, and each Obligor shall procure that none of its Subsidiaries will, fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Terrorism Law.

24.39	US Regulation
Each Obligor shall ensure that it will not, by act or omission, become subject to regulation under any of the laws or regulations:

(a)	applicable to a "public utility" within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920 (16 USC §§791 et seq); and

(b)
applicable to an "investment company" or a company "controlled" by an "investment company" within the meaning of the United States Investment Company Act of 1940 (15 USC. §§ 80a-1 et seq.) or subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.

24.40	Margin Regulations
(a)
Each US Obligor shall (and the Company shall ensure that each US Obligor shall) use the proceeds of the Loans without violating Regulation U or X or any applicable US federal or state laws or regulations.

(b)	If requested by the Facility Agent, each US Borrower shall furnish to the Facility Agent a statement in conformity with the requirements of FR Form U-1 referred to in Regulation U.

24.41	ERISA
Each Obligor shall:

(a)
ensure that neither it nor any ERISA Affiliate engages in a complete or partial withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, from any Multiemployer Plan without the prior consent of the Majority Lenders;

(b)	ensure that any material liability imposed on it or any ERISA Affiliate pursuant to Title IV of ERISA is paid and discharged when due;

(c)
ensure that neither it nor any ERISA Affiliate adopts an amendment to an Employee Plan requiring the provision of security under ERISA or the Internal Revenue Code without the prior consent of the Majority Lenders; and

(d)	ensure that no Employee Plan is terminated under Section 4041 of ERISA.

24.42	Intercompany Loan
The Company shall procure that the loan made by the Parent to NDS Limited (in the amount of $327,000,000), as disclosed to the Facility Agent prior to the date of this Agreement, is cancelled in full prior to Closing.

24.43	Parent company guarantees, indemnities and counter-indemnities
Where any third-party requests a parent company guarantee, indemnity or counter-indemnity after the date of this Agreement the Parent shall use reasonable endeavours to procure that that guarantee, indemnity or counter-indemnity is granted by the Company and not by the Parent.

24.44	Redundant Security
Each Obligor shall (and the Company shall procure that each member of the Group will) use reasonable endeavours to discharge and release any Security which does not secure any outstanding actual or contingent obligation promptly upon becoming aware of the same.

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 25 is an Event of Default.

25.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	if failure to pay is caused by an administrative or technical error in the case of principal and interest, payment is made within three Business Days of its due date; and

(b)	in the case of any other amount, payment is made within five Business Days of its due date.

25.2	Financial covenants
Subject to paragraph (e) of Clause 1.2 (Construction), any requirement of Clause 23 (Financial Covenants) is not satisfied.

25.3	Other obligations
(a)
An Obligor or the Vendor Loan Note Holder or the VLN Security Trustee does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and Clause 25.2 (Financial covenants)).

(b)
No Event of Default under paragraph (a) above (other than with respect to non-compliance with Clause 24.36 (Conditions subsequent)) will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of the Facility Agent giving written notice to the Company or the Company becoming aware of the failure to comply.

25.4	Misrepresentation
(a)
Any representation or statement made or deemed to be made by an Obligor or the Vendor Loan Note Holder or the VLN Security Trustee in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of the Facility Agent giving written notice to the Company or the Company becoming aware of the failure to comply.

25.5	Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 25.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $10,000,000 (or its equivalent).

(f)
No Event of Default will occur under this Clause 25.5 solely as a result of an Event of Default (as defined in the Senior Facilities Agreement) under Clause 30.2 (Financial covenants) of the Senior Facilities Agreement.

For the purpose of this Clause 25.5, Financial Indebtedness shall not include Financial Indebtedness incurred under the Company Subordinated Debt, the Parent Subordinated Debt, any loans made by one member of the Group to another member of the Group or any Financial Indebtedness supported by a Letter of Credit issued under the Revolving Facility or by a similar instrument issued pursuant to an Ancillary Facility or Fronted Ancillary Facility and, prior to the VLN Long-stop Date, the Vendor Documents.

25.6	Insolvency
A Material Company is unable to pay (but not deemed unable to pay pursuant to any applicable law) or admits its inability to pay its debts as they fall due, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to a general rescheduling of any of its indebtedness.

25.7	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other formal procedure or formal step is taken in relation to:

(i)
the suspension of payments (including emergency regulations (noodregeling)), a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company other than a solvent liquidation or reorganisation of any member of the Group which does not materially and adversely affect the interests of the Lenders;

(ii)	a composition or assignment or arrangement or compromise (whether court approved or otherwise) with any creditor of any Material Company for reasons of financial difficulty of the Material Company;

(iii)
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, interim receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or any of its assets; or

(iv)	any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any proceedings which are contested in good faith and discharged, stayed or dismissed within 20 Business Days of commencement; or

(ii)	any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

(c)	Any US Obligor:

(i)	applies for, or consents to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(ii)	makes a general assignment for the benefit of its creditors;

(iii)	commences a voluntary case under US Bankruptcy Law;

(iv)
files a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts;

(v)	takes any corporate action for the purpose of effecting any of the foregoing with respect to itself;

(vi)	is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties; or

(vii)	is the subject of involuntary proceedings under US Bankruptcy Law which have not been contested and discharged, stayed or dismissed within 20 Business Days of commencement.

(d)	Paragraph (c) above shall not apply to any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

25.8	Creditors' process
Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Material Company exceeding an aggregate value of $10,000,000 (or its equivalent) unless such process is either being contested in good faith and/or shown as frivolous or vexatious and is discharged within 20 Business Days after commencement.

25.9	Unlawfulness and invalidity
(a)
It is or becomes unlawful for an Obligor or the Vendor Loan Note Holder or the VLN Security Trustee to perform any of its material obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective and this individually or cumulatively materially and adversely affects the interests of the Lenders taken as a whole under the Finance Documents.

(b)
Any material obligation or obligations of any Obligor or the Vendor Loan Note Holder or the VLN Security Trustee under any Finance Documents are not (subject to the Reservations and Perfection Requirements) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely effects the interests of the Lenders taken as a whole under the Finance Documents.

(c)
No Event of Default under paragraphs (a) and (b) above will occur if the issue is capable of being remedied and is remedied within 20 Business Days of the earlier of the Company becoming aware of the issue or being given written notice of the issue by the Facility Agent.

25.10	Intercreditor Agreement
(a)
Any party (other than a Finance Party, as defined in this Agreement and the Senior Facilities Agreement) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement; or

(b)	a representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 20 Business Days of the earlier of the Facility Agent giving written notice to that party or that party becoming aware of the non-compliance or misrepresentation.

25.11	Cessation of business
The Group taken as a whole suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

25.12	Audit qualification
The Auditors of the Group qualify the audited annual consolidated financial statements of the Parent in a way which has a Material Adverse Effect.

25.13	Repudiation and rescission of agreements
An Obligor or the Vendor Loan Note Holder or the VLN Security Trustee rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document in any way which is materially adverse to the interest of the Lenders under that Finance Document taken as a whole.

25.14	Litigation
An Obligor is party to any litigation which is reasonably expected to be adversely determined (taking into account any bona fide right of appeal of the relevant member of the Group, as supported by an opinion from legal counsel acting for that member of the Group in such litigation), and if so adversely determined, would have a Material Adverse Effect.

25.15	Expropriation
The shares or any material part of the assets of an Obligor is the subject of a seizure, compulsory acquisition, nationalisation or an expropriation having a Material Adverse Effect.

25.16	Judgments
An Obligor has an unsatisfied judgment against it which would have a Material Adverse Effect.

25.17	Material adverse change
Any event or circumstance occurs which has a Material Adverse Effect.

25.18	Scheme not effective
The Scheme does not become effective on or before the day falling 14 days after Closing.

25.19	ERISA
Any of the following events results in the imposition of or granting of security, or the incurring of a liability or a material risk of incurring a liability, which in either case, individually and/or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect:

(a)	any ERISA Event occurs or is reasonably expected to occur;

(b)
any Obligor or ERISA Affiliate incurs or is likely to incur a liability to or on account of a Multiemployer Plan as a result of a violation of Section 515 of ERISA or under Section 4201, 4204 or 4212(c) of ERISA;

(c)
with respect to any Employee Plan subject to Title IV of ERISA, the present value of the "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under that Employee Plan exceeds the fair market value of the assets of such plan using the actuarial assumptions and methods used by the actuary to that Employee Plan in its most recent valuation of that Employee Plan; or

(d)
any Obligor or ERISA Affiliate incurs or is likely to incur a liability to or on account of an Employee Plan under Section 409, 502(i) or 502(l) of ERISA or Section 401(a)(29), 4971 or 4975 of the Internal Revenue Code.

25.20	Ownership of the Company
The Company is not or ceases to be a direct and wholly-owned Subsidiary of the Parent.

25.21	Acceleration
(a)
Subject to Clause 4.4 (Certain Funds) on and at any time after the occurrence of an Event of Default which is continuing, other than an Event of Default referred to in paragraph (b) below, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)	cancel the Total Commitments and/or Fronting Ancillary Commitments at which time they shall immediately be cancelled;

(ii)
declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)
declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(iv)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b)	If an Event of Default occurs under Clause 25.7 (Insolvency proceedings) in relation to any US Borrower:

(i)	the Total Commitments shall immediately be cancelled; and

(ii)	all of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents shall be immediately due and payable;

(iii)	in each case automatically and without any direction, notice, declaration or other act.

25.22	Clean-Up Period
(a)	Notwithstanding any other provision of any Finance Document, any Event of Default constituting a Clean-Up Default shall only apply if it is continuing at any time after the applicable Clean-Up Date.

(b)	For the avoidance of doubt, no Clean-Up Period shall apply to any Event of Default arising under Clause 24.36 (Conditions subsequent).

25.23	Exchange Rate Fluctuations
When applying baskets, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default (but, for the avoidance of doubt, excluding the financial undertakings in Clause 23 (Financial Covenants)) under this Agreement, the equivalent to an amount in dollars shall be calculated as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action. No Event of Default or breach of any representation and warranty or undertaking shall arise merely as a result of a subsequent change in the dollar equivalent of any relevant amount due to fluctuations in exchange rates.

SECTION 9

CHANGES TO PARTIES

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders
Subject to this Clause 26, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

The Facility Agent shall maintain a book-entry transfer register (the "Register") solely in this capacity as Facility Agent for the Borrowers for the purposes of all assignments or transfers made pursuant to this Clause 26 and shall provide a copy of the Register to the Company at six monthly intervals starting from the date of this Agreement and otherwise as requested by the Company.

26.2	Conditions of assignment or transfer
(a)
On or before the earlier of Closing and the Syndication Date, the consent of the Company is required for any transfer, assignment or sub-participation (which transfers any discretion with regard to the exercise of voting rights) by an Existing Lender other than a transfer to an entity contained on the list agreed between the Company and the Arranger (the "Agreed List").

(b)
After Closing, the Company must be consulted before any transfer, assignment or sub-participation (which transfers any discretion with regard to the exercise of voting rights) by an Existing Lender, unless the transfer, assignment or sub-participation is to:

(i)	a Lender selected from the Agreed List;

(ii)	another Lender or an Affiliate of a Lender; or

(iii)	a fund within the same investor group as and under common management with the fund which is the Existing Lender,

provided that, if an Event of Default is continuing no consultation with the Company shall be required.

(c)
The Company must be provided with a copy of each document evidencing any such transfer, assignment or sub-participation promptly after its execution (except in the case of a sub-participation where no discretion with regard to voting rights is transferred).

(d)
Each assignment or transfer of any Lender's participation shall be in aggregate in a minimum amount of $1,000,000 (or its equivalent) and shall not result in a Lender (together with its Affiliates, or, in respect of funds, funds belonging to the same investor group) participating with an amount of less than $2,000,000 (or its equivalent) in the Commitments or Utilisations made under this Agreement.

(e)	An assignment will only be effective on:

(i)
receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Existing Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)
the performance by the Facility Agent of all "know your customer" or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(f)
A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax Gross-Up and Indemnities) or Clause 16 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

26.3	Assignment or transfer fee
Unless the Facility Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender or made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $2,500.

26.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

26.5	Procedure for transfer
(a)
Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate and Lender Accession Undertaking delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate and Lender Accession Undertaking appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and Lender Accession Undertaking.

(b)
The Facility Agent shall only be obliged to execute a Transfer Certificate and Lender Accession Undertaking delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar other checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate and Lender Accession Undertaking the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and other members of the Group party to any Finance Document or the Transaction Security and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and other members of the Group party to any Finance Document and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Facility Agent, the Arranger, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger and the Security Agent shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

26.6	Copy of Transfer Certificate and Lender Accession Undertaking to Company
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and Lender Accession Undertaking, send to the Company a copy of that Transfer Certificate and Lender Accession Undertaking.

26.7	Transfer to Group Company
No member of the Group may buy, purchase, repurchase or defease any amount of any of the Facility or otherwise enter into any other arrangements having a similar effect including (for the avoidance of doubt) sub-participations, derivative arrangements or synthetic arrangements.

26.8	Disclosure of information
(a)	Any Lender may disclose to any of its Affiliates and any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(ii)
with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor;

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(iv)	for whose benefit that Lender creates Security (or may do so) pursuant to Clause 26.10 (Security Interests over Lenders' rights); and

(b)	any Finance Party may disclose to a rating agency or its professional advisers, or (with the consent of the Company) any other person,

(i)
any information about any Obligor or the Group it has received from the Obligors under this Agreement and the Finance Documents as that Lender or other Finance Party shall consider appropriate if, in relation to paragraphs (a)(i), (a)(ii) and (a)(iv) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

(ii)
Any Confidentiality Undertaking signed by a Finance Party pursuant to this Clause 26.8 shall supersede any prior confidentiality undertaking signed by such Finance Party for the benefit of any member of the Group.

(iii)
Each Lender shall, promptly upon its request, provide the Company with a copy of each Confidentiality Undertaking (and any amendment thereto) except in the case of a sub-participation where no discretion with regard to voting rights is transferred.

26.9	Affiliates of Lenders as Hedge Counterparties
(a)
An Affiliate of a Lender which becomes a Hedge Counterparty shall accede to this Agreement and to the Intercreditor Agreement by delivery to the Security Agent of a duly completed accession undertaking in the form required under the Intercreditor Agreement.

(b)
Where this Agreement or any other Finance Document imposes an obligation on a Hedge Counterparty and the relevant Hedge Counterparty is an Affiliate of a Lender and is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

26.10	Security Interests over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 26, each Lender may, at any time create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such Security shall:

(ii)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant Security for the Lender as a party to any of the Finance Documents; or

(iii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.11	Replacement of Lenders
If at any time any Lender becomes an Affected Lender or Non-Consenting Lender then the Company may, on 10 Business Days' prior written notice to the Facility Agent and that Lender (unless the Company and the Facility Agent agree to a longer time period in relation to any request) replace that Lender by causing it to (and that Lender shall by execution of a Lender and Accession Undertaking within that 5 Business Days' period) transfer all of its rights and obligations under this Agreement to a Lender or other entity designated by the Company (other than a member of the Group) for a purchase price equal to that Lender's participations in the Loans then outstanding, in either case with all accrued interests, fees and other amounts payable to that Lender under this Agreement.

For the purposes of this Clause 26.11:

"Affected Lender" means a Lender in respect of which a Borrower or the Company is at that time entitled to serve a notice under Clause 8.4 (Right of cancellation and prepayment in relation to a single Lender) or whose rights and obligations under this Agreement would, but for this Clause 26.11 (Replacement of Lenders) be cancelled pursuant to Clauses 8.1 (Illegality); and

"Non-Consenting Lender" means any Lender which does not agree to consent to any waiver or amendment of any provision of the Finance Documents which has been requested by the Company or any other Obligor where the requested amendment or waiver has been approved by the Majority Lenders and requires the consent of more than the Majority Lenders.

27.	CHANGES TO THE OBLIGORS

27.1	Assignment and transfers by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Borrowers
(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.9 ("Know your customer" checks), the Company may request that any of its Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)
Either (A) that Subsidiary is incorporated in the same jurisdiction as another Borrower under the Facility or in another Pre-Approved Jurisdiction or (B) the Lenders under the Facility (acting reasonably) approve the addition of that Subsidiary for the purposes of the Facility; and

(ii)	the Company and that Subsidiary deliver to the Facility Agent a duly completed and executed Accession Letter;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)
the Facility Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent and conditions subsequent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(b)
The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent and conditions subsequent).]

27.3	Resignation of a Borrower
(a)
In this Clause 27.3, Clause 27.5 (Resignation of a Guarantor) and Clause 27.7 (Resignation and release of Security on disposal), "Third Party Disposal" means the disposal (including by way of an IPO) of an Obligor to a person which is not a member of the Group or an IPO of an Obligor where that disposal or IPO is permitted under Clause 24.13 (Disposals) or made with the approval of the Majority Lenders.

(b)	The Company may request that any Borrower ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(c)	The Facility Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:

(i)	the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(iii)	where the Borrower is also a Material Company, it ceases to be a Borrower in connection with a Third Party Disposal; and

(iv)	the Company has confirmed that it shall ensure that any relevant Disposal Proceeds will be applied in accordance with Clause 9.3 (Application of mandatory prepayments).

(d)
Upon notification by the Facility Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

(e)	The consent of all Lenders will be required for any resignation of the Company.

27.4	Additional Guarantors
(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.9 ("Know your customer" checks), the Company may request that any of its Subsidiaries and the Parent become an Additional Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:

(i)	the Company and the proposed Additional Guarantor deliver to the Facility Agent a duly completed and executed Accession Letter;

(ii)
the Facility Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent and conditions subsequent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent (acting reasonably and on the instructions of the Majority Lenders except in the case of a waiver of delivery of any of the Transaction Security Documents, where the Facility Agent shall act on the instructions of the Super Majority Lenders); and

(iii)	it grants security in accordance with the Security Principles.

(c)
The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent and conditions subsequent).

27.5	Resignation of a Guarantor
(a)	The Company may request that a Guarantor ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a Third Party Disposal and the Company has confirmed this is the case; and

(ii)	Guarantor Coverage is, taking into account the resignation of the relevant Guarantor, still met; or

(iii)	the Super Majority Lenders have consented to the resignation of that Guarantor.

(b)
The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if, either it is a Guarantor forming all or part of the Non-Core Business or forming all or any part of the Jungo Business, the Jungo Tools Business, the Hugo IP Business or the shares in the capital of Jungo or, in any other case:

(i)	the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 20.1 (Guarantee and indemnity);

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 27.3 (Resignation of a Borrower); and

(iv)
if the Guarantor ceases to be a Guarantor in connection with a Third Party Disposal, the Company has confirmed that it shall ensure that the Disposal Proceeds will be applied, in accordance with Clause 9.3 (Application of mandatory prepayments).

(c)	The consent of all the Lenders will be required for any resignation by the Parent or the Company.

27.6	Repetition of Representations
Delivery of an Accession letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (a)(i) of Clause 21.24 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.7	Resignation and release of Security on disposal
(a)	If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(i)
where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent shall, subject to paragraph (d) below, at the cost and request of the Company, release those assets, business or shares (or equivalent) and issue (where applicable) certificates of non-crystallisation;

(ii)	the Security Agent shall, on behalf of all the Finance Parties, waive all claims (actual or contingent) against that Borrower or Guarantor under the Finance Documents;

(iii)
the resignation of that Borrower or Guarantor and related release of Transaction Security and waiver of claims referred to in paragraphs (i) and (ii) above shall become effective on the date of that disposal; and

(iv)
if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor shall continue in full force and effect.

(b)
If an Obligor disposes of any asset as expressly permitted by and in accordance with the terms of this Agreement and such asset is the subject of Transaction Security in favour of the Security Agent, the Security Agent shall, subject to paragraph (d) below, at the cost and request of the Company, immediately release those assets and issue certificates of non-crystallisation.

(c)
If a Guarantor resigns as permitted by and in accordance with the terms of this Agreement and such Guarantor has granted (or is the subject of) Transaction Security in favour of the Security Agent, the Security Agent shall, subject to paragraph (d) below, at the cost and request of the Company, release that Transaction Security and issue (where applicable) certificates of non-crystallisation.

(d)
If all Secured Liabilities (as defined in each applicable Swedish Security Document) have not been discharged in full the release of any Transaction Security created under a Swedish Security Document shall at all times be subject to the written express consent of the Security Agent.

SECTION 10

THE FINANCE PARTIES

28.	ROLE OF THE FACILITY AGENT, THE ARRANGER, THE ISSUING BANK AND OTHERS

28.1	Appointment of the Facility Agent
(a)	Each of the Arranger and the Lenders appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each of the Arranger and the Lenders authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Duties of the Facility Agent
(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(f)
The Facility Agent, acting for these purposes solely as an agent of the Borrower, will maintain (and make available for inspection by the Borrower and the Lenders upon reasonable prior notice at reasonable times) a register for the recordation of, and will record, the names and addresses of the Lenders and the respective amounts of the Commitments and Loans of each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes and the Borrowers, the Fiscal Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

28.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Facility Agent and/or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Facility Agent, the Security Agent or the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.5	Business with the Group
The Facility Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.6	Rights and discretions
(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent or the Arranger is obliged to:

(i)	do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality; or

(ii)	disclose the Indemnity Letter, the Hedging Letter, the Stockholders Agreement or any Fee Letter to any other Finance Party (or potential Lender).

28.7	Majority Lenders' instructions
(a)
Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)
The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders provided that when exercising the rights, powers, authorities and discretions given to the Facility Agent under or in connection with the Finance Documents (or any other rights, powers, authorities and discretions, incidental thereto), the Facility Agent shall, at all times, act reasonably.

(e)
The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

28.8	Responsibility for documentation
None of the Facility Agent or the Arranger:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent or the Arranger an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

28.9	Exclusion of liability
(a)
Without limiting paragraph (b) below, the Facility Agent will not be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

(c)
The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

28.10	Lenders' indemnity to the Facility Agent and the Security Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Facility Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (including under Clause 6.2 (Redenomination) or the Security Agent (otherwise than by reason of the Facility Agent's or the Security Agent's gross negligence or wilful misconduct) in acting as Facility Agent or as Security Agent under the Finance Documents (unless the Facility Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.11	Resignation of the Facility Agent
(a)
The Facility Agent may (after consultation with the Company) resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

(b)
Alternatively the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent.

(c)
If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Company) may appoint a successor Facility Agent (acting through an office in the United Kingdom).

(d)
The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28.11. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

28.12	Confidentiality
(a)
In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent and the Arranger are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

28.13	Relationship with the Lenders
(a)
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

(c)
Each Lender shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

28.14	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and confirms to the Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)
whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)
the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Facility Agent any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.15	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.16	Deduction from amounts payable by the Facility Agent
If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.17	Reliance and engagement letters
Each Finance Party and Secured Party confirms that each of the Arranger and the Facility Agent has authority to accept on its behalf and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Facility Agent the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents (including any net asset letter in connection with the financial assistance procedures) and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

28.18	Affiliate facility offices
(a)	A Lender may designate an Affiliate of that Lender as its Facility Office for the purpose of participating in or making Utilisations to Borrowers in particular countries.

(b)	An Affiliate of a Lender may be designated for the purposes of paragraph (a):

(i)	by appearing under the name of the Lender in Part II of Schedule 1 (The Original Parties) and executing this Agreement; or

(ii)	by being referred to in and executing a Transfer Certificate and Lender Accession Undertaking by which the Lender becomes a Party.

(c)
An Affiliate of a Lender referred to in this Clause 28.18 shall not have any Commitment, but shall be entitled to all rights and benefits under the Finance Documents relating to its participation in Utilisations, and shall have the corresponding duties of a Lender in relation thereto, and is a Party to this Agreement and each other relevant Finance Document for those purposes.

(d)
A Lender which has an Affiliate appearing under its name in Part II of Schedule 1 (The Original Parties) or, as the case may be, in a Transfer Certificate and Lender Accession Undertaking, will procure, subject to the terms of this Agreement, that the Affiliate participates in Utilisations to the relevant Borrower(s) in place of that Lender.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 31 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

30.2	Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.5 (Partial payments).

30.3	Recovering Finance Party's rights
(a)
On a distribution by the Facility Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Finance Parties which have shared in the redistribution will turn over any proceeds received from the relevant Obligor on such rights promptly upon receipt of the same to the Recovering Finance Party.

30.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

30.5	Exceptions
(a)
This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

31.	PAYMENT MECHANICS

31.1	Payments to the Facility Agent
(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.

31.2	Distributions by the Facility Agent
(a)
Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

(b)
If funds are returned to the Facility Agent in accordance with Clause 10.9 (Release of Blocked Accounts) of the Parent Debenture, the Facility Agent shall ensure that such funds are distributed to the applicable Lenders pro rata to their Commitments and each Party authorises the Facility Agent to make such payment accordingly.

31.3	Distributions to an Obligor
The Facility Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback
(a)
Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds provided that no Borrower will have any obligation to refund any such sum received by it and which is subject to Clause 4.4 (Certain Funds).

31.5	Partial payments
(a)
If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Arranger and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.6	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7	Business Days
(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

31.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.	SET-OFF

If an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	NOTICES

33.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

33.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's or Security Agent's signature below (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 33.3 will be deemed to have been made or delivered to each of the Obligors.

33.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

33.5	Electronic communication
(a)
Any communication to be made between the Facility Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Facility Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose.

33.6	Use of websites
(a)
The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the "Designated Website") if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall at its own cost, supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost, supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)
The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten Business Days.

33.7	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents
(a)
Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

(c)
Each Obligor agrees to any such amendment or waiver permitted by this Clause 37 which is agreed to by the Company; this includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

37.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Change of Control" or "Majority Lenders" or "Super Majority Lenders" in Clause 1.1 (Definitions);

(ii)	any provision which expressly requires the consent of all the Lenders;

(iii)
Clause 2.2 (Finance Parties' rights and obligations), Clause 26 (Changes to the Lenders) or Clause 30 (Sharing among the Finance Parties) (other than changes consequential on or required to implement a Structural Adjustment);

(iv)	the provisions of this Clause 37 including the definition of "Structural Adjustment";

(v)	any waiver of an obligation to prepay on an Exit; or

(vi)
any amendment to the order of priority or subordination under the Intercreditor Agreement or the manner in which the proceeds of enforcement of the Transaction Security are distributed (other than changes consequential on or required to implement a Structural Adjustment), shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver that has the effect of releasing any guarantees or Transaction Security (unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is a Permitted Disposal or a Permitted Transaction or any other disposal or transaction to which the Majority Lenders have consented in accordance with the Finance Documents) shall not be made without the prior consent of the Super Majority Lenders.

(c)
Any amendment or waiver which relates to the rights or obligations applicable to a particular Loan and which does not materially and adversely affect the rights or interests of Lenders in respect of other Loans shall only require the consent of the Majority Lenders (or the relevant Super Majority Lenders, as the case may be) as if references in this clause to "Lenders" were only to Lenders participating in that Loan. For the avoidance of doubt, the prepayment of the Facility in full or in part other than as permitted under the Finance Documents shall require only the consent of the Majority Lenders under the Term Facilities.

(d)
An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arranger or the Security Agent may not be effected without the consent of the Facility Agent, the Arranger or the Security Agent.

(e)
Subject to the provisions of the Intercreditor Agreement, a Structural Adjustment may be approved with the consent of the Majority Lenders and of each Lender that is assuming a Commitment or an increased Commitment in the relevant Loan or whose Commitment is being extended or redenominated or to whom any amount is owing which is being reduced, deferred or redenominated (as the case may be).

(f)
For the purposes of this Clause 37 "Structural Adjustment" means an amendment, waiver or variation of the terms of some or all of the Finance Documents that results from or is intended to result from or constitutes:

(i)	the introduction of an additional loan, commitment or facility into this Agreement;

(ii)
an increase in or addition of any Commitment, any extension of the availability or maturity of any Commitment, any redenomination of any Commitment into another currency except as set out in this Agreement and any extension of the date for or redenomination of, or a reduction of, any amount owing under a Finance Document;

(iii)	an extension to the date of payment or maturity of any principal, interest, fees, commission or other amount payable under the Finance Documents;

(iv)	a reduction in the Margin or a reduction in any payment of principal, interest, fees, commission or other amount payable;

(v)	a change in currency of payment of any principal, interest, fees, commission or other amount payable under the Finance Documents; and

(vi)
any amendment to the Finance Documents (including changes to, the taking of or the release coupled with the immediate retaking of security) consequential on or required to implement or reflect anything described above in paragraphs (i) to (v) above.

(g)
If a Lender does not accept or reject a waiver or request within 15 Business Days (unless the Company and the Facility Agent agree to a longer time period in relation to any request) or abstains from accepting or rejecting a request of it being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility when ascertaining whether a certain percentage of Total Commitments and/or participations has been obtained to approve an amendment or waiver or (in relation to a Structural Adjustment) whether the consent of all of the Lenders under the relevant Facility has been obtained.

(h)
The Commitment and/or participation of any Non-Consenting Lender shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility when ascertaining whether a certain percentage of Total Commitments and/or participations has been obtained if, within 3 Business Days of the Company's request, such Non-Consenting Lender has not entered into a legally binding agreement to transfer its Commitment and/or participation to another person eligible to become a Lender.

38.	COUNTERPARTS

Each Finance Document (except when governed by French law) may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39.	US PATRIOT ACT

Each Lender and the Facility Agent (for itself and not on behalf of any Lender) hereby notifies the Obligors that pursuant to the requirements of the US Patriot Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender or the Facility Agent, as applicable, to identify such Obligor in accordance with the US Patriot Act. Each of the Obligors shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Facility Agent or any Lender in order to assist the Facility Agent and the Lenders in maintaining compliance with the US Patriot Act.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

40.	GOVERNING LAW

This Agreement is governed by English law.

41.	ENFORCEMENT

41.1	Jurisdiction of English courts
(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 41.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)
irrevocably appoints NDS Finance Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and NDS Finance Limited by its execution of this Agreement, accepts that appointment); and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within 20 Business Days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

The Original Parties

PART I

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)

The Company	06617193

Name of Original Guarantor	Registration number (or equivalent, if any)

The Company	06617193

PART II

The Original Lenders

Name of Original Lender	Commitment

JPMorgan Chase Bank, N.A., London Branch	$192,500,000
Morgan Stanley Bank	$192,500,000

Total	$385,000,000

SCHEDULE 2

Conditions Precedent and conditions subsequent

PART I

Conditions precedent to initial Utilisation during the Certain Funds Period

1.	Documentation

(a)
A copy of the constitutional documents of the Company, the Vendor Loan Note Holder and each Closing Obligor including (except in the case of the Vendor Loan Note Holder, the Parent and the Company) a shareholders' resolution amending its constitutional documents as agreed with the Facility Agent.

(b)	If required under applicable law or practice, a copy of a resolution of the board of directors (or equivalent) of the Company, the Vendor Loan Note Holder and each Closing Obligor:

(i)
approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)
If required under applicable law or practice, a copy of a resolution signed by all the holders of the issued shares in the Company and each Closing Obligor (other than the Parent), approving the terms of, and the transactions contemplated by, the Finance Documents to which the relevant Obligor is a party.

(e)
A certificate of an authorised signatory of the Company, the Vendor Loan Note Holder (in agreed form) and each Closing Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded and there has not been any breach of guaranteeing or borrowing restrictions, in each case as at a date no earlier than the date of this Agreement.

(f)
Required "know your customer" information in respect of the Company, the Vendor Loan Note Holder and each Closing Obligor and, to the extent required by any Finance Party, the Investors as notified to the Company prior to the date of this Agreement.

(g)
A certificate as to the existence and good standing (including verification of tax status, if available) of the Vendor Loan Note Holder from the appropriate governmental authorities in the Vendor Loan Note Holder's jurisdiction of organisation and in each other jurisdiction where the Vendor Loan Note Holder is qualified to do business (if any) and where the failure to be so qualified would have a Material Adverse Effect on the Vendor Loan Note Holder.

2.	Completion Requirements

(a)
Certificates from an authorised signatory of each of Permira and the Parent together certifying that the Investors will make cash contributions or rollover existing investments by way of subscription for ordinary shares, shareholder loans, preferred equity certificates and/or asset or business contributions in an aggregate amount equal to at least 40% of the aggregate funded capital structure at Closing (together, the "Equity Contribution");*

(b)	Substantially simultaneous lending of the Term Facilities and the Facility.*

(c)
The Parent has received sufficient cash which is standing to the credit of the Group Blocked Account which, when aggregated with the amounts to be paid into the Lender Blocked Account under this Agreement and the Senior Facilities Agreement as evidenced by the utilisation requests submitted thereunder, are sufficient to satisfy its cash payment obligations under the Scheme as set out in the Structure Memorandum and the Funds Flow Statement.

(d)	Confirmation from Nuclobel Topco 1 S.àr.l. and Nuclobel Topco 2 S.àr.l. that the Permira Holdcos (as defined in the Structure Memorandum) have been capitalised.*

(e)
Evidence that the fees due to the Arranger, the Lenders and the Facility Agent on the Scheme Date and the legal fees which have been agreed to be paid on the Scheme Date and in respect of which an invoice has been provided to the Company have been paid or will be paid on or prior to the Scheme Date (which evidence may be provided by a Utilisation Request in agreed form).*

3.	Finance Documents

(a)	This Agreement, the Senior Facilities Agreement, the Intercreditor Agreement and the Fee Letters executed by the Company and the Closing Obligors party thereto.*

(b)

(i)
A debenture from each of the Parent, the Company and each other company incorporated in the United Kingdom which is listed as a Guarantor and marked as "Closing Obligor" in paragraph 5 of Schedule 12 (Security Principles).*

(ii)
An agreed form English law assignment by way of security granted by the Vendor Loan Note Holder and the VLN Security Trustee in favour of the Security Agent in respect of all their respective rights, title, interest and benefit in and to the Vendor Loan Notes, Vendor Loan Note Instrument and VLN Debentures.*

(c)	A copy of a side letter in relation to any potential claims against the providers of any of the Reports where any of them have been addressed to Nuclobel Lux 1 S.àr.l.

(d)	The Hedging Letter.

4.	Legal Opinions

(a)	Legal opinions from Linklaters as the legal advisers to the Facility Agent relating to entry into the Finance Documents by the Company and each Closing Obligor.

(b)
Agreed form of legal opinion by Skadden, Arps, Slate, Meagher & Flom LLP, special US counsel to the Vendor Loan Note Holder and the VLN Security Trustee, with respect to their respective capacity to enter into the Finance Documents to which each is a party.

(c)
Agreed form of legal opinion from Linklaters LLP as the legal advisers to the Facility Agent relating to the Finance Documents to which the Vendor Loan Note Holder and the VLN Security Trustee are party.

5.	Other documents and evidence

(a)	The Base Case Model.

(b)
The Reports (including, except in the case of the Technical Report for which there will be a disclosure letter, reliance letters (or addressee language) in favour of the Finance Parties, the Company and Nuclobel Lux 1 S.àr.l. only).

(c)	The Structure Memorandum (including reliance letters (or addressee language) in favour of the Finance Parties).

(d)	The Funds Flow Statement.

(e)	Group corporate ownership structure chart and list of Material Companies.

(f)	Draft Press Release.

(g)	A copy of each Scheme Document.*

(h)	The following in relation to the Scheme:

(i)	a copy of the shareholder resolution approving the Scheme;*

(ii)	a copy of the Implementation Agreement;* and

(iii)	copy of the court order sanctioning the Scheme;*

The documents provided in paragraphs (g)-(h) above are not required to be in form and substance satisfactory to the Facility Agent.

6.	Miscellaneous

(a)	Evidence that steps 1 to 12 specified in the Structure Memorandum to be completed prior to the first utilisation have been completed.*

(b)	Each Vendor Document (other than the VLN Pledges) in agreed form.

PART II

Conditions subsequent within 90 days of Closing

1.	Obligors

(a)
A copy of the constitutional documents of each Guarantor, the Vendor Loan Note Holder and the VLN Security Trustee including in relation to a Dutch Obligor, a recent extract from the Dutch trade register (handelsregister) relating to it.

(b)	If required under applicable law or practice, a copy of a resolution of the board of directors (or equivalent) of each Guarantor, the Vendor Loan Note Holder and the VLN Security Trustee:

(i)
approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Accession Letter and any other Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Accession Letter and any other Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	authorising the Company to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)
If required under applicable law or practice, a copy of a resolution signed by all the holders of the issued shares in each Guarantor (which are members of the Group), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Guarantor is a party.

(e)
A certificate of an authorised signatory of the Guarantor, the Vendor Loan Note Holder and the VLN Security Trustee certifying that each copy document relating to it specified in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded and there has not been any breach of guaranteeing or borrowing restrictions.

(f)
In respect of a Dutch Obligor, if required, a copy of a resolution of its general meeting of shareholders or board of supervisory directors (if any) approving its execution and the terms of, and the transactions contemplated by, the Finance Documents (and, if applicable, appointing one or more authorised persons to represent the relevant Dutch Obligor in case of a conflict of interest) and of a concurring unconditional advice of any works council or union which has advisory rights in respect of the transactions contemplated in the Finance Documents.

(g)
If such Guarantor is a US Obligor and in the case of the Vendor Loan Note Holder and VLN Security Trustee, a certificate as to the existence and good standing (including verification of tax status, if available) of the US Obligor from the appropriate governmental authorities in such US Obligor's jurisdiction of organisation and in each other jurisdiction where such US Obligor is qualified to do business (if any), and where the failure to be so qualified would have a Material Adverse Effect on such US Obligor.

(h)	If such Guarantor is a US Obligor, a solvency certificate.

(i)	In the case of US Obligors, control agreements with respect to deposit accounts, as required by the relevant Transaction Security Document.

2.	Documents

(a)	Accession of each Guarantor as a guarantor of the Senior Facilities and the Facility and the Intercreditor Agreement.

(b)	Each Transaction Security Document (and any documents agreed to be provided thereunder) executed by each Guarantor specified below opposite the relevant Transaction Security Document:

Name of Guarantor	Transaction Security Document
NDS Finance Limited	Share Pledge over NDS Americas Inc. Share Pledge over NDS Holdings B.V. Pledge over IP rights in the US (if any)

NDS Limited	Share Pledge over NDS Technologies France SAS Pledge over IP rights in the US

News Datacom Limited	Pledge over IP rights in the US

NDS Sweden AB
Share Pledge over NDS Technologies Israel Limited
Business Mortgage(s), if any
Real Estate Mortgage(s) (if any material real estate)
Pledge over intercompany loans, if any
Pledge over IP rights, if any

NDS Americas Inc.	Security Agreement Pledge Agreement (if required in accordance with the Security Principles) Deposit Account Control Agreement, if any Mortgages/Deed of Trust (if any material real estate)

Name of Guarantor	Transaction Security Document
NDS Holdings B.V.	Share Pledge over NDS Sweden AB

NDS Technologies Israel Limited	Floating Charge Agreement (which, for the avoidance of doubt, shall be second ranking for so long as the existing Security in favour of the State of Israel remains in place)

Parent	Pledge over IP rights in the US (if any)

Digi-Media Vision Limited	Pledge over IP rights in the US (if any)

(c)
A New York law assignment by way of security (and any documents agreed to be provided thereunder) granted by the Vendor Loan Note Holder and the VLN Security Trustee in favour of the Security Agent in respect of all their respective rights, title, interest and benefit under the VLN Pledges.

(d)
A copy of the constitutional documents of any member of the Group whose shares are subject to Security under any Transaction Security Document referred to in paragraph (c) above, together with any resolutions of the shareholders of that member of the Group adopting such changes to the constitutional documents of that member of the Group as may be necessary to enable the Security Agent to enforce the Transaction Security without restriction by that member of the Group or its directors.

3.	Legal opinions

(a)
Legal opinions from the legal advisers to the Facility Agent relating to entry into the Finance Documents by the Guarantors and, where customary in the relevant jurisdictions and with respect to capacity only, from the legal advisers of the relevant Guarantor.

(b)
A legal opinion by Skadden, Arps, Slate, Meagher & Flom LLP, special US counsel to the Vendor Loan Note Holder and the VLN Security Trustee, with respect to their respective capacity to enter into the New York law assignment referred to in paragraph 2(c) above.

(c)	A legal opinion by Linklaters LLP as the New York law legal advisers to the Facility Agent relating to the New York law assignment referred to in paragraph 2(c) above.

4.	Other documents and evidence

(a)
If the proposed Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the agent for service of process specified in Clause 41.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Guarantor.

(b)	Required "know your customer" information in relation to the Guarantor.

(c)
Such documentary evidence as legal counsel to the Facility Agent may reasonably require, that such Guarantor has complied with any procedures reasonably required in its jurisdiction to permit the giving of financial assistance or analogous process.

(d)	The VLN Pledges (each dated on a date after the equivalent Transaction Security Documents listed in paragraph 2(b) above).

PART III

Conditions Precedent required to be delivered by an Additional Obligor

1.	Obligors

(a)	A copy of the constitutional documents of the Additional Obligor including in relation to a Dutch Obligor, a recent extract from the Dutch trade register (handelsregister) relating to it.

(b)	If required under applicable law or practice, a copy of a resolution of the board of directors (or equivalent) of the Additional Obligor:

(i)
approving the terms of, and the transactions contemplated by, the Accession Letter and Finance Documents to which it is a party and resolving that it execute, deliver and perform the Accession Letter and any other Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	authorising the Company to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)
If required under applicable law, a copy of a resolution signed by all the holders of the issued shares in the Additional Obligor (which are members of the Group), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

(e)
A certificate of an authorised signatory of the Additional Obligor certifying that each copy document relating to it specified in this Part III of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded and there has not been any breach of guaranteeing or borrowing restrictions.

(f)
In respect of a Dutch Obligor, if required, a copy of a resolution of its general meeting of shareholders or board of supervisory directors (if any) approving its execution and the terms of, and the transactions contemplated by, the Finance Documents (and, if applicable, appointing one or more authorised persons to represent the relevant Dutch Obligor in case of a conflict of interest) and of a concurring unconditional advice of any works council or union which has advisory rights in respect of the transactions contemplated in the Finance Documents.

(g)
If such Additional Obligor is a US Obligor, a certificate as to the existence and good standing (including verification of tax status, if available) of the US Obligor from the appropriate governmental authorities in such US Obligor's jurisdiction of organisation and in each other jurisdiction where such US Obligor is qualified to do business and where the failure to be so qualified would have a Material Adverse Effect on such US Obligor.

(h)	If such Additional Obligor is a US Obligor, a solvency certificate.

(i)	In the case of US Obligors, control agreements with respect to deposit accounts as required by the relevant Transaction Security Document.

2.	Documents

(a)	Accession of the Additional Obligor to the Senior Facilities Agreement, this Agreement and the Intercreditor Agreement.

(b)
Each Transaction Security Document (and any documents agreed to be provided thereunder) reasonably required by the Facility Agent and to be provided in accordance with the Security Principles and executed by the Additional Obligor.

(c)
A copy of the constitutional documents of any member of the Group whose shares are subject to Security under any Transaction Security Document referred to in paragraph (b) above, together with any resolutions of the shareholders of that member of the Group adopting such changes to the constitutional documents of that member of the Group as may be necessary to enable the Security Agent to enforce the Transaction Security without restriction by that member of the Group or its directors.

3.	Legal opinions

Legal opinions from the legal advisers to the Facility Agent relating to entry into the Finance Documents by the Additional Obligor and, where customary in the relevant jurisdictions and with respect to capacity only, from the legal advisers of the Additional Obligor.

4.	Other documents and evidence

(a)
If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the agent for service of process specified in Clause 41.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

(b)	Required "know your customer" information in relation to the Guarantor.

(c)
Such documentary evidence as legal counsel to the Facility Agent may reasonably require, that such Additional Obligor has (to the extent reasonable) complied with any procedure reasonably required in its jurisdiction to permit the giving of financial assistance or analogous process.

SCHEDULE 3

Requests
PART I
Utilisation Request Loans
From: [Borrower] Company*

To: [Facility Agent]

Dated: [                   ]

Dear Sirs

NDS Finance Limited – $385,000,000 Mezzanine Facility Agreement
dated [                   ] (the " Facility Agreement")

1.
We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	[We wish to borrow a Loan on the following terms:

(a)	Borrower:	[ ]

(b)	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(c)	Currency of Loan:	[ ]

(d)	Amount:	[ ] or, if less, the Available Facility

(e)	Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Conditions to Utilisation) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*

NOTES:

*  Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

** Select the Facility to be utilised and delete references to the other Facilities.

PART II

Selection Notice
From: [Borrower] Company*

To: [Facility Agent]

Dated: [                   ]

Dear Sirs

NDS Finance Limited – $385,000,000 Mezzanine Facility Agreement
dated [                   ] (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan[s] with an Interest Period ending on [ ]**.

3.	[We request that the above Loan[s] be divided into [ ] Loans with the following Base Currency Amounts and Interest Periods:] ***

or

[We request that the next Interest Period for the above Loan[s] is [                   ]].****

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of] [insert name of relevant Borrower]]/[insert name of Relevant Borrower]*

NOTES:

*	Amend as appropriate. The Selection Notice can be given by the Borrower or the Company.

**	Insert details of all Loans which have an Interest Period ending on the same date.

***	Use this option if division of Loans for the relevant Facility is requested.

****	Use this option if sub-division is not required.

PART III

Redenomination Notice
From: [Facility Agent]

To: Company

Dated: [                   ]

Dear Sirs

NDS Finance Limited – $385,000,000 Mezzanine Facility Agreement
dated [                   ] (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is a Redenomination Notice. Terms defined in the Facility Agreement have the same meaning in this Redenomination Notice unless given a different meaning in this Redenomination Notice.

2.	We request [that $[ ] of the Facility be redenominated into euros [and] that $[ ] of the Facility be redenominated into euros.

3.	We request that the above redenomination should occur and be effective on [ ].

4.	This Redenomination Notice is irrevocable.

Yours faithfully

[Facility Agent]

PART IV

Withdrawal Notice
From: [Company] on behalf of the Parent

To: [Security Agent]

Dated: [                   ]

Dear Sirs

NDS Finance Limited - $385,000,000 Mezzanine Facility Agreement
dated [                   ] (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is a Withdrawal Notice. Terms defined in the Facility Agreement have the same meaning in this Withdrawal Notice unless given a different meaning in this Withdrawal Notice.

2.	The intended Scheme Date is [ ].

3.
We request that on the Scheme Date the following amounts are transferred from the Group Blocked Account and credited to accounts of the following recipients in accordance with the payment instructions set out below:

(a)	$[ ] to [recipient], credited to [account] in accordance with [insert payment instructions/the attached payment instructions];

(b)	[repeat (a) above for each payment to be made]

4.
We request that on the Scheme Date the following amounts are transferred from the Lender Blocked Account and credited to accounts of the following recipients in accordance with the payment instructions set out below:

(a)	$[ ] to [recipient], credited to [account] in accordance with [insert payment instructions/the attached payment instructions];

(b)	[repeat (a) above for each payment to be made]

5.	This Withdrawal Notice is irrevocable, subject to the occurrence of the Scheme Date and the conditions to withdrawal set out in the Parent Debenture.

Yours faithfully

authorised signatory for
[the Company] on behalf of the Parent

SCHEDULE 4

Mandatory Cost Formulae

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 11.4 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant Financial Year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that Financial Year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

Form of Transfer Certificate and Lender Accession Undertaking

To: [                   ] as Facility Agent and [                   ] as Security Agent

From: [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated: [                   ]

NDS Finance Limited – $385,000,000 Mezzanine Facility Agreement
dated [                   ] (the "Facility Agreement")

1.
We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This agreement (the "Agreement") shall take effect as a Transfer Certificate and Lender Accession Undertaking for the purpose of the Facility Agreement and as a Lender Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined therein). Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 26.5 (Procedure for transfer) of the Facility Agreement:

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

4.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.]*

(d)	[a Treaty Lender].

5.	The New Lender confirms that it is [a Qualifying Lender (other than a Treaty Lender)] [a Treaty Lender]**.

6.	We refer to Clause 21.2 (Change of Senior Lender or Mezzanine Lender) of the Intercreditor Agreement:

(a)
In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from [date], it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

(b)	The undertakings contained in this Agreement have been entered into on the date stated above.

7.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8.	This Agreement is governed by and construed in accordance with English law.

[Please note that the following steps should be taken in order for the New Lender to obtain the benefit of the Transaction Security: [                   ]]

NOTES:

*	Amend as appropriate. This paragraph must only be included where the New Lender is a UK non-bank Lender.

**
Amend as appropriate. Each New Lender is required to confirm which of these two categories it falls within. If there are Borrowers other than UK incorporated Borrowers, each New Lender is required to confirm which of these two categories it falls within in respect of a Loan to a Borrower incorporated in the United Kingdom.

SCHEDULE [    ]
Commitment/rights and obligations to be transferred
[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate and Lender Accession Undertaking for the purposes of the Facilities Agreement by the Facility Agent, and as a Lender Accession Undertaking for the purposes of the Intercreditor Agreement by the Facility Agent and the Security Agent, and the Transfer Date is confirmed as [                   ].

[Facility Agent]

By:

[Security Agent]

By:

SCHEDULE 6

Form of Accession letter
To:  [                   ] as Facility Agent

From: [Subsidiary] and Company

Dated: [                   ]

Dear Sirs

NDS Finance Limited – $385,000,000 Mezzanine Facility Agreement
dated [                   ] (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is an Accession Letter. Terms defined in the Facility Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.
[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facility Agreement, the Intercreditor Agreement and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to Clause [27.2 (Additional Borrowers)]*/[Clause 27.4 (Additional Guarantors)] of the Facility Agreement and as an [Obligor] pursuant to Clause [                   ] of the Intercreditor Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [                   ].

3.	[Subsidiary's] administrative details are as follows:

Address:

Fax No.:

Attention:

4.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]**

Company	[Subsidiary]

NOTES:

*	Insert if Accession Letter is for an Additional Borrower.

**	If the Facilities are fully drawn there may be an issue in relation to past consideration for a proposed Additional Guarantor. This can be overcome by acceding by way of deed.

SCHEDULE 7

Form of Resignation Letter
To: [                   ] as Facility Agent

From: [resigning Obligor] and Company

Dated: [                   ]

Dear Sirs

NDS Finance Limited – $385,000,000 Mezzanine Facility Agreement
dated [                   ] (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is a Resignation Letter. Terms defined in the Facility Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.
Pursuant to [Clause 27.3 (Resignation of a Borrower)]/Clause 27.5 (Resignation of a Guarantor), we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facility Agreement, the Intercreditor Agreement and the Finance Documents.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; [and]

(b)	[this request is given in relation to a Third Party Disposal of [resigning Obligor]*; [and]

(c)	[the Disposal Proceeds have been or will be applied in accordance with Clause 9.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO);]**

(d)	[ ].***

4.	This letter is governed by English law.

5.
The Company agrees to indemnify the Finance Parties and Secured Parties for any costs, expenses, or liabilities which would have been payable by [resigning Obligor] in connection with the Finance Documents but for the release set out in paragraph 1 above.

Company	[resigning Obligor]

By:	By:

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.

**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.

***	Insert any other conditions required by the Facilities Agreement.

SCHEDULE 8

Form of Compliance Certificate
To: [                   ] as Facility Agent

From: Parent

Dated: [                   ]

Dear Sirs

NDS Finance Limited – $385,000,000 Mezzanine Facility
dated [                   ] (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)
in respect of the Relevant Period ending on [                   ] Consolidated Cashflow for the Relevant Period was [                   ] and Net Debt Service for the Relevant Period was [                   ]. Therefore Consolidated Cashflow for such Relevant Period was [                   ] times Net Debt Service for such Relevant Period and the covenant contained in paragraph (a) of Clause 23.2 (Financial condition) [has/has not] been complied with;

(b)
in respect of the Relevant Period ending on [                   ] Consolidated EBITDA for such Relevant Period was [                   ] and Consolidated Net Finance Charges for such Relevant Period were [                   ]. Therefore Consolidated EBITDA for such Relevant Period was [                   ] times Consolidated Net Finance Charges for such Relevant Period and the covenant contained in paragraph (b) of Clause 23.2 (Financial condition) [has/has not] been complied with;

(c)
on the last day of the Relevant Period ending on [                   ] Consolidated Total Net Debt was [                   ] and Consolidated EBITDA for such Relevant Period was [                   ]]. Therefore Consolidated Total Net Debt at such time [did/did not] exceed [                   ] times Consolidated EBITDA for such Relevant Period and the covenant contained in paragraph (c) of Clause 23.2 (Financial condition) [has/has not] been complied with;

(d)
Capital Expenditure for the [initial period]/[Financial Year of the Group] ending on [                   ] was [                   ]. Therefore Capital Expenditure during [the initial period]/[such Financial Year] [was/was not] in excess of [                   ] (being the maximum expenditure permitted in that period [after taking into account unused capital expenditure for the preceding Financial Year equal to [                   ]] and the covenant contained in paragraph (d) of Clause 23.2 (Financial condition) [has/has not] been complied with;

We confirm that Debt Cover is [                   ]:1 and that, therefore, the Facility A Margin should be [                   ]% p.a., the Facility B Margin should be [                   ]% p.a. and the Revolving Facility Margin should be [                   ]% p.a.

(e)
Excess Cashflow for the Financial Year of the Group ending [                   ] was [                   ]. Therefore the Excess Cashflow to be applied in prepayment pursuant to Clause 9.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) will be [                   ].

3.	[We confirm that no Default is continuing.]*

4.	[We confirm that the following companies constitute Material Companies for the purposes of the Facility Agreement: [ ].]

[We confirm that the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of the Guarantors and the aggregate gross assets of the Guarantors (calculated in each case on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) represents not less than 80 per cent. of Consolidated EBITDA and consolidated gross assets of the Group.]

Signed
	Director	Director
	of	of
	Parent	Parent

[insert applicable certification language]

for and on behalf of
[name of auditors of the Parent]

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9

LMA Form of Confidentiality Undertaking

[Letterhead of Lender]

To:

[insert name of Potential Lender]

Re:          The Facilit[y/ies]

Borrower: (the "Borrower") Date: Amount: Facility Agent:

Dear Sirs

We understand that you are considering participating in the Facilit[y/ies]. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake:

(a)
to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to use the Confidential Information only for the Permitted Purpose;

(c)
to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(d)	[not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisors relating directly or indirectly to the Facilit[y/ies].]

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)
to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)
to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under to the Facilit[y/ies] or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to the Facilit[y/ies] or the relevant Borrower or any member of the relevant Group in each case so long as that person has delivered an undertaking to you in equivalent form to this undertaking;

(c)
(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(d)	with the prior written consent of us and the Borrower.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Facilit[y/ies] or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)
neither we, nor any of our officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)
we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	Third Party Rights

(a)
Subject to paragraphs 6 and 9, the terms of this letter may be enforced and relied upon only by you and us and the Company (without requiring its signature) and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)
Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time except that this letter may not be amended without the prior written consent of the Company.

11.	Governing Law and Jurisdiction

(a)	This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England.

(b)	The parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions

In this letter (including the acknowledgement set out below):

"Confidential Information" means any information relating to the Borrower, the Group, and the Facilit[y/ies] including, without limitation, the Information Memorandum provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

"Company" means NDS Finance Limited (registration number [                   ]).

"Group" means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985).

"Information Memorandum" means the information memorandum prepared in relation to the Facilit[y/ies].

"Permitted Purpose" means considering and evaluating whether to enter into the Facilit[y/ies].

"Participant Group" means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Lender]

To:         [Arranger]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Lender]

SCHEDULE 10

Timetable

	Loans in euro	Loans in other currencies

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 12.1 (Selection of Interest Periods and Terms)).	U-3 9.30 am	U-3 9.30 am
Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders' participation).	U-3 Noon	U-3 Noon
Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation).	U-3 3.00pm	U-3 3.00pm
LIBOR or EURIBOR is fixed.	Quotation Day as of 11.00am (London time) in respect of LIBOR and as of 11.00am (Brussels time) in respect of EURIBOR	Quotation Day as of 11.00am

"U"  = date of Utilisation

"U - X"       = X Business Days prior to date of Utilisation

SCHEDULE 11

Material Companies

NDS Limited

Digi-Media Vision Limited

News Datacom Limited

NDS Technologies France SAS

NDS Americas, Inc.

NDS Technologies Israel Limited

NDS Sweden AB

NDS Holdings B.V.

SCHEDULE 12

Security Principles

1.	Security Principles

(a)
The guarantees and security to be provided will be given in accordance with the Security Principles set out in this Schedule 12. This Schedule 12 addresses the manner in which these Security Principles will impact on the guarantees and security proposed to be taken in relation to the Finance Documents.

(b)
The Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining security from all Guarantors in every jurisdiction in which Guarantors are incorporated. In particular:

(i)
all guarantees and security granted will be limited to the extent advised by local counsel and tax advisors as being necessary or reasonably desirable to comply with local legal requirements and recommended tax structuring;

(ii)
general statutory limitations, financial assistance, corporate benefit, fraudulent preference, "thin capitalisation" rules, retention of title claims and similar principles may limit the ability of a Guarantor to provide a guarantee or security or may require that the guarantee be limited by an amount or otherwise. All guarantees and security will be limited to comply with all such restrictions. The Company will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each Guarantor and otherwise overcoming such limitations;

(iii)
in the case of any joint venture or non-wholly owned Subsidiary, all guarantees and security will be limited to comply with restrictions in the joint venture agreement, the shareholders' agreement or the applicable law. The Company will use reasonable endeavours to avoid or overcome such restrictions;

(iv)	the security and extent of its perfection will be agreed taking into account the cost to the Group of providing security and the proportionate benefit accruing to the Lenders;

(v)
any assets subject to third party arrangements which are permitted by this Agreement, and the Mezzanine Facility Agreement and which prevent those assets from being charged will be excluded from the Security in any relevant Transaction Security Document provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the relevant Guarantor if the relevant asset is material;

(vi)
Guarantors will not be required to give guarantees or enter into Transaction Security Documents if that would conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a risk of personal or criminal liability on the part of any officer provided that the relevant Guarantor shall use reasonable endeavours to overcome any such obstacle;

(vii)
perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Finance Documents therefor or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection;

(viii)
prior to a Declared Default perfection of security granted will not be required if it would have a material adverse effect on the ability of the relevant Guarantor to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents;

(ix)
the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the granted or secured amount is disproportionate to the level of such fee, taxes and duties;

(x)
where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(xi)
unless granted under a global security document governed by the law of the jurisdiction of a Guarantor or under English law all security (other than share security over its Guarantor subsidiaries) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that Guarantor;

(xii)
guarantee and security limitations may mean that access to the assets of a Guarantor is limited, in which case, any asset security granted by that Guarantor shall be proportionate to the value of its guarantee;

(xiii)
no perfection action will be required in jurisdictions where Guarantors are not located but perfection action may be required in the jurisdiction of one Guarantor in relation to security granted by another Guarantor located in a different jurisdiction. Subject to those principles, perfection action may also be required in respect of material intellectual property rights in jurisdictions where such rights are registered;

(xiv)	local law restrictions may mean that the Senior Lenders and the Mezzanine Lenders (each as defined in the Intercreditor Agreement) may not be able to benefit from the same security; and

(xv)	the Security Agent will hold one set of security for the Senior Lenders/and the Mezzanine Lenders unless a second ranking security is required by local law for the Mezzanine Lenders.

(c)
Reasonable legal fees, disbursements, registration costs, taxes, notary fees and other costs and expenses related to the guarantees and security incurred by legal counsel to the Company and by legal counsel to the Arranger will be paid by the Company up to an agreed cap. Any additional costs and expenses (including legal fees) incurred in connection with the preservation of rights and/or enforcement of the guarantees and security will be paid by the Company.

2.	Limitations of US Security

The obligations under the Finance Documents of any member of the Group which is a member of the US consolidated tax group may only benefit from any security granted over the shares, stock or other ownership interests of any Controlled Foreign Corporation to the extent of 65 per cent. of such shares, stock or ownership interests and such Controlled Foreign Corporation shall not be required to guarantee, pledge its assets to secure or otherwise support the obligations under the Finance Documents of any member of the Group which is a member of the US consolidated tax group.

3.	Guarantors and Security

Each guarantee and security will be an upstream, cross-stream and downstream guarantee and each guarantee and security will be for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to, the requirements of the Security Principles in each relevant jurisdiction.

To the extent possible, all security shall be given in favour of the Security Agent and not the Finance Parties individually. "Parallel debt" provisions will be used where necessary; such provisions will be contained in the Intercreditor Agreement and not the individual security documents unless required under local laws. To the extent possible, there should be no action required to be taken in relation to the guarantees or security when any Lender transfers any of its participation in the Facilities to a new Lender.

The Guarantors will be required to pay the cost of any re-execution, notarisation, re-registration, amendment or other perfection requirement for any security on any transfer on or prior to the Syndication Date by the Arranger to a new Lender if this is within the amount for which the Group is liable under paragraph 1(c) above. Otherwise the cost or fee shall be for the account of the transferee Lender.

4.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken as part of the Transaction Security:

(a)	the security will be first ranking security over such present and future assets of the Group as are agreed to be material in accordance with the Security Principles, to the extent possible;

(b)	security will not be enforceable until a Declared Default;

(c)
representations and undertakings shall only be included in each security document to confirm any registration or perfection of the security and, to the extent not provided elsewhere in the Finance Documents, due authorisation, validity and enforceability unless otherwise expressly required by local law and shall otherwise be no more onerous than the Service Facilities Agreement;

(d)
prior to the occurrence of a Declared Default provisions of each Transaction Security Document will not be unduly burdensome on the Guarantor or interfere unreasonably with the operation of its business and will be limited to those required to create or maintain effective security and not impose commercial obligations;

(e)	information, such as lists of assets, will be provided:

(i)	if required by local law to perfect or register the security to that extent every three months;

(ii)
if customarily made available for security of that type in a jurisdiction no more frequently than every six months (or, if specifically required to be more frequently by law, as frequently as required by law) ; or

(iii)	following an Event of Default which is outstanding, on the Security Agent's reasonable request;

(f)
the Lenders and Hedge Counterparties shall only be able to exercise a power of attorney following the occurrence of a Declared Default or if the relevant Guarantor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure and being requested to comply;

(g)	security, will where possible and practical, automatically create security over future assets of the same type as those already secured; and

(h)
in the Transaction Security Documents there will be no repetition or extension of clauses set out in this Agreement (or the Intercreditor Agreement) such as those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of security unless required by applicable local law.

5.	Guarantor

Name:

Parent

The Company

NDS Limited (UK) - "Closing Obligor"

NDS Sweden AB

Digi-Media Vision Limited (UK) - "Closing Obligor"

News Datacom Limited (UK) - "Closing Obligor"

NDS Technologies Israel Limited

NDS Americas Inc.

NDS Holdings B.V. (to the extent not wound up within 180 days of Closing).

6.	Security Jurisdictions

Subject to these Security Principles the shares in each Guarantor (other than the Parent) shall be secured. No security other than share security shall be granted in India or China.

7.	Bank accounts

Subject to these Security Principles, a Guarantor shall grant security over its bank accounts but it shall be free to deal with those accounts in the course of its business until a Declared Default, save to the extent agreed otherwise in respect of cash collateral and mandatory prepayment holding accounts.

If required by local law to perfect the security, notice of the security will be served on the account bank within 5 Business Days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. If the Guarantor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Guarantor from using a bank account in the ordinary course of its business no notice of security shall be served until the occurrence of a Declared Default.

Any security over bank accounts shall be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. The notice of security may request these are waived by the account bank but the Guarantor shall not be required to change its banking arrangements if these security interests are not waived or only partially waived.

If required under local law security over bank accounts will be registered subject to the general principles set out in these Security Principles.

8.	Fixed assets and inventory

Subject to these Security Principles, a Guarantor shall grant security over its material fixed assets and its material inventory but it shall be free to deal with those assets and that inventory in the course of its business until a Declared Default.

No notice whether to third parties or by attaching a notice to the fixed assets or inventory shall be prepared or given until a Declared Default.

If required under local law security over fixed assets or inventory will be registered subject to the general principles set out in these Security Principles.

9.	Insurance Policies

Subject to these Security Principles, a Guarantor will only grant security over its insurance policies if claims under such policies are subject to Clause 9.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO).

If required by local law to perfect the security, notice of the security will be served on the insurance provider within 5 Business Days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. If the Guarantor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period.

No loss payee or other endorsement shall be made on the insurance policy.

10.	Intellectual Property

Subject to these Security Principles, a Guarantor shall grant security over its material intellectual property but it shall be free to deal with those assets in the course of its business (including, without limitation, allowing its intellectual property to lapse if no longer material to its business) until a Declared Default.

No security shall be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement. A Guarantor shall use its reasonable endeavours to obtain consent to allow security to be granted over such material intellectual property. No notice shall be prepared or given to any third party from whom intellectual property is licensed until a Declared Default.

If required under local law security over intellectual property will be registered under the law of that Transaction Security Document or at a relevant supra-national registry (such as the EU) subject to the general principles set out in these Security Principles.

11.	Intercompany receivables

Subject to these Security Principles, a Guarantor shall grant security over its material intercompany receivables but it shall be free to deal with those receivables in the course of its business until a Declared Default.

If required by local law to perfect the security, notice of the security will be served on the relevant lender within 5 Business Days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. Irrespective of whether notice of the security is required for perfection if the service of notice would prevent the Guarantor from dealing with an intercompany receivable in the ordinary course of its business no notice of security shall be served until the occurrence of a Declared Default.

If required under local law security over intercompany receivables will be registered subject to the general principles set out in these Security Principles.

12.	Trade receivables

Subject to these Security Principles, a Guarantor shall grant security over its material trade receivables but it shall be free to deal with those receivables in the course of its business until a Declared Default.

No notice of security may be served until the occurrence of a Declared Default.

No security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract.

If required under local law security over trade receivables will be registered subject to the general principles set out in these Security Principles.

Any list of trade receivables required shall not include details of the underlying contracts unless required under local law.

13.	Shares

Subject to these Security Principles, a Guarantor shall grant a charge over the shares in other Guarantors which are its Subsidiaries and a pledge shall also be granted over a Guarantor's ultimate holding company in the same jurisdiction of its incorporation. However, no share security will be granted over the Parent or any of its Holding Companies.

The relevant Transaction Security Document will be governed by the laws of the Guarantor whose shares are being secured and not by the law of the country of the Guarantor granting the security.

Until a Declared Default, the charging Guarantor will be permitted to retain and to exercise voting rights to any shares charged by it in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the company whose shares have been charged will be permitted to pay dividends.

Where customary, within 3 Business Days of execution of the share charge, the share certificate and a stock transfer form executed in blank will be provided to the Security Agent and where required by law the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent.

Unless the restriction is required by law, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on enforcement of the security granted over them

14.	Real estate

Subject to these Security Principles, a Guarantor shall grant security over its material real estate.

There will be no obligation to investigate title, provide surveys or other insurance or environmental due diligence.

A Guarantor will be under no obligation to obtain any landlord consent required to grant security over its material real estate, nor to investigate the possibility thereof. Costs of granting real estate security must be within the agreed costs cap and the amount secured by each security over material real estate may be restricted to an agreed level.

15.	Release of Security

Unless required by local law (for example, in the case of the Swedish Security Documents) the circumstances in which the security shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Intercreditor Agreement.

SIGNATURES

THE COMPANY

NDS FINANCE LIMITED

By:

Address:	1 Heathrow Boulevard
286 Bath Road
West Drayton, Middlesex, UB7 0DQ

Fax:	+ 44 208 476 8333

Attention:	Pyrros Koussios

THE ORIGINAL BORROWER

NDS FINANCE LIMITED

By:

Address:	1 Heathrow Boulevard
286 Bath Road
West Drayton, Middlesex, UB7 0DQ

Fax:	+ 44 208 476 8333

Attention:	Pyrros Koussios

THE ORIGINAL GUARANTOR

NDS FINANCE LIMITED

By:

Address:	1 Heathrow Boulevard
286 Bath Road
West Drayton, Middlesex, UB7 0DQ

Fax:	+ 44 208 476 8333

Attention:	Pyrros Koussios

THE ARRANGERS

J.P. MORGAN PLC

By:

Address:	125 London Wall
London EC2Y 5AJ

Fax:	+44 207 777 1493

Attention:	Laurence Manessian

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:

Address:	25 Cabot Square
Canary Wharf
London E14 4QA

Fax:	+44 207 056 3377

Attention:	Senior Lending Group

THE FACILITY AGENT

J.P. MORGAN EUROPE LIMITED

By:

Address:	125 London Wall
London EC2Y 5AJ

Fax:	+44 207 777 2360

Attention:	Loan and Agency

THE SECURITY AGENT

J.P. MORGAN EUROPE LIMITED

By:

Address:	125 London Wall
London EC2Y 5AJ

Fax:	+44 207 777 2360

Attention:	Loan and Agency

THE ORIGINAL LENDERS

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

By:

Address:	125 London Wall
London EC2Y 5AJ

Fax:	+44 207 777 1493

Attention:	Laurence Manessian

MORGAN STANLEY BANK

By:

Address:	201 South Main Street
5th Floor
Salt Lake City
UT 84111-2215
USA

Fax:	+44 207 056 3377

Attention:	Senior Lending Group